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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-12
The Allstate Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE ALLSTATE CORPORATION
 2775 Sanders Road
Northbrook, Illinois 60062-6127

March 25, 2002

Notice of Annual Meeting and Proxy Statement

Dear Stockholder:

        You are invited to attend Allstate's 2002 annual meeting of stockholders to be held on Thursday, May 16, 2002. The meeting will be held at 11 a.m. in the Bank One Auditorium, 1 Bank One Plaza (located at Dearborn and Madison), Chicago, Illinois.

        Following this page are the following:

  •
  The notice of meeting

  •
  The proxy statement

  •
  Financial information about Allstate and management's discussion and analysis of Allstate's operations and financial condition

        Also enclosed are the following:

  •
  A proxy card and/or a voting instruction form

  •
  A postage-paid envelope

  •
  Allstate's 2001 summary Annual Report

        Your vote is important. You may vote by telephone, Internet or mail. Please use one of these methods to vote before the meeting even if you plan to attend the meeting.

                        Sincerely,

                        Edward M. Liddy
                        Chairman, President and
                        Chief Executive Officer

THE ALLSTATE CORPORATION
 2775 Sanders Road
Northbrook, Illinois 60062-6127

March 25, 2002

Notice of Annual Meeting of Stockholders

        The annual meeting of stockholders of The Allstate Corporation will be held at the Bank One Auditorium which is located on the Plaza level of the Bank One building, 1 Bank One Plaza, Chicago, Illinois on Thursday, May 16, 2002, at 11 a.m. for the following purposes:

  1.
  To elect to the Board of Directors thirteen directors to serve until the 2003 annual meeting

  2.
  To ratify the appointment of Deloitte & Touche LLP as Allstate's independent public accountants for 2002

  3.
  To consider a stockholder proposal for cumulative voting in elections of directors

  4.
  To consider a stockholder proposal concerning the shareholder rights plan

        In addition, any other business properly presented may be acted upon at the meeting.

        Allstate began mailing this proxy statement, proxy cards and/or voting instruction forms to its stockholders and to participants in its profit sharing fund on March 25, 2002.

                      By Order of the Board,

                      Robert W. Pike
                      Secretary

Proxy and Voting Information

Who is asking for your vote and why

        The annual meeting will be held only if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you vote before the meeting or if you attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. To ensure that there will be a quorum, the Allstate Board of Directors is requesting that you vote before the meeting and allow your Allstate stock to be represented at the annual meeting by the proxies named on the enclosed proxy card and/or voting instruction form. Voting before the meeting will not prevent you from voting in person at the meeting. If you vote in person at the meeting, your previous vote will be automatically revoked.

Who can vote

        You are entitled to vote if you were a stockholder of record at the close of business on March 18, 2002. On March 18, 2002, there were 711,108,541 Allstate common shares outstanding and entitled to vote at the annual meeting.

How to vote

        If you hold your shares in your own name as a record holder, you may instruct the proxies how to vote your shares in any of the following ways:

  •
  By using the toll-free telephone number printed on the proxy card and/or the voting instruction form

  •
  By using the Internet voting site and instructions listed on the proxy card and/or the voting instruction form

  •
  By signing and dating the proxy card and/or the voting instruction form and mailing it in the enclosed postage-paid envelope to The Allstate Corporation, c/o Proxy Services, P.O. Box 9112, Farmingdale, N.Y. 11735

        You may vote by telephone or Internet 24 hours a day, seven days a week. If you vote using the Internet, such votes are valid under Delaware law. If you hold your shares through a bank, broker, or other record holder, you may vote your shares by following the instructions they have provided.

How votes are counted and discretionary voting authority of proxies

        When you vote you may direct the proxies to withhold your votes from particular director nominees. With respect to each of the other items, you may vote "for" or "against," or you may "abstain" from voting. If you do not indicate how your shares should be voted on a matter, the shares represented by your signed proxy will be voted as the Board of Directors recommends.

        The thirteen nominees who receive the most votes will be elected to the open directorships even if they get less than a majority of the votes. For any other item to be ratified or approved, a majority of the shares present at the meeting and entitled to vote on the item must be voted in favor of it.

        Abstention with respect to any of items 2 through 4 will be counted as shares present at the meeting and will have the effect of a vote against the matter. Broker non-votes (that is, if the broker holding your shares in street name does not vote with respect to a proposal) and shares as to which proxy authority is withheld with respect to a particular matter will not be counted as shares voted on the matter and will have no effect on the outcome of the vote.

        If you use the telephone, the Internet, the proxy card and/or the voting instruction form to allow your shares to be represented at the annual meeting by the proxies but you do not give voting instructions, then the proxies will vote your shares as follows on the four matters set forth in this proxy statement:

  •
  For all of the nominees for director listed in this proxy statement

  •
  For the ratification of the appointment of Deloitte & Touche LLP as Allstate's independent public accountants for 2002

  •
  Against the stockholder proposal for cumulative voting in elections of directors

  •
  Against the stockholder proposal concerning the shareholder rights plan

How to change your vote

        Before your shares have been voted at the annual meeting by the proxies, you may change or revoke your vote in the following ways:

  •
  Voting again by telephone, by Internet or in writing

  •
  Attending the meeting and voting your shares in person

        Unless you attend the meeting and vote your shares in person, you should use the same method as when you first voted—telephone, Internet or writing. That way, the inspectors of election will be able to identify your latest vote.

        If your shares are held in the name of a bank, broker or other record holder and you plan to attend the meeting, please bring proof of ownership that documents your right to attend and personally vote your shares.

Confidentiality

        All proxies, ballots and tabulations that identify the vote of a particular stockholder are kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet certain legal requirements. Representatives of IVS Associates, Inc. will act as the inspectors of election and will count the votes. They are independent of Allstate and its directors, officers and employees.

        Comments written on proxy cards, voting instruction forms or ballots may be provided to the Secretary of Allstate with the name and address of the stockholder. The comments will be provided without reference to the vote of the stockholder, unless the vote is mentioned in the comment or unless disclosure of the vote is necessary to understand the comment. At Allstate's request, the inspectors of election may provide Allstate with a list of stockholders who have not voted and periodic status reports on the aggregate vote. These status reports may include breakdowns of vote totals by different types of stockholders, as long as Allstate is not able to determine how a particular stockholder voted.

Profit Sharing Participants

        If you hold Allstate common shares through The Savings and Profit Sharing Fund of Allstate Employees, your voting instruction form for those shares will instruct the profit sharing trustee how to vote those shares. If you return a signed voting instruction form or vote by telephone or the Internet on a timely basis, the trustee shall vote as instructed for all Allstate common shares allocated to your profit sharing account unless to do so would be inconsistent with the trustee's duties.

        If your voting instructions are not received on a timely basis for the shares allocated to your profit sharing account, those shares will be considered "unvoted". If you return a signed voting instruction form but do not indicate how your shares should be voted on a matter, the shares represented by your signed voting instruction form will be voted as the Board of Directors recommends. The trustee will vote all unvoted shares and all unallocated shares held by the profit sharing fund as follows:

  •
  If the trustee receives instructions (through voting instruction forms or through telephonic or Internet instruction) on a timely basis for at least 50% of the votable shares in the profit sharing fund, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the trustee's duties.

  •
  If the trustee receives instructions for less than 50% of the votable shares, the trustee shall vote all unvoted and unallocated shares in its sole discretion. However, the trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

        Profit sharing votes receive the same level of confidentiality as all other votes. You may not vote the shares allocated to your profit sharing account by attending the meeting and voting in person. You must instruct The Northern Trust Company, as trustee for the profit sharing fund, how you want your profit sharing fund shares voted.

If You Receive More Than One Proxy Card and a Voting Instruction Form

        If you receive more than one proxy card and a voting instruction form, your shares are probably registered in more than one account or you may hold shares both as a registered stockholder and through The Savings and Profit Sharing Fund of Allstate Employees. You should vote each proxy card and the voting instruction form you receive.

Annual Report and Proxy Statement Delivery

        Some banks, brokers and other record holders have begun the practice of "householding" proxy statements and annual reports. "Householding" is the term used to describe the practice of delivering one copy of a document to a household of stockholders instead of delivering one copy of a document to each stockholder in the household. This means that you and other holders of Allstate common stock in your household may not receive separate copies of our proxy statement or annual report. We will promptly deliver an additional copy of either document to you if you write or call us at the following address or phone number: Investor Relations, The Allstate Corporation, 3075 Sanders Road, Northbrook, IL 60062-7127, (800) 416-8803.

Item 1
Election of Directors

        With the exception of Messrs. Greenberg and Reyes, each nominee was previously elected by the stockholders at Allstate's Annual Meeting on May 15, 2001, and has served continuously since then. The terms of all directors will expire at this annual meeting in May 2002. No person, other than the directors of Allstate acting solely in that capacity, is responsible for the naming of the nominees. The Board of Directors expects all nominees named in this proxy statement to be available for election. If any nominee is not available, then the proxies may vote for a substitute.

        Mr. Warren L. Batts and Mr. James M. Denny will each reach the mandatory retirement age in 2002 and therefore are not standing for re-election. Both have provided exemplary service as directors to Allstate since 1993. Messrs. Batts and Denny will retire at this year's annual meeting of shareholders.

        Information as to each nominee follows. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held.

Nominees

F. Duane Ackerman (Age 59)
 Director since 1999

Chairman, President and Chief Executive Officer since 1997 of BellSouth Corporation, a communications services company. Mr. Ackerman previously served as Vice Chairman, President and Chief Executive Officer of BellSouth Corporation from 1996 to 1997 and as Chief Operating Officer and Vice Chairman from 1995 to 1996. Mr. Ackerman also serves as a director of Wachovia Corporation.

James G. Andress (Age 63)
 Director since 1993

Chairman and Chief Executive Officer of Warner Chilcott PLC, a pharmaceutical company, from February 1997 until his retirement in January 2000. Mr. Andress had been President, Chief Executive Officer and a director of Warner Chilcott since 1996 and also served as its President and Chief Executive Officer from November 1996 until 1998. Mr. Andress is also a director of Information Resources, Inc., OptionCare, Inc., Sepracor, Inc., and Xoma Corporation.

Edward A. Brennan (Age 68)
 Director since 1993

Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from January 1986 until his retirement in August 1995. Mr. Brennan is also a director of AMR Corporation, Exelon Corporation, Minnesota Mining and Manufacturing Company, and Morgan Stanley.

W. James Farrell (Age 59)
 Director since 1999

Chairman since May 1996 and Chief Executive Officer since September 1995 of Illinois Tool Works Inc., a manufacturer of engineering and industrial components. Mr. Farrell served as President of Illinois Tool Works from September 1994 to May 1996. He is also a director of the Federal Reserve Bank of Chicago, Kraft Foods Inc., Sears, Roebuck and Co. and UAL Corporation.

Jack M. Greenberg (Age 59)
 Director since February 2002

Chairman and Chief Executive Officer of McDonald's Corporation since May 1999. Previously, Mr. Greenberg served as President and Chief Executive Officer since April 1998 and has been a member of McDonald's board of directors since 1982. Prior to that, Mr. Greenberg served as Vice Chairman of McDonald's Corporation and as Chairman and Chief Executive Officer of McDonald's U.S.A. Mr. Greenberg is also a director of Abbott Laboratories.

Ronald T. LeMay (Age 56)
 Director since 1999

President and Chief Operating Officer since October 1997 of Sprint Corporation, a global telecommunications company. Mr. LeMay was Chairman, President and Chief Executive Officer of Waste Management, Inc., a provider of waste management services, from July 1997 to October 1997. Previously, Mr. LeMay was President and Chief Operating Officer of Sprint from February 1996 to July 1997. Mr. LeMay is also a director of Ceridian Corporation, Imation Corporation and Sprint Corporation.

Edward M. Liddy (Age 56)
 Director since 1999

Chairman, President and Chief Executive Officer of Allstate since January 1999. Mr. Liddy served as President and Chief Operating Officer of Allstate from January 1995 until 1999. Before joining Allstate, Mr. Liddy was Senior Vice President and Chief Financial Officer of Sears, Roebuck and Co. He is also a director of Minnesota Mining and Manufacturing Company and The Kroger Co.

Michael A. Miles (Age 62)
 Director since 1993

Special Limited Partner since 1995 of Forstmann Little & Co., an investment firm. Mr. Miles is also a director of AMR Corporation, AOL Time Warner Inc., Community Health Systems, Inc., Dell Computer Corporation, Exult, Inc., Morgan Stanley and Sears, Roebuck and Co.

J. Christopher Reyes (Age 48)
 Director since February 2002

Chairman since January 1997 of Reyes Holdings LLC and its affiliates, a privately held food and beverage distributor. Mr. Reyes is also a director of Wintrust Financial Corporation and Dean Foods Company.

H. John Riley, Jr. (Age 61)
 Director since 1998

Chairman, President and Chief Executive Officer since April 1996 of Cooper Industries Inc., a diversified manufacturer of electrical products and tools and hardware. Mr. Riley had served as President and Chief Executive Officer of Cooper since 1995. He is also a director of Baker Hughes Inc. and Dynegy, Inc.

Joshua I. Smith (Age 61)
 Director since 1997

Chairman and Managing Partner since 1999 of The Coaching Group, a management consulting firm. As part of the consulting business of The Coaching Group, Mr. Smith was Vice Chairman and Chief Development Officer of iGate, Inc., a manufacturer of broadband convergence products for communications companies from June 2000 through April 2001. Previously, Mr. Smith had been Chairman and Chief Executive Officer of The MAXIMA Corporation from 1978 until 2000. In June 1998, The MAXIMA Corporation filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Reform Act of 1978 in the United States Bankruptcy Court, District of Maryland. Mr. Smith is also a director of Cardio Comm Solutions, Inc., Caterpillar, Inc. and Federal Express Corporation.

Judith A. Sprieser (Age 48)
 Director since 1999

Chief Executive Officer since September 2000 of Transora, a global eMarketplace for consumer packaged goods. Ms. Sprieser was Executive Vice President of Sara Lee Corporation from 1998 until 2000 and had also served as Chief Financial Officer from 1994 to 1998. Ms. Sprieser also serves as a director of USG Corporation and is a trustee of Northwestern University.

Mary Alice Taylor (Age 52)
 Director since 2000

Ms. Taylor is currently an independent business executive. From July 2001 to December 2001, Ms. Taylor accepted a temporary assignment as Chairman and Chief Executive Officer of Webvan Group, Inc., an Internet e-commerce company. Prior to that, Ms. Taylor was Chairman and Chief Executive Officer of HomeGrocer.com from September 1999 until October 2000. Ms. Taylor was Corporate Executive Vice President of Citigroup, Inc. from January 1997 until September 1999. Previously, Ms. Taylor was Senior Vice President of Federal Express Corporation from June 1980 until December 1996. Ms. Taylor also serves as a director of Autodesk, Inc., Blue Nile, Inc. and Sabre Inc.

Meetings of the Board and Board Committees

        The Board held 8 meetings during 2001. Each incumbent director attended at least 75% of the Board meetings and meetings of committees of which he or she was a member. The following table identifies each committee, its members and the number of meetings held during 2001. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent" as required by the applicable listing standards of the New York Stock Exchange. A summary of each committee's functions and responsibilities follows the table.

Director	Audit	Compensation and Succession	Nominating and Governance
F. Duane Ackerman		X
James G. Andress	X	X
Warren L. Batts		X	X
Edward A. Brennan		X	X*
James M. Denny	X*		X
W. James Farrell		X
Jack M. Greenberg**		X
Ronald T. LeMay	X	X
Michael A. Miles	X		X
J. Christopher Reyes**	X
H. John Riley, Jr.		X*	X
Joshua I. Smith	X		X
Judith A. Sprieser	X
Mary Alice Taylor	X
Number of Meetings in 2001	4	5	4
* Committee Chair
** Messrs. Greenberg and Reyes were named to their respective committees on February 5, 2002.

Functions of Board Committees

        Audit Committee Functions:

  •
  Review Allstate's annual financial statements, annual report on Form 10-K and annual report to stockholders and prepare the Audit Committee Report for the proxy statement

  •
  Review Allstate's accounting, auditing and internal control principles and practices affecting the financial statements

  •
  Examine the scope of audits conducted by the independent public accountants and the internal auditors

  •
  Review reports by the independent public accountants and internal auditors concerning management's compliance with law and Allstate's policies on ethics and business conduct

  •
  Confer with the General Counsel on the status of potentially material legal matters affecting Allstate's financial statements

  •
  Periodically review and evaluate the qualifications, independence and performance of the independent public accountants

  •
  Advise the Board on the appointment of independent public accountants

  •
  Conduct independent inquiries when deemed necessary by the Committee to discharge its duties

  •
  Conduct annual review and assessment of Audit Committee charter

        Compensation and Succession Committee Functions:

  •
  Recommend nominees for certain officer positions

  •
  Administer Allstate's equity incentive and other executive benefit plans

  •
  Advise the Board on the proxy statement and form of proxy for the annual meeting

  •
  Make recommendations with respect to executive officer salaries, bonuses and other compensation, including terms and conditions of employment

  •
  Annually review management organization and succession plans for Allstate and senior officers of each significant operating subsidiary

        Nominating and Governance Committee Functions:

  •
  Recommend nominees for election to the Board and its committees

  •
  Recommend nominees for election as Chairman and Chief Executive Officer

  •
  Recommend the criteria for the assessment of the performance of the Board and administer non-employee director compensation

  •
  Make recommendations with respect to the periodic review of the performance of and succession planning for the Chairman and Chief Executive Officer

  •
  Advise the Board on the proxy statement and form of proxy for the annual meeting

  •
  Advise the Board on the establishment of guidelines on corporate governance

  •
  Advise the Board on policies and practices on stockholder voting

Compensation Committee Interlocks and Insider Participation

        During 2001, the Compensation and Succession Committee consisted of H. John Riley, Jr., Chairman, F. Duane Ackerman, James G. Andress, Warren L. Batts, Edward A. Brennan, W. James Farrell, Ronald T. LeMay. None is a current or former officer of Allstate or any of its subsidiaries. There were no committee interlocks with other companies in 2001 within the meaning of the Securities and Exchange Commission's proxy rules. Mr. Batts is retiring from the Board at the annual meeting of shareholders on May 16, 2002, as he will reach the mandatory retirement age during 2002.

Directors' Compensation and Benefits

        The following table lists the compensation and benefits provided in 2001 to directors who are not employees of Allstate or its affiliates ("non-employee directors").

  Non-Employee Directors' Compensation and Benefits(a)

	Cash Compensation	Equity Compensation
	Annual Retainer Fee(b)	Grant of Allstate Shares(c)	Stock Option for Allstate Shares(d)
Board Membership	$35,000	1,000 shares	4,000 shares
Committee Chairperson:	$5,000
Committee Members:	–0–

(a)
In addition to the standard compensatory arrangements, in March of 2001, Mr. Andress used an Allstate corporate jet to accommodate a personal medical emergency; the value of the use was imputed to him as compensation in the amount of $1,997.

(b)
Under the Equity Incentive Plan for Non-Employee Directors, directors may elect to receive Allstate common stock in lieu of cash compensation. In addition, under Allstate's Deferred Compensation Plan for Directors, directors may elect to defer directors' fees to an account that generates earnings based on:

  1. The market value of and dividends on Allstate's common shares ("common share equivalents")

  2. The average interest rate payable on 90-day dealer commercial paper

  3. Standard & Poor's 500 Composite Stock Price Index (with dividends reinvested)

  4. A money market fund

  No director has voting or investment powers in common share equivalents, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan (together with earnings thereon) may be transferred between accounts and are distributed in a lump sum or over a period not in excess of ten years.

(c)
Granted each December 1st under the Equity Incentive Plan for Non-Employee Directors and subject to restrictions on transfer until the earliest of six months after grant, death or disability or termination of service. Grants are accompanied by a cash payment to offset the increase in the director's federal, state and local tax liabilities (assuming the maximum prevailing individual tax rates) resulting from the grant of shares. Directors who are elected to the board between annual shareholder meetings are granted a pro-rated number of Allstate shares on June 1st following the date of the director's initial election.

(d)
Granted each June 1st at exercise prices equal to 100% of value on the date of grant. Directors who are elected to the board between annual shareholder meetings are granted an option for a pro-rated number of shares on the date of their election at an exercise price equal to 100% of value on the date of their election. The options become exercisable in three substantially equal annual installments, expire ten years after grant, and have a "reload" feature. The reload feature permits payment of the exercise price by tendering Allstate common stock, which in turn gives the option holder the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. Upon mandatory retirement pursuant to the policies of the Board, the unvested portions of any outstanding options shall fully vest. The options permit the option holder to exchange shares owned or have option shares withheld to satisfy all or part of the exercise price. The vested portion of options may be transferred to any immediate family member, to a trust for the benefit of the director or immediate family members, or to a family limited partnership.

Security Ownership of Directors and Executive Officers

        The following table sets forth certain information as to shares of Allstate common stock beneficially owned by each director and executive officer named in the Summary Compensation Table, and by all executive officers and directors of Allstate as a group. Shares reported include shares held as nontransferable restricted shares awarded under Allstate's employee benefit plans, subject to forfeiture under certain circumstances, shares held indirectly through The Savings and Profit Sharing Fund of Allstate Employees and shares subject to stock options exercisable on or prior to April 1, 2002. The percentage of Allstate shares beneficially owned by any Allstate director or nominee or by all directors and executive officers of Allstate as a group does not exceed 1%. The following share amounts are as of January 31, 2001 except for the shares held through profit sharing, which are as of December 31, 2001.

Name	Amount and Nature of Beneficial Ownership of Allstate Shares(a)
F. Duane Ackerman	17,735	(b)
James G. Andress	19,663
Edward A. Brennan	327,046	(c)
John L. Carl	178,419	(d)
Richard I. Cohen	177,351	(e)
Jack M. Greenberg	1,000
W. James Farrell	6,159	(f)
Ronald T. LeMay	7,250	(g)
Edward M. Liddy	1,471,711	(h)
Michael A. Miles	36,498
J. Christopher Reyes	10,000
H. John Riley, Jr.	20,500	(i)
Joshua I. Smith	12,982	(j)
Judith A. Sprieser	7,933	(k)
Mary Alice Taylor	8,973	(l)
Casey J. Sylla	241,419	(m)
Thomas J. Wilson, II	398,813	(n)
All directors and executive officers as a group	4,539,255	(o)

(a)
Each of the totals for Messrs. Andress, Brennan, and Miles includes 12,000 Allstate shares subject to option.
(b)
Includes 2,000 shares subject to option.
(c)
Include 36,894 shares held by Mr. Brennan's spouse. Mr. Brennan disclaims beneficial ownership of these shares.
(d)
Includes 142,323 shares subject to option.
(e)
Includes 133,954 shares subject to option and 130 shares held by Mr. Cohen's spouse. Mr. Cohen disclaims beneficial ownership of these shares.
(f)
Includes 3,000 shares subject to option.
(g)
Includes 3,750 shares subject to option.
(h)
Includes 1,172,875 shares subject to option.
(i)
Includes 5,500 shares subject to option.
(j)
Includes 9,750 shares subject to option.
(k)
Includes 2,667 shares subject to option.
(l)
Includes 1,000 shares subject to option.
(m)
Includes 191,912 shares subject to option.
(n)
Includes 348,697 shares subject to option.
(o)
Includes 3,253,049 shares subject to option.

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Northern Trust Corporation 50 S. LaSalle Street Chicago, IL 60675	44,213,841(a)	6.2%
Common	Capital Research & Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071	53,851,800(b)	7.6%

(a)
As of December 31, 2001. Held by Northern Trust Corporation together with certain subsidiaries (collectively "Northern"). Of such shares, Northern held 2,188,602 with sole voting power; 41,921,560 with shared voting power; 3,191,240 with sole investment power; and 857,639 with shared investment power. 39,887,647 of such shares were held by The Northern Trust Company as trustee on behalf of participants in Allstate's profit sharing plan. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(b)
As of December 31, 2001 based on Form 13G reflecting sole investment power over shares, filed by Capital Research and Management Company on February 11, 2002.

Item 2
Ratification of Appointment of Independent Public Accountants

        Item 2 is the ratification of the appointment by the Board of Deloitte & Touche LLP as Allstate's independent public accountants for 2002. The Board's appointment was based on the Audit Committee's recommendation. Although stockholder approval of the Board's appointment of Deloitte & Touche LLP is not required by law, the Board of Directors believes it is advisable to give stockholders an opportunity to ratify its selection. If the appointment is not ratified, the Board of Directors may reconsider its selection.

        Representatives of Deloitte & Touche LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

        The Board unanimously recommends that stockholders vote for the ratification of the appointment of Deloitte & Touche LLP as independent public accountants for 2002 as proposed.

Item 3
Stockholder Proposal on Cumulative Voting

        Mr. William E. Parker, 6906 Village Parkway, Dublin, California, 94568, registered owner of 217 shares of Allstate common stock as of November 17, 2001, intends to propose the following resolution at the Annual Meeting.

        "Resolved: That the stockholders of The Allstate Corporation, assembled at the annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

        Supporting Statement

"Last year, this proposal received nearly forty-three percent of the vote, proving that there is strong interest and awareness on the part of the stockholders for the need for oversight and accountability at The Allstate Corporation.

We believe the company's financial performance is directly related to its corporate governing procedures and policies.

As we write this statement, The Allstate Corporation is under investigation by the Equal Employment Opportunity Commission, Department of Labor, Pension and Welfare Benefits Administration, and numerous state departments of insurance for various business practices.

The Allstate Corporation is being sued by consumers for discrimination, redlining and unfair claim practices. Its employees and agents are suing for overtime wages, misrepresentation, breech [sic] of contract and bad faith.

Currently the company's Board of Directors is composed entirely of management nominees.

Cumulative voting increases the possibility of electing independent-minded directors that will enforce managements accountability to shareholders and the public at large.

Corporations that have independent minded directors can help foster improved financial performance and greater stockholder wealth.

The argument that the adoption of cumulative voting will lead to the election of dissidents to the board that will only represent the special interest is misleading because standards of fiduciary duty compel directors to act in the best interest of all shareholders.

        Please help us bring The Allstate Corporation back to being a "great American company" by voting "yes" on this resolution."

        The Board unanimously recommends that stockholders vote against this proposal for the following reasons:

        The Board believes that each director should represent the interests of all stockholders. Allstate's current method of electing directors, by a plurality of the votes cast, is the fairest way to elect an independent board that represents all stockholders and not a particular interest group.

        Cumulative voting is inconsistent with the principle that each director should represent all stockholders equally because it permits the election of a director by one stockholder or by a relatively small group of stockholders. Consequently, cumulative voting can result in the election of a director who feels accountable to a particular stockholder constituency, not to stockholders as a whole. A director who represents a particular stockholder constituency may feel obligated to pursue the financial, political or social agenda of that group of stockholders to the detriment of the overall interests and goals of all stockholders.

        The proponent erroneously suggests that Allstate's Board is not independent. With the typical exception of the Chairman of the Board and Chief Executive Officer, all of the nominees and incumbent directors are independent. None are employees or former employees of Allstate and none have any significant financial or personal ties to Allstate or to its management. Moreover, all nominees have been evaluated and recommended for election by the Nominating and Governance Committee, which is comprised solely of independent, non-employee directors. The Committee recommends members who are highly qualified and reflect a diversity of experience and viewpoints.

        Each incumbent director stands on his or her own credentials and record of service to Allstate and its stockholders. It is the stockholders, not management, who ultimately elect the Board of Directors by casting their votes for the candidates. This ensures the continued independence of the Board and therefore continues to serve the interests of all stockholders equally.

        In the case of a company with a classified or staggered Board, where only a portion of the directors seek election at any one annual meeting, cumulative voting may be used to help balance the interests of the stockholders with management. But with a Board like Allstate's, all of whose members are annually elected, cumulative voting could be used to give disproportionate voice to a minority group of stockholders to the possible detriment of the majority of all stockholders.

        The Board agrees that financial performance is driven in part by strong corporate governance standards and is proud of its own corporate governance practices and procedures. The Board abides by established internal governance guidelines which include specific criteria for selection of nominees for election to the Board that emphasize leadership, independence, and ability to act in the interest of all stockholders. The guidelines also provide for: the advance distribution of materials for board and committee meetings; a mandatory retirement age for directors; no set terms for directors; the ability of directors to initiate contact with company management; the requirement that all members of its Audit, Nominating and Governance, and Compensation and Succession committees be comprised of outside independent directors; and the stated belief that common stock should comprise a meaningful portion of director compensation. These guidelines are regularly reviewed by the Board to ensure that they remain current and consistent with corporate governance best practices. In addition, the Bylaws provide for annual elections of all directors with no staggered terms. The process for recommending nominees is provided in each year's proxy statement (see "Stockholder Proposals for Year 2003 Annual Meeting" below). The Board also provides for confidential voting by stockholders. In total, the Board has established a comprehensive corporate governance program aimed at fulfilling the Board's duties to the stockholders.

        In addition to its strong corporate governance program, the Board has demonstrated its focus and commitment to increasing stockholder value by taking actions necessary to improve financial performance. Such actions include the Company's rollout of The Good Hands® Network, now available in 30 states and to nearly 90% of the U.S. population, that provides access to Allstate through the Internet, Customer Information Centers or through an Allstate agent. A new integrated pricing, underwriting and marketing program called Strategic Risk Management has been implemented which helps to attract new business in the most profitable customer segments and provide the right products at the right price. Where Strategic Risk Management has been implemented, new business is up and retention is up. In addition, the Board has instituted changes to address the challenges Allstate faces in the homeowners line of business as a result of increased severities, weather-related losses and an aggressively priced competitive environment. Some of the actions being implemented in the homeowners line include policy form changes, limiting coverage for mold, increasing the efficiency of the claims organization and aggressive rate activity. All these actions are designed to meet profit-improvement goals Allstate has for its homeowners line of business. In addition, the Company is focused on expanding the scope of its business by aggressively accelerating growth into financial products and services. The Board believes this expansion will balance well with Allstate's traditional insurance business because of favorable demographic trends, more predictable earnings, a less restrictive regulatory environment and higher industry-wide growth rates. These are just a few of the actions underway at Allstate that demonstrate the Board's commitment to improve the Company's performance for the benefit of its customers and stockholders.

        Lastly, the Board is committed to the Company's long-term strategies and has overseen the execution of capital management strategies designed to achieve long-term value for the stockholders. To that end, the Board has consistently increased the dividends paid on the common stock and has successfully implemented numerous share repurchase programs to enhance stockholder value.

        It is true that large corporations have become a favorite target in today's litigious society. Like other members of the industry, Allstate is a target of an increasing number of class action lawsuits and other types of litigation. Allstate is vigorously defending these lawsuits. Allstate is committed to conducting its business in full compliance with the law and to cooperating fully with the state and federal agencies that regulate its business.

        For the reasons stated above, the Board recommends a vote against this proposal.

Item 4
Stockholder Proposal Concerning the Rights Plan

        Mr. John Chevedden representing Mr. Emil Rossi, P.O. Box 249, Boonville, CA 95415, registered owner of 6,094 shares of Allstate common stock as of October 22, 2001, has submitted notice to the Company of his intention to present the following proposal at the Annual Meeting and has furnished the following statements in support of his proposal.

"SHAREHOLDER VOTE ON POISON PILLS

Shareholders request the Board of Directors redeem any poison pill previously issued unless such issuance is approved by the affirmative vote of shareholders to be held as soon as may be practicable.

  Negative Effects of Poison Pills on Shareholder Value

A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.

  Source: Office of the Chief Economist, Securities and Exchange Commission, The Effect of Poison Pills on the Wealth of Target Shareholders, October 23, 1986

  Additional Support for this Proposal Topic

  •
  Pills adversely affect shareholder value

      Power and Accountability
      Nell Minow and Robert Monks
      Source: www.thecorporatelibrary.com/power

  •
  The Council of Institutional Investors recommends shareholder approval of all poison pills.

  Institutional Investor Support for Shareholder Vote

Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. We believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in the directors who could focus on narrow interests at the expense of the vast majority of shareholders.

        In our view, a poison pill can operate as an anti-takeover device to injure shareholders by reducing management responsibility and adversely affect shareholder value. Although management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies an in-advance imposition of a poison pill. At a minimum, many institutional investors believe that the shareholders should have the right to vote on the necessity of adopting such a powerful anti-takeover weapon which can entrench existing management.

  Institutional Investor Support Is High-Caliber Support

Clearly this proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved 60% APPROVAL from shareholders in 1999. Source: Investor Responsibility Research Center's Corporate Governance Bulletin, April-June 1999.

        Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

  Shareholder Vote Precedent Set by Other Companies

In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

        In the interest of shareholder value vote yes:

  SHAREHOLDER VOTE ON POISON PILLS
  YES ON 4"

        The Board unanimously recommends that stockholders vote against this proposal for the following reasons:

        The Board adopted the shareholder rights plan (commonly known as a "poison pill") in 1999 to protect the stockholders against unsolicited attempts to gain control of the Company without providing fair value to all of its shareholders. The Board believes the rights plan protects the Company's stockholders by preventing partial or two-tier bids that fail to treat all stockholders equally, creeping acquisitions through open market purchases and other acquisition tactics that the Board believes are unfair to the stockholders.

        The rights plan does not prevent anyone from making a takeover proposal. The rights plan simply increases the power of the Board by inducing a bidder to negotiate with the Board on behalf of the stockholders. In general, directors are required to act with due care, in good faith and in the best interests of stockholders. The Board's duties to the stockholders require that it evaluate the merits of each and every takeover proposal to ensure that any proposed business combination is in the best interests of shareholders. The rights plan is designed to ensure that takeover proposals are submitted to the Board and that the Board is provided with the time necessary to properly evaluate each proposal and alternatives to each proposal. After it has thoroughly reviewed a takeover proposal and considered alternative opportunities available for the Company, the Board will approve a proposal if it determines that the proposal serves the stockholders' best interests. If, however, the proposal is inadequate in any respect, the rights plan enables the Board to either reject the proposal, or to insist that it be changed. By inducing a bidder to negotiate with the Board, a rights plan operates to strengthen the Board's bargaining position for the benefit of the stockholders.

        The proponent argues that the presence of a rights plan has the effect of deterring "profitable bids" which negatively affects shareholder value. However, the economic benefits of a shareholder rights plan have been validated in several studies. A 2001 Investor Responsibility Research Center report on poison pills cites several empirical studies which demonstrate that companies with rights plans are not insulated from bids and receive higher takeover premiums for their shareholders. One of those studies, conducted by Georgeson Shareholder, Poison Pills and Shareholder Value / 1992-1996 analyzed takeover data between 1992 and 1996 and found premiums paid to targeted companies with poison pills were on average eight percentage points higher than the premiums paid to target companies without poison pills in place, which represented a difference of approximately $13 billion in shareholder value. A 1997 J.P. Morgan Securities study found that companies with rights plans in place received approximately a 10% greater premium for their shareholders in takeover situations as compared to companies without a rights plan. Georgeson's study also found that companies with poison pills were not immune from takeover bids but in fact had a slightly higher takeover rate than companies without pills and having a rights plan in place did not make a company less likely to become a target.

        These empirical studies support the underlying reasons why more than half of the companies in the S&P 500 Index have some type of rights plan in place.

        Allstate's Board is comprised of directors who are, or were prior to their respective retirements, partners, executive officers or directors of major corporations. All are versed in business and financial matters and all are familiar with Allstate's business. The Board is fully cognizant of its duties to its stockholders to carefully evaluate the merits of any acquisition proposal. The Board is thus uniquely and best qualified to act in the best interests of the stockholders. The rights plan strengthens the ability of the Board in the exercise of its duties, to protect and further the interests of the stockholders by providing it with the opportunity to thoroughly and completely evaluate an offer in order to maximize shareholder value.

        For the reasons stated above, the Board recommends a vote against this proposal.

Executive Compensation

        The following Summary Compensation Table sets forth information on compensation earned in 1999, 2000 and 2001 by Mr. Liddy (Allstate's Chief Executive Officer) and by each of Allstate's four most highly compensated executive officers (with Mr. Liddy, the "named executives").

Summary Compensation Table

	Annual Compensation				Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)	Securities Underlying Options/ SARs (#)(4)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)
Edward M. Liddy (Chairman, President and Chief Executive Officer)	2001 2000 1999	990,000 954,167 890,000	103,356 594,083 538,873	55,199 1,153 13,218	–0– 2,930,719 –0–	400,000 307,428 400,000	1,024,873 –0– 2,468,250	4,293 7,889 7,292
John L. Carl (Vice President and Chief Financial Officer)	2001 2000 1999	473,200 442,900 322,000	265,687 352,827 162,324	769 769 1,539	–0– 576,308 160,005	100,000 77,996 195,648	124,824 –0– –0–	4,280 7,330 305
Richard I. Cohen (President, Personal Property and Casualty)	2001 2000 1999	540,000 492,900 360,100	206,464 414,393 203,251	769 1,422 4,737	–0– 772,683 –0–	119,864 114,574 115,340	166,642 –0– 596,447	4,330 7,529 6,709
Casey J. Sylla (Chief Investment Officer of Allstate Insurance Company)	2001 2000 1999	450,925 424,575 409,200	536,545 443,540 494,632	769 769 3,688	–0– 710,279 –0–	93,143 87,942 137,662	119,154 –0– 811,230	4,330 7,710 7,142
Thomas J. Wilson, II (President, Allstate Financial)	2001 2000 1999	510,050 479,325 458,700	404,485 645,213 409,213	986 913 79,589	–0– 736,617 –0–	114,503 109,694 165,340	167,952 –0– 930,864	4,269 7,675 6,998

  (1)
  Amounts earned under Allstate's Annual Executive Incentive Compensation Plan and Allstate's Annual Covered Employee Incentive Compensation Plan are paid in the year following performance.

  (2)
  The amount attributed to Mr. Liddy in 2001 includes $29,409 for personal use of the corporate aircraft pursuant to the Board's request to senior management to maximize use to cope with emergency and other special situations and avoid the risks of commercial air travel. The amount attributed to Mr. Wilson in 1999 includes $35,868 for business related spousal travel expenses. The remainder of the amounts for each of the named executives represent tax gross-up payments attributable to income taxes payable on certain travel benefits, tax return preparation fees and financial planning.

  (3)
  The 2000 restricted stock grant shares held by the named executives are valued below at the December 31, 2001 closing price of $33.96 per share. The 2000 restricted stock awards will vest in two approximately equal installments on May 18, 2002 and May 18, 2004. The 1999 restricted stock award of 4,361 shares awarded to John L. Carl unrestricted in March of 2000. Dividends are paid on the restricted stock shares in the same amount and at the same time as dividends paid to all other owners of Allstate common stock.

Named Executive	# of Shares	12/31/01 Market Value
Edward M. Liddy	109,050	$3,703,338
John L. Carl	21,444	$728,238
Richard I. Cohen	28,751	$976,384
Casey J. Sylla	26,429	$897,529
Thomas J. Wilson, II	27,409	$930,810
  (4)
  The 2001 awards are set forth below in detail in the table titled "Option/SAR Grants in 2001."

  (5)
  Amounts earned under Allstate's Long-Term Executive Incentive Compensation Plan are paid in the year following the end of the performance cycle.

  (6)
  Each of the named executives participated in group term life insurance and in Allstate's profit sharing plan, a qualified defined contribution plan sponsored by Allstate. The amounts shown represent the premiums paid for the group term life insurance by Allstate on behalf of each named executive officer and the value of the allocations to each named executive's account derived from employer matching contributions to the profit sharing plan.

Option/SAR Grants in 2001

        The following table is a summary of all Allstate stock options granted to the named executives during 2001. Individual grants are listed separately for each named executive. In addition, this table shows the potential gain that could be realized if the fair market value of Allstate's common stock were not to appreciate, or were to appreciate at either a five or ten percent annual rate over the period of the option term:

	Individual Grants
			% of Total Options/SARs Granted to All Employees in 2001			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/SARs Granted(1)
				Exercise or Base Price ($/SH)	Expiration Date
						0%	5%($)	10%($)
Edward M. Liddy	400,000		6.42	42.00	5/15/11	–0–	10,565,430	26,774,873
John L. Carl	100,000		1.61	42.00	5/15/11	–0–	2,641,357	6,693,718
Richard I. Cohen	119,864		1.92	42.00	5/15/11	–0–	3,166,037	8,023,359
Casey J. Sylla	4,843 88,300	(2)	..08 1.42	42.10 42.00	7/26/05 5/15/11	–0– –0–	46,839 2,332,319	101,485 5,910,553
Thomas J. Wilson, II	1,611 112,892	(2)	..03 1.81	40.90 42.00	4/29/05 5/15/11	–0– –0–	15,050 2,981,881	32,590 7,556,673

  (1)
  These options become exercisable in three or four annual installments, were granted with an exercise price equal to or higher than the fair market value of Allstate's common shares on the date of grant, expire ten years from the date of grant, and include tax withholding rights and a "reload" feature. Tax withholding rights permit the option holder to elect to have shares withheld to satisfy federal, state and local tax withholding requirements. The reload feature permits payment of the exercise price by tendering Allstate common stock, which in turn gives the option holder the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. The options permit the option holder to exchange shares owned or to have option shares withheld to satisfy all or part of the exercise price. The vested portions of all the options may be transferred during the holder's lifetime to any defined family member, to a trust in which the family members have more than fifty percent of the beneficial interest, a foundation in which the family members (or the option holder) control the management of assets, and any other entity in which the family members (or option holder) own more than fifty percent of the voting interests.

  (2)
  Options granted to replace shares tendered in exercise of options under the reload feature.

Option Exercises in 2001 and Option Values on December 31, 2001

        The following table shows Allstate stock options that were exercised during 2001 and the number of shares and the value of grants outstanding as of December 31, 2001 for each named executive:

					Value of Unexercised In-The-Money Options/SARs at 12/31/01($)(1)
			Number of Securities Underlying Unexercised Options/SARs at 12/31/01(#)
	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edward M. Liddy	–0–	–0–	1,172,875	886,821	11,493,641	1,676,251
John L. Carl	–0–	–0–	117,323	256,321	141,758	425,273
Richard I. Cohen	–0–	–0–	133,954	270,145	248,980	624,711
Casey J. Sylla	113,425	3,087,367	179,698	235,700	440,324	479,500
Thomas J. Wilson, II	158,064	4,636,177	335,660	292,905	2,745,517	598,103

  (1)
  Value is based on the closing price of Allstate common stock ($33.96) on December 31, 2001, minus the exercise price.

Long-Term Incentive Plan Awards in 2001

			Estimated Future Payouts Under Non-Stock Price-Based Plans ($)(b)
	Number of Shares, Units or Other Rights ($)(a)
Name		Performance or Other Period Until Payout
			Threshold	Target	Maximum(c)
Edward M. Liddy	3,100,000	1/1/01-12/31/03	775,000	3,100,000	8,137,500
John L. Carl	383,200	1/1/01-12/31/03	95,800	383,200	1,005,900
Richard I. Cohen	550,000	1/1/01-12/31/03	137,500	550,000	1,443,750
Casey J. Sylla	366,400	1/1/01-12/31/03	91,600	366,400	961,800
Thomas J. Wilson, II	518,000	1/1/01-12/31/03	129,500	518,000	1,359,750

  (a)
  Awards represent potential cash incentive to be paid in year after completion of cycle to the extent threshold, target or maximum performance objectives are achieved.

  (b)
  Target awards are set for participants at the beginning of each cycle based on a percentage of aggregate salary during the cycle. Actual awards are based on each participant's actual salary earned during the cycle. In years in which performance cycles overlap, 50% of the participants' salaries are applied to each cycle. If the threshold level performance (80% of goal) were achieved, awards would be 25% of the participant's target award. If the maximum level of performance (125% of goal) or greater were achieved, the award would be 263% of the participant's target award. The performance goal for the named executives' 2001-2003 cycle is based solely on return on average equity which is subject to adjustment, in specific calibrations, depending on the relative performance of the Company with respect to its operating earnings per share growth as compared with the performance of an identified peer group, the S&P Property & Casualty Index, with respect to such goal.

  (c)
  Up to $3.5 million of any individual award opportunity may be paid from The Allstate Corporation Long-Term Executive Incentive Compensation Plan. The remainder, if any, is automatically deferred and will be paid pursuant to the terms of The Allstate Corporation Deferred Compensation Plan.

Pension Plans

        The following table indicates the estimated total annual benefits payable to the named executives upon retirement under the specified compensation and years of service classifications, pursuant to the combined current benefit formulas of the Allstate Retirement Plan and the unfunded Supplemental Retirement Income Plan. The Supplemental Retirement Income Plan will pay the portion of the benefits shown below which exceeds Internal Revenue Code limits or is based on compensation in excess of Internal Revenue Code limits. Benefits are computed on the basis of a participant's years of credited service (generally limited to 28) and average annual compensation over the participant's highest five successive calendar years of earnings out of the ten years immediately preceding retirement. Only annual salary and annual bonus amounts, as reflected in the Summary Compensation Table, are considered annual compensation in determining retirement benefits.

        Annual retirement benefits are generally payable monthly and benefits accrued from January 1, 1978 through December 31, 1988 are reduced by a portion of a participants' estimated social security benefits. Effective January 1, 1989 the retirement benefit calculation was integrated with the employees' social security wage base. Benefits shown below are based on retirement at age 65 and selection of a straight life annuity.

        As of December 31, 2001, Messrs. Liddy and Wilson had 14 and 9 years, respectively, of combined Allstate/Sears, Roebuck and Co. service and Messrs. Carl, Cohen and Sylla had 3, 33 and 6 years of service, respectively, with Allstate. As a result of their prior Sears service, a portion of Mr. Liddy's and Mr. Wilson's retirement benefits will be paid from the Sears Plan. Mr. Liddy, Mr. Carl and Mr. Sylla each will receive a pension enhancement payable from a nonqualified pension plan upon termination, retirement, death or change of control. Mr. Liddy will receive an enhanced pension benefit that assumes an additional five years of age and service under the pension formula through age 61. At age 62 and after, the enhancement is based on the maximum credited service under the pension formula. Mr. Carl and Mr. Sylla will receive an enhanced pension benefit based on the addition of five years of age and service if each retires from Allstate on or after age 60 and 63, respectively. All of these enhancements are payable upon death and are considered to be supplemental retirement plans in the event of a change of control.

Pension Plan Table Years of Service
Remuneration	15	20	25	30	35
$1,000,000	$327,000	$435,000	$544,000	$610,000	$610,000
$1,500,000	$492,000	$655,000	$819,000	$918,000	$918,000
$2,000,000	$657,000	$875,000	$1,094,000	$1,226,000	$1,226,000
$2,500,000	$822,000	$1,095,000	$1,369,000	$1,534,000	$1,534,000
$3,000,000	$987,000	$1,315,000	$1,644,000	$1,842,000	$1,842,000
$3,500,000	$1,152,000	$1,535,000	$1,919,000	$2,150,000	$2,150,000
$4,000,000	$1,317,000	$1,755,000	$2,194,000	$2,458,000	$2,458,000

Change of Control Arrangements

        In 1999, the Board approved agreements with the named executives that provide for severance and other benefits upon a "change of control" involving Allstate. In general, a change of control is one or more of the following events: 1) any person acquires more than 20% of Allstate common stock; 2) certain changes are made to the composition of the Board; or 3) certain transactions occur that result in Allstate stockholders owning 70% or less of the surviving corporation's stock.

        Under these agreements, severance benefits would be payable if an executive's employment is terminated by Allstate without "cause" or by the executive for "good reason" as defined in the agreements during the three-year period following such event. Good reason includes a termination of employment by a named executive for any reason during the 13th month after a change of control. Allstate believes these agreements encourage retention of its executives and enable them to focus on managing the Company's business thereby more directly aligning management and shareholder interests in the event of a transaction.

        The principal severance benefits include: 1) pro-rated annual incentive award and long-term incentive award (both at target) for the year of termination of employment; 2) a payment equal to three times the sum of the executive's base salary, target annual incentive award and target annualized long-term incentive award; 3) continuation of certain welfare benefits for three years; 4) an enhanced retirement benefit; and 5) reimbursement (on an after-tax basis) of any resulting excise taxes. In addition, all unvested stock options would become exercisable, all restricted stock would vest and nonqualified deferred compensation and supplemental retirement plan balances would become payable upon a change of control.

Compensation and Succession Committee Report

        Allstate's Compensation and Succession Committee, which is composed entirely of independent, non-employee directors, administers Allstate's executive compensation program. The purposes of the program are to:

  •
  Link executives' goals with stockholders' interests

  •
  Attract and retain talented management

  •
  Reward annual and long-term performance

        In 1996, the Committee created stock ownership goals for executives at the vice president level and above. The goals are for these executives to own, within five years, common stock worth a multiple of base salary, ranging from one times salary to up to five times salary for the Chairman, President and Chief Executive Officer. In 1997, the Committee weighted the compensation opportunities for executive officers, including each of the named executives, more heavily towards compensation payable upon the attainment of specified performance objectives and compensation in the form of Allstate common stock. In 1999, the Committee increased the target award levels for common stock awards for executive officers, including each of the named executives.

        Allstate executives can receive three types of compensation, each of which is described in more detail below:

  •
  Annual cash compensation

  •
  Long-term cash compensation

  •
  Long-term equity compensation

Annual Cash Compensation

        Annual cash compensation includes base salary and annual incentive awards.

        Base salaries of Allstate executives are set by the Committee at a level designed to be competitive in the U.S. insurance industry. At least annually, the Committee reviews a report based on data prepared by independent compensation consultants comparing Allstate's base salary levels for its executives with base salaries paid to executives in comparable positions at other companies in the peer group of large U.S. public insurance companies. The Committee attempts to set Allstate base salaries at the median level of the peer group.

        Annual incentive awards are designed to provide certain employees, including each of the named executives, with a cash award based on the achievement of both corporate performance and annual performance objectives. These objectives are approved by the Committee prior to the end of the first quarter of the relevant year. Threshold, target and maximum benchmarks are set for each objective. For 2002, each award opportunity is based on corporate performance, business unit performance or a combination thereof, and is stated as a specified percentage of base salary for the year. For 2001, each award opportunity was based on corporate performance and, for executives other than Mr. Liddy, business unit performance as well as the executive's potential contribution to the achievement of a particular objective. No award was payable with respect to an objective if the threshold level of performance was not attained.

        Annual incentive awards are paid in March of the year following the year of performance, after the Committee has certified attainment of the objectives. The Committee has the authority to adjust the amount of awards but, with respect to the chief executive officer and the other named executives, has no authority to increase any award above the amount specified for the level of performance achieved with respect to the relevant objective, except with respect to a portion of the award based on individual performance priorities.

        For 2001, 90% of Mr. Liddy's annual cash incentive award was based on an operating earnings per share objective. The other 10% was based on a revenue growth objective for the two property-liability segments and the Allstate Financial segment.

        For 2001, 70% of the annual incentive cash awards for Mr. Cohen, Mr. Sylla and Mr. Wilson were based on one or more performance objectives related to their particular business units (Property and Casualty, Investments and Allstate Financial, respectively). Another 10% was based on achievement of the corporate goals for operating earnings per share and revenue growth. The remaining 20% was based on individual performance priorities.

        For 2001, 50% of the annual incentive cash award for Mr. Carl was based on a roll-up of the results of all of Allstate's business units. Another 30% was based on corporate goals for operating earnings per share and revenue growth. The remaining 20% was based on individual performance priorities.

        Allstate did not meet the threshold level of performance on the operating earnings per share objective and no awards were made for that component. Allstate exceeded the target level of revenue growth for the property-liability segments but did not meet the threshold level for revenue growth in the Allstate Financial segment. Business unit performance varied. Property and Casualty exceeded the target level for revenue growth, but did not meet the threshold level on its underwriting income objective. Allstate Financial did not meet the threshold level on its revenue growth objective but exceeded the threshold level of performance on its operating income objective. Investments exceeded the target performance levels on its objectives.

Long-Term Cash Compensation

        Long-term incentive cash awards are designed to provide certain employees, including each of the named executives, with a cash award based on the achievement of a performance objective over a three-year period. The objective is established by the Committee at the beginning of the three-year cycle. Threshold, target and maximum levels of performance are established on which individual award opportunities are based, stated as a specified percentage of aggregate base salary over the period. The Committee must certify in writing the attainment of the objective before awards may be paid. Awards are payable in March of the year following the end of the cycle.

        With respect to all cycles prior to the 2002-2004 cycle, a new cycle commenced every two years and covered three years of performance. In years in which performance cycles overlapped, 50% of participants' salaries were applied to each cycle.

        During 2001, the Committee approved changes to the cycle timing. The new cycles begin annually and continue to cover three years of performance. Awards are calculated on participants' annualized salary as of the beginning of the cycle. The first cycle covers the years 2002-2004. During 2002, the Committee approved changes to the performance measures of the long-term incentive cash awards. For the 2002-2004 cycle and for the 2001-2003 cycle for all participants other than a "covered employee" under Section 162(m)(3) of the Internal Revenue Code (which includes the named executives), performance measures were changed from an absolute return on average equity with peer calibration of up to 50% depending on Allstate's performance as compared to a peer group of companies over the same period, to a relative measure based on return on equity as compared to that of the peer companies in the Standard & Poor's Property and Casualty Index. This peer comparison is intended to more closely link long-term cash compensation to shareholder value. Awards will be calculated at the end of each cycle accordingly.

        Long-term incentive cash awards for the 1999-2001 cycle were paid in March 2002. The objective in this cycle for all participants, including the named executives, was the achievement of a specified return on average equity. The awards were subject to adjustment, in specific calibrations, by up to 50%, depending on Allstate's performance as compared to the performance of a group of peer companies over the same period. Allstate exceeded the threshold level of performance for this objective, while achieving a mid-level ranking on the peer calibration component. Payments to each of the named executives for the 1999-2001 cycle are set forth under the "LTIP Payouts" column on the Summary Compensation Table.

        The current cycle for long-term incentive cash awards covers the years 2001-2003. In this cycle for the named executives the objective is the achievement of a specified return on average equity and the peer calibration is based on growth in operating earnings per share. The peer group of companies are those included in the Standard & Poor's Property and Casualty Index.

Long-Term Equity Compensation

        The 2001 Equity Incentive Plan provides for the grant of stock options, performance units and performance stock, stock appreciation rights, restricted or unrestricted common stock, restricted stock units and stock in lieu of cash awards to plan participants.

        In May 2001, the Committee granted stock options to a number of key Allstate employees, including each of the named executives. The size of each named executive's grant was based on a specified percentage of his base salary and the Committee's assessment of his performance. All stock option grants under this plan have been made in the form of nonqualified stock options at exercise prices equal to 100% of the fair market value of Allstate common stock on the date of grant. Except in certain change of control situations, these options are not fully exercisable until four years after the date of grant and expire in ten years. The vested portions of options may be transferred to any defined family member, to a trust in which the family members have more than fifty percent of the beneficial interest, a foundation in which the family members (or the option holder) control the management of assets, and any other entity in which the family members (or option holder) own more than fifty percent of the voting interests.

Chief Executive Officer Compensation

        In 2001, approximately 12% of Mr. Liddy's total compensation opportunity was base salary. The remaining 88% was variable compensation that was at risk and tied to Allstate's business results.

        Mr. Liddy's last increase in base salary was in April 2001, at which time Mr. Liddy's base salary was increased 4.2% to $1,000,000.

        For 2001, 90% of Mr. Liddy's annual cash incentive award was based upon the achievement of an operating earnings per share objective and 10% was based on the achievement of revenue growth objectives for the two property-liability segments and the Allstate Financial segment. Allstate did not meet the threshold level of performance on the operating earnings per share objective; exceeded the target level of revenue growth for the property-liability segments; and did not meet the threshold level for revenue growth for the Allstate Financial segment. The payout was calculated accordingly.

        Mr. Liddy's 1999-2001 long-term incentive cash award was based on Allstate's exceeding the threshold level of performance on the return on average equity objective, while achieving a mid-level ranking on the calibration against the competitive peer group.

        On May 15, 2001, the Committee awarded Mr. Liddy a stock option for 400,000 shares under the 2001 Equity Incentive Plan. The Committee used a specified percentage of Mr. Liddy's 2001 base salary to determine the awards. In addition, for the stock option award, the Black-Scholes valuation formula was applied.

        Mr. Liddy's 2001 base salary, annual incentive cash award and stock option grant follow the policies and plan provisions described above. Amounts paid and granted under these policies and plans are disclosed in the Summary Compensation Table.

Limit on Tax Deductible Compensation

        Under Section 162(m) of the Internal Revenue Code, Allstate cannot deduct compensation paid in any year to certain executives in excess of $1,000,000; however, performance-based compensation is not subject to this limit. The Committee continues to emphasize performance-based compensation for executives and this is expected to minimize the effect of Section 162(m). However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent that is necessary for Allstate's success. Consequently, in any year the Committee may authorize compensation in excess of $1,000,000 that is not performance-based. The Committee recognizes that the loss of a tax deduction may be unavoidable in these circumstances.

Compensation and Succession Committee*
H. John Riley, Jr. (Chairman)
F. Duane Ackerman	James G. Andress
Warren L. Batts**	Edward A. Brennan
W. James Farrell	Jack M. Greenberg
Ronald T. LeMay

*
Mr. Greenberg became of member of the Compensation and Succession Committee on February 5, 2002.

**
Mr. Batts is retiring from the Board at the annual meeting of stockholders on May 16, 2002, as he will reach the mandatory retirement age.

AUDIT COMMITTEE REPORT

        Deloitte & Touche LLP was Allstate's independent public accountant for the year ended December 31, 2001.

        The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2001.

        The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380).

        In addition, Deloitte & Touche LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and confirmations related to its provision of financial information systems design and implementation services and other non-audit services to Allstate. The Audit Committee has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with maintaining the auditor's independence, and has discussed with Deloitte & Touche LLP that firm's independence.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Allstate's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission and in Appendix C to this Notice of Annual Meeting and Proxy Statement.

        The following fees will be billed by Deloitte & Touche LLP for professional services rendered to Allstate for the fiscal year ending December 31, 2001.

Audit Fees(1)		$4,738,215
Financial Information Systems Design and Implementation Fees		$9,160
All Other Fees
Audit related fees(2)	$750,615
Other non-audit related fees(3)	$714,949

Total All Other fees		$1,465,564

  (1)
  Fees for the audit of the annual financial statements and for the review of quarterly financial statements.

  (2)
  Audit related fees relate to professional services provided for accounting consultations regarding new accounting standards, due diligence assistance, and services related to registration statements and other filings with the Securities and Exchange Commission.

  (3)
  Other non-audit related fees primarily include professional fees for consulting services related to non-financial information systems and also include fees for tax and other consulting services.

        Allstate's Board of Directors amended its written charter for the Audit Committee on September 10, 2001, a copy of which is included as Appendix A.

Audit Committee
James M. Denny* (Chairman)
James G. Andress	J. Christopher Reyes**
Ronald T. LeMay	Joshua I. Smith
Michael A. Miles	Judith A. Sprieser
Mary Alice Taylor

*
Mr. Denny is retiring from the Board at the annual meeting of shareholders on May 16, 2002, as he will reach the mandatory retirement age in 2002.

**
Mr. Reyes became a member of the Audit Committee on February 5, 2002.

Stock Performance Graph

        The following performance graph compares the performance of Allstate's common stock during the five-year period from December 31, 1996 through December 31, 2001 with the performance of the S&P Property-Casualty Insurance Index and the S&P 500 Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested quarterly.

COMPARISON OF TOTAL RETURN
December 31, 1996 to December 31, 2001
Allstate v. Published Indices

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Allstate	100.00	$158.03	$136.34	$87.34	$160.59	$127.03
S&P Prop./Casualty	100.00	$142.31	$129.45	$94.12	$148.66	$137.26
S&P 500	100.00	$133.10	$170.82	$206.50	$187.85	$165.59

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Allstate's executive officers, directors and persons who beneficially own more than ten percent of Allstate's common stock to file reports of securities ownership and changes in such ownership with the SEC.

        Based solely upon a review of copies of such reports or written representations that all such reports were timely filed, Allstate believes that each of its executive officers, directors and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2001 with the exception of Joshua I. Smith, who made one late Form 4 filing which reported a single sale transaction.

Certain Transactions

        The Northern Trust Company maintains banking relationships, including credit lines, with Allstate and various of its subsidiaries, in addition to performing services for the profit sharing plan. In 2001, revenues received by Northern Trust for cash management activities, trustee, custodian, credit lines and other services for all such entities were approximately $989,999.

        In July 2000, Robert S. Apatoff, Senior Vice President and Chief Marketing Officer of Allstate Insurance Company received a $250,000 loan with an interest rate of 6.51% per annum. This loan was made in connection with his job-related relocation. As of December 31, 2001, the outstanding balance was $200,000.

Other Matters

        Mr. William E. Parker has provided notice that he intends to nominate himself at the annual meeting for election to the Board of Directors. If Mr. Parker solicits proxies from stockholders for his election, Allstate intends to oppose any such solicitation using the methods described below under Proxy Solicitation.

        If you use the telephone, the Internet, a proxy card or a voting instruction form to allow your shares to be represented at the annual meeting, or at any adjournment thereof, the proxies may vote your shares in accordance with their best judgment on any other matters properly presented. Other than the matters referred to in this proxy statement, Allstate knows of no other matters to be brought before the meeting.

Stockholder Proposals for Year 2003 Annual Meeting

        Proposals which stockholders intend to be included in Allstate's proxy material for presentation at the annual meeting of stockholders in the year 2003 must be received by the Secretary of Allstate, Robert W. Pike, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062-6127 by November 25, 2002, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2003 annual meeting.

        If a stockholder desires to bring a matter before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in Allstate's bylaws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of Allstate. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2003 annual meeting must be received by the Secretary of Allstate no earlier than January 16, 2003 and no later than February 15, 2003 to be presented at the meeting. The notice must describe the business proposed to be brought before the meeting, the reasons for conducting the business at the meeting, any material interest of the stockholder in the business, the stockholder's name and address and the number of shares of Allstate stock beneficially owned by the stockholder. It should be noted that these bylaw procedures govern proper submission of business to be put before a stockholder vote at the annual meeting.

        Under Allstate's bylaws, if a stockholder wants to nominate a person for election to the Board at Allstate's annual meeting, the stockholder must provide advance notice to Allstate. Notice of stockholder nominations for election at the 2003 annual meeting must be received by the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062-6127, no earlier than January 16, 2003 and no later than February 15, 2003. With respect to the proposed nominee, the notice must set forth the name, age, principal occupation, number of shares of Allstate stock beneficially owned and business and residence address. With respect to the stockholder proposing to make the nomination, the notice must set forth the name, address and number of shares of Allstate stock beneficially owned. A copy of these bylaw provisions is available from the Secretary of Allstate upon request.

        Alternatively, a stockholder may propose an individual to the Nominating and Governance Committee for its consideration as a nominee for election to the Board by writing to the office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F-8, Northbrook, Illinois 60062-6127.

Proxy Solicitation

        Officers and other employees of Allstate and its subsidiaries may solicit proxies by mail, personal interview, telephone, telex, facsimile, or electronic means. None of these individuals will receive special compensation for these services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. Allstate has also made arrangements with brokerage firms, banks, record holders and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. Allstate will reimburse them for reasonable out-of-pocket expenses. Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072 will assist in the distribution of proxy solicitation materials, for a fee estimated at $12,500 plus expenses. In addition, Allstate has retained Georgeson to solicit proxies by personal and telephone interview for a fee anticipated to be about $120,000. Allstate will pay the cost of all proxy solicitation.

                      By order of the Board,

                      Robert W. Pike
                       Secretary

                      Dated: March 25, 2002

Appendix A

THE AUDIT COMMITTEE CHARTER

I.    Purpose

        The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information provided by the Corporation to its stockholders and others, the Corporation's systems of internal controls, and the Corporation's audit, accounting, and financial reporting processes. In carrying out this function, the Audit Committee shall have the responsibilities and powers provided in this Charter.

II.    Membership

        The size of the Audit Committee shall be set from time to time by the Board of Directors, but will always consist of at least three directors. The members of the Audit Committee shall be appointed by the Board upon the recommendation of the Nominating and Governance Committee in accordance with the independence and experience requirements of the New York Stock Exchange.

III.    Meetings

        The Audit Committee is usually scheduled to meet four times a year. The Chairman of the Audit Committee may call additional meetings as needed.

IV.    Responsibilities

        Upon completion of the audit of the Corporation each year, the Audit Committee shall review the Corporation's annual financial statements, including in the review any major issues regarding accounting and auditing principles and practices, as well as the adequacy of internal controls that could significantly affect the Corporation's financial statements. The Audit Committee shall review the independent public accountants' report on the annual financial statements. The Audit Committee shall also review any filings with the Securities and Exchange Commission and other published documents containing the Corporation's annual financial statements. In performing these reviews, the Audit Committee will confer with management, the Corporation's independent public accountants and its internal auditors.

        The Audit Committee shall review all significant recommendations made by the Corporation's independent public accountants and internal auditors with respect to accounting matters and the system of internal controls used by the Corporation. The Audit Committee shall examine the scope of audits conducted by the Corporation's independent public accountants and internal auditors. The Audit Committee shall review any reports from the Corporation's independent public accountants and internal auditors concerning compliance by management with governmental laws and regulations and with the Corporation's policies relating to ethics, conflicts of interest, perquisites and use of corporate assets. The Audit Committee shall also, pursuant to applicable regulatory requirements and professional standards:

  •
  discuss with the independent public accountants judgments about the quality (not just the acceptability) of the accounting principles used in financial reporting;

  •
  prepare the audit committee report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

        The Audit Committee shall meet with the Corporation's independent public accountants and/or internal auditors without management present whenever the Committee shall deem it appropriate. The Audit Committee shall review with the General Counsel of the Corporation the status of legal matters that may have a material impact on the Corporation's financial statements.

        Annually, the Audit Committee shall review the qualifications of the Corporation's independent public accountants, who shall be ultimately accountable to the Board of Directors and the Audit Committee. The Audit Committee shall also receive periodic written reports from the independent public accountants regarding their independence and actively discuss such reports with the accountants. As part of such reviews, the Committee shall consider management's plans for engaging the accountants for management advisory services or other non-audit services when management believes such services may give rise to independence

A-1

implications. The Audit Committee shall determine, according to procedural guidelines established by the Committee, whether any such engagements are of a magnitude or nature that could impair the accountants' independence. The Audit Committee shall also evaluate the performance of the independent public accountants and, if so determined by the Audit Committee, recommend that the Board replace them. Following this review, the Audit Committee shall advise the Board of Directors with respect to the selection of independent public accountants to audit the Corporation's financial statements and to perform such other duties as the Board of Directors may prescribe. If any subsequent concerns regarding the accountants' independence are identified, the Audit Committee shall recommend that the Board of Directors take appropriate action to satisfy itself of the accountants' independence.

        The Audit Committee shall have the power to conduct or authorize special projects or investigations related to matters that the Committee considers necessary to discharge its duties and responsibilities. It shall have the power to retain independent outside counsel, accountants or others to assist it in the conduct of any investigations and may use the Corporation's internal auditors for such purpose. The Audit Committee is not expected to conduct investigations or to resolve disagreements, if any, between management and the independent public accountants.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, the Committee is not required to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountants.

        The Audit Committee shall also review and reassess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board of Directors.

A-2

Appendix B

Executive Officers

        The following table sets forth the names of our executive officers, their current ages, their positions, and the dates of their first election as officers. "AIC" refers to Allstate Insurance Company.

Name	Age	Position and Offices Held	First Date Elected Officer
Edward M. Liddy	56	Chairman, President and Chief Executive Officer of The Allstate Corporation and AIC. Also a director of The Allstate Corporation	1994
Robert S. Apatoff	43	Senior Vice President and Chief Marketing Officer of AIC	1999
John L. Carl	54	Vice President and Chief Financial Officer of The Allstate Corporation; Senior Vice President and Chief Financial Officer of AIC	1999
Richard I. Cohen	57	Senior Vice President of AIC (President, Property and Casualty)	1989
Joan M. Crockett	51	Senior Vice President of AIC (Human Resources)	1994
Edward J. Dixon	58	Senior Vice President of AIC (Field Operations)	1988
Steven L. Groot	52	Senior Vice President of AIC (President, Direct Distribution and E-Commerce)	1988
Ernest A. Lausier	56	Senior Vice President of AIC (President, Ivantage)	2000
Michael J. McCabe	56	Vice President and General Counsel of The Allstate Corporation; Senior Vice President and General Counsel of AIC	1980
Ronald D. McNeil	49	Senior Vice President of AIC (Field and Product Operations)	1994
Robert W. Pike	60	Vice President and Secretary of The Allstate Corporation; Executive Vice President Administration and Secretary of AIC	1978
Samuel H. Pilch	55	Controller of The Allstate Corporation; Group Vice President and Controller of AIC	1995
Francis W. Pollard	59	Senior Vice President and Chief Information Officer of AIC	1984
Casey J. Sylla	58	Senior Vice President and Chief Investment Officer of AIC (President, Allstate Investments, LLC)	1995
Thomas J. Wilson	44	Senior Vice President of AIC (President, Allstate Financial)	1995

B-1

Appendix C

11-Year Summary of Selected Financial Data

(in millions except per share data and ratios)	2001	2000	1999	1998

Consolidated Operating Results
Insurance premiums and contract charges	$24,427	$24,076	$21,735	$20,826
Net investment income	4,796	4,633	4,112	3,890
Realized capital gains and losses	(358)	425	1,112	1,163
Total revenues	28,865	29,134	26,959	25,879
Operating income (loss)	1,492	2,004	2,082	2,573
Realized capital gains and losses, after-tax	(240)	248	691	694
Equity in net income of unconsolidated subsidiary	—	—	—	10
Income (loss) from continuing operations	1,167	2,211	2,720	3,294
Cumulative effect of changes in accounting principle	(9)	—	—	—
Net income (loss)	1,158	2,211	2,720	3,294
Earnings (loss) per share:
Diluted:
Income (loss) before cumulative effect of changes in accounting	1.61	2.95	3.38	3.94
Cumulative effect of changes in accounting	(0.01)	—	—	—
Net income (loss)	1.60	2.95	3.38	3.94
Basic:
Income (loss) before cumulative effect of changes in accounting	1.62	2.97	3.40	3.96
Cumulative effect of changes in accounting	(0.01)	—	—	—
Net income (loss)	1.61	2.97	3.40	3.96
Dividends declared per share	0.76	0.68	0.60	0.54

Consolidated Financial Position
Investments	$79,876	$74,483	$69,645	$66,525
Total assets	109,175	104,808	98,119	87,691
Reserves for claims and claims expense, and life-contingent contract benefits and contractholder funds	59,194	54,197	50,610	45,615
Debt	3,921	3,331	2,851	1,746
Mandatorily redeemable preferred securities of subsidiary trusts	200	750	964	750
Shareholders' equity	17,196	17,451	16,601	17,240
Shareholders' equity per diluted share	24.08	23.80	21.05	21.00

Property-Liability Operations
Premiums written	$22,609	$21,858	$20,389	$19,515
Premiums earned	22,197	21,871	20,112	19,307
Net investment income	1,745	1,814	1,761	1,723
Operating income (loss)	1,052	1,537	1,717	2,211
Realized capital gains and losses, after-tax	(83)	326	609	514
Equity in net income of unconsolidated subsidiary	—	—	—	10
Income (loss) before cumulative effect of changes in accounting	929	1,863	2,312	2,760
Net income (loss)	926	1,863	2,312	2,760
Operating ratios
Claims and claims expense ("loss") ratio	79.0	75.0	73.0	70.4
Expense ratio	23.9	24.2	24.4	22.8
Combined ratio	102.9	99.2	97.4	93.2

Allstate Financial Operations
Premiums and contract charges	$2,230	$2,205	$1,623	$1,519
Net investment income	2,968	2,715	2,260	2,115
Operating income	527	520	384	392
Realized capital gains and losses, after-tax	(158)	(51)	101	158
Income from continuing operations before cumulative effect of changes in accounting	369	469	485	550
Net income	363	469	485	550
Statutory premiums and deposits	10,605	12,245	8,497	5,902
Investments including Separate Accounts	59,653	55,552	48,301	41,863

* Operating income (loss) is "Income before dividends on preferred securities, equity in net income of unconsolidated subsidiary and cumulative effect of changes in accounting principle" excluding realized capital gains and losses, after-tax, and gain (loss) from disposition of operations, after-tax. * The supplemental operating income (loss) information presented above allows for a more complete analysis of results of operations. The net effect of gains and losses have been excluded due to their volatility between periods and because such data is often excluded when evaluating the overall financial performance of insurers. Operating income (loss) should not be considered as a substitute for any generally accepted accounting principle measure of performance. Our method of calculating operating income (loss) may be different from the method used by other companies and therefore comparability may be limited. * Realized capital gains and losses, after-tax is presented net of the effects of Allstate Financial's deferred policy acquisition cost amortization and additional future policy benefits, to the extent that such effects resulted from the recognition of realized capital gains and losses.

1997	1996	1995	1994	1993	1992	1991

$20,106	$19,702	$18,908	$17,566	$17,118	$16,670	$16,215
3,861	3,813	3,627	3,343	3,269	3,153	2,954
982	784	258	200	215	161	4
24,949	24,299	22,793	21,109	20,602	19,984	19,173
2,429	1,600	1,587	268	1,083	(718)	662
638	510	168	130	140	106	3
34	29	56	86	79	112	58
3,105	2,075	1,904	484	1,302	(500)	723
—	—	—	—	—	(325)	—
3,105	2,075	1,904	484	1,302	(825)	723

3.56	2.31	2.12	0.54	1.49	(0.58)
—	—	—	—	—	(0.38)
3.56	2.31	2.12	0.54	1.49	(0.96)

3.58	2.33	2.12	0.54	1.49	(0.58)
—	—	—	—	—	(0.38)
3.58	2.33	2.12	0.54	1.49	(0.96)
0.48	0.43	0.39	0.36	0.18	—

$62,548	$58,329	$56,505	$47,227	$47,932	$40,971	$38,213
80,918	74,508	70,029	60,988	58,994	51,817	47,173

44,874	43,789	42,904	39,961	37,275	35,776	31,576
1,696	1,386	1,228	869	850	1,800	—
750	750	—	—	—	—	—
15,610	13,452	12,680	8,426	10,300	5,383	8,151
18.28	15.14	14.09	9.37	11.45	8.52

$18,789	$18,586	$17,965	$16,739	$16,292	$15,774	$15,107
18,604	18,366	17,540	16,513	16,039	15,542	15,018
1,746	1,758	1,630	1,515	1,406	1,420	1,350
2,079	1,266	1,301	81	963	(867)	475
511	490	158	145	146	166	24
34	29	56	86	79	112	58
2,670	1,725	1,608	312	1,188	(589)	557
2,670	1,725	1,608	312	1,188	(900)	557

71.7	78.9	78.1	88.0	79.7	97.4	83.3
22.3	21.6	22.3	23.3	23.5	24.0	24.8
94.0	100.5	100.4	111.3	103.2	121.4	108.1

$1,502	$1,336	$1,368	$1,053	$1,079	$1,128	$1,197
2,085	2,045	1,992	1,827	1,858	1,733	1,604
377	368	327	226	169	149	187
123	20	10	(15)	(6)	(60)	(21)

497	388	337	211	163	89	166
497	388	337	211	163	75	166
4,946	5,157	4,874	4,539	4,086	3,851	4,222
37,341	33,588	31,065	26,197	24,909	21,829	19,050

* Statutory premiums and deposits includes premiums and annuity considerations determined in conformity with statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the states in which the Company's insurance subsidiaries are domiciled, and all other funds received from customers on deposit type products which are treated as liabilities. * Consolidated financial position for 1993 and thereafter are not comparable to prior years due to adoption of new accounting rules for fixed income and equity securities. * Per share amounts for years prior to 1998 have been restated for a 2-for-1 stock split in 1998. * Shareholders' equity is presented pro forma for 1992 reflecting the formation of The Allstate Corporation. * Earnings (loss) per share is presented pro forma for 1993 and 1992 and is not applicable prior to 1992.

Management's Discussion and Analysis
of Financial Condition and Results of Operations

        The following discussion highlights significant factors influencing the consolidated results of operations and financial position of The Allstate Corporation (the "Company" or "Allstate"). It should be read in conjunction with the consolidated financial statements and related notes beginning on page C-57, and the 11-year summary of selected financial data on pages C-2 and C-3. Further analysis of the Company's insurance segments is provided in the Property-Liability Operations (which includes the Personal Property and Casualty ("PP&C") and Discontinued Lines and Coverages segments) and the Allstate Financial Operations (which represents the Allstate Financial segment) sections of Management's Discussion and Analysis ("MD&A"). The segments are defined based upon the components of the Company for which financial information is used internally to evaluate segment performance and determine the allocation of resources.

CRITICAL ACCOUNTING POLICIES

        In response to the Securities and Exchange Commission's ("SEC") release "Cautionary Advice Regarding Disclosure about Critical Accounting Policies", the Company identified critical accounting policies by considering policies that involve the most complex or subjective judgments or assessments. The Company has identified the following policies as critical accounting policies because they involve a higher degree of judgment and complexity. A brief summary of each critical accounting policy follows. For a more complete discussion of the judgments and other factors affecting the measurement of these items, see the referenced sections of MD&A.

  •
  Investments and derivative instruments—All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The difference between the amortized cost of fixed income securities and fair value, net of deferred income taxes, certain life and annuity deferred policy acquisition costs, and certain reserves for life-contingent contract benefits, is reflected as a component of Shareholders' equity. Common and non-redeemable preferred stocks and real estate investment trusts are carried at fair value with the difference between cost and fair value, less deferred income taxes, reflected as a component of Shareholders' equity. Investments in limited partnership interests in which Allstate does not have a controlling interest are accounted for in accordance with the equity method of accounting or the cost method in those instances in which the Company's interest is so minor that it exercises virtually no influence over operating and financial policies. Mortgage loans are carried at outstanding principal balance, net of unamortized premium or discount and valuation allowances.

            The Company closely monitors its fixed income, equity and mortgage loan portfolios for declines in value that are other than temporary. Securities are placed on non-accrual status when they are in default or when timing or receipt of principal or interest payments are in doubt. Provisions for losses are recognized for declines in the value of fixed income securities, equities and mortgage loans that are deemed to be other than temporary. Such write-downs are included in Realized capital gains and losses.

            Derivative instruments include swaps, futures, options, interest rate caps and floors, warrants, synthetic guaranteed investment contracts, certain forward contracts for purchases of to-be-announced ("TBA") mortgage securities, certain investment risk transfer reinsurance agreements and certain bond forward purchase commitments. Derivatives which are required to be separated from the host instrument and accounted for as derivative financial instruments ("subject to bifurcation") are embedded in convertible fixed income securities, equity indexed life and annuity contracts, and certain variable contracts.

            When derivatives meet specific criteria, they may be designated as accounting hedges and accounted for as fair value, cash flow, foreign currency fair value or foreign currency cash flow hedges. The hedged item may be either all or a specific portion of a recognized asset or liability, or an unrecognized firm commitment attributable to a particular risk. At the inception of the hedge, the Company formally documents the hedging relationship and risk management objective and strategy. The documentation identifies the hedging instrument, the hedged item, the nature of the risk being hedged and the methodology used to assess how effective the hedging instrument is in offsetting the exposure to changes in the hedged item's fair value attributable to the hedged risk, or in the case of a cash flow hedge, the exposure to changes in the hedged transaction's variability in cash flows attributable to the hedged risk. The Company does not exclude any component of the change in fair value of the hedging instrument from the effectiveness assessment. At each reporting date, the Company confirms that the hedging instrument continues to be highly effective in offsetting the hedged risk. Any ineffectiveness in fair value hedges and cash flow hedges is reported in Realized capital gains and losses. At December 31, 2001, these amounts were immaterial.

            Derivatives are accounted for on a fair value basis and reported as Other investments, Other assets, Other liabilities and accrued expenses or Contractholder funds. Embedded derivative instruments subject to bifurcation are also accounted for on a fair value basis and are reported together with the host contract. The changes in the fair value of derivatives embedded in assets and subject to bifurcation are reported in Realized capital gains and losses. The changes in the fair value of derivatives embedded in liabilities and subject to bifurcation are reported in Realized capital gains and losses or Life and annuity contract benefits expense.

            Changes in the fair value of investments and derivative instruments can result from changes in economic and market conditions. Judgment is applied in the determination of fair value when independent market quotations are not available and when determining other than temporary declines in value. For further discussion of these policies, see the Investments, Market Risk and Forward-looking Statements and Risk Factors Affecting Allstate sections of MD&A.

  •
  Deferred policy acquisition costs ("DAC")—Allstate establishes a deferred asset for costs that vary with and are primarily related to acquiring property-liability and life and investment business, principally agents' remuneration, premium taxes, certain underwriting costs and direct mail solicitation expenses, which are deferred and amortized to income.

            For property-liability contracts, deferred costs are amortized in proportion to earned premiums. For traditional life insurance and immediate annuities with life contingencies, these costs are amortized in proportion to the estimated future revenues on such business.

            For interest-sensitive life and investment contracts, the costs are amortized in relation to the present value of estimated gross profits on such business over the estimated terms of the contract periods. Gross profits are determined at the date of contract issue and comprise estimated future investment margins, mortality margins, surrender charges and expenses. Assumptions underlying the gross profits are periodically updated to reflect actual experience, and changes in the amount or timing of estimated gross profits will result in adjustments in the cumulative amortization of these costs. To the extent that unrealized capital gains or losses on fixed income securities carried at fair value would result in an adjustment of estimated gross profits had those gains or losses actually been realized, the related unamortized DAC is recorded net of tax as a reduction of the Unrealized capital gains or losses included in Shareholders' equity. For further discussion of these policies, see the Market Risk and Forward-looking Statements and Risk Factors Affecting Allstate sections of MD&A.

  •
  Property-liability insurance reserves—Allstate establishes a reserve for property-liability claims and claims expense equal to the estimated amount necessary to settle both reported and unreported claims of insured property-liability losses, based upon the facts in each case and the Company's experience with similar cases. The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. This uncertainty arises from a number of factors, and ultimate losses could materially vary from established loss reserves. For example, if underlying economic conditions, weather conditions or driving patterns change, the frequency and severity of claims may be impacted resulting in changes in reserves. Reserve estimates are regularly reviewed and updated, using the most current information available. Any resulting adjustments are reflected in current operations and may be material. For further discussion of these policies, see the Property-Liability Claims and Claims Expense Reserves and Forward-looking Statements and Risk Factors Affecting Allstate sections of MD&A.

  •
  Life insurance reserves and contractholder funds—Reserves for life-contingent contract benefits, which relate to traditional life insurance and immediate annuities with life contingencies are computed on the basis of long-term actuarial assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. To the extent that unrealized capital gains on fixed income securities would result in a premium deficiency had those gains actually been realized, the related increase in reserve is recorded net of tax as a reduction of the Unrealized capital gains included in Shareholders' equity.

            Contractholder funds arise from the issuance of interest-sensitive life policies and investment contracts. Deposits received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses.

            While Allstate's reserves for life-contingent contract benefits and contractholder funds are larger than the Property-Liability insurance reserves, there is considerably less judgment required in establishing the life-contingent contract benefits and contractholder funds reserves. Therefore, these reserves have less exposure to subsequent adjustments to prior year reserve balances. However, if future experience differs from the assumptions, a necessary change in these reserves may have a material impact on the results of operations. For further discussion of these policies, see the Market Risk and Forward-looking Statements and Risk Factors Affecting Allstate sections of MD&A.

Allstate also discloses its significant accounting policies in Note 2 to the consolidated financial statements.

2001 HIGHLIGHTS

  •
  Completed the implementation of The Good Hands® Network in 30 states and Washington D.C., allowing almost 90% of the U.S. population to have access to Allstate customer sales and service when, where and how they want.

  •
  Achieved $600 million in savings through reductions to annual operating expenses.

  •
  Expanded the distribution of Allstate Financial's products, and enhanced the product offerings.

  •
  Repurchased shares of stock totaling $718 million during 2001 and $7.89 billion in the last seven years.

  •
  Aggressively filed for PP&C rates needed to restore profits in certain areas.

Consolidated Revenues

For the years ended December 31,	2001	2000	1999
($ in millions)
Property-liability insurance premiums	$22,197	$21,871	$20,112
Life and annuity premiums and contract charges	2,230	2,205	1,623
Net investment income	4,796	4,633	4,112
Realized capital gains and losses	(358)	425	1,112

Total consolidated revenues	$28,865	$29,134	$26,959

        Consolidated revenues decreased 0.9% in 2001 when compared to 2000. Higher earned premiums in Property-Liability and increased life and annuity premiums and contract charges in Allstate Financial were more than offset by realized capital losses during the year, compared to realized capital gains in 2000. Investment income increased during 2001 as compared to 2000 due primarily to higher Allstate Financial investment balances. Property-Liability investment balances and investment yields declined.

        Consolidated revenues increased 8.1% in 2000 when compared to 1999 primarily due to higher Property-Liability earned premiums and increased Allstate Financial life and annuity premiums and contract charges. Investment income increased during 2000 as compared to 1999 due to higher investment balances, investment yields and income from partnership interests.

Consolidated Net Income

For the years ended December 31,	2001	2000	1999
($ in millions except per share data)
Net income	$1,158	$2,211	$2,720
Net income per share (Basic)	1.61	2.97	3.40
Net income per share (Diluted)	1.60	2.95	3.38
Cash dividends declared per share	.76	.68	.60
Realized capital gains and losses, after-tax	(240)	248	691

2001 over 2000

        Net income decreased 47.6% in 2001 due primarily to realized capital losses and decreased operating results in Property-Liability. Net income per diluted share decreased 45.8% in 2001 as the decline in net income was partially offset by the effects of share repurchases.

2000 over 1999

        Net income decreased 18.7% in 2000 due to lower realized capital gains and decreased operating results in Property-Liability, partially offset by increased operating results in Allstate Financial. Net income per diluted share decreased 12.7% in 2000 as the decline in net income was partially offset by the effects of share repurchases.

PROPERTY-LIABILITY 2001 HIGHLIGHTS

  •
  Premiums written increased 3.4% in 2001 as a result of increases in the Allstate brand standard auto and homeowners lines. This growth was offset by decreased premiums written in the Allstate brand non-standard auto and in the Ivantage business due to the Company's initiatives to improve profitability.

  •
  Underwriting losses totaled $651 million compared to underwriting income of $173 million in 2000 as increased homeowners and auto loss costs offset earned premium growth.

  •
  In response to increases in both homeowners and auto loss costs, the Company pursued rate increases during the year, obtained product changes in certain areas and also revised claim processes to mitigate these losses. These rate increases, along with further increases being pursued in 2002, are expected to be completely recognized in the financial results for 2003.

  •
  Continued the implementation of Strategic Risk Management ("SRM"), a tier-based, multi-phase strategy that integrates pricing, underwriting and marketing decisions.

PROPERTY-LIABILITY OPERATIONS

Overview    The Company's Property-Liability operations consist of two business segments: PP&C and Discontinued Lines and Coverages. PP&C is principally engaged in the sale of property and casualty insurance, primarily private passenger auto and homeowners insurance, to individuals in the United States and Canada. Discontinued Lines and Coverages represents business no longer written by Allstate and includes the results from environmental, asbestos and other mass tort exposures, and certain commercial and other businesses in run-off. This segment also included mortgage pool insurance business, which the Company exited in 1999. Such groupings of financial information are consistent with that used by management for evaluating segment performance and determining the allocation of resources.

        Summarized financial data and key operating ratios for Allstate's Property-Liability operations for the years ended December 31, are presented in the following table.

($ in millions except ratios)	2001	2000	1999
Premiums written	$22,609	$21,858	$20,389

Premiums earned	$22,197	$21,871	$20,112
Claims and claims expense ("losses")	17,532	16,395	14,679
Operating costs and expenses	5,174	5,208	4,820
Amortization of goodwill	21	23	13
Restructuring and related charges	121	72	73

Underwriting (loss) income	(651)	173	527
Net investment income	1,745	1,814	1,761
Income tax expense on operations	42	450	571
Realized capital gains and losses, after-tax	(83)	326	609
Loss on disposition of operations, after-tax	(40)	—	(14)
Cumulative effect of a change in accounting principle, after-tax	(3)	—	—

Net income	$926	$1,863	$2,312

Catastrophe losses	$894	$967	$816

Operating ratios
Claims and claims expense ("loss") ratio	79.0	75.0	73.0
Expense ratio	23.9	24.2	24.4

Combined ratio	102.9	99.2	97.4

Effect of catastrophe losses on combined ratio	4.0	4.4	4.1

Effect of restructuring and related charges on combined ratio	0.5	0.3	0.4

PERSONAL PROPERTY AND CASUALTY ("PP&C") SEGMENT

        During 2001, the Company continued to execute a series of strategic initiatives, which were announced in 1999, to aggressively expand customer selling and service capabilities. These initiatives included rolling out The Good Hands Network, implementing SRM, installing new agency and claim technology, and introducing enhanced marketing and advertising campaign management directed at developing leads for those customers who will potentially provide above average profitability over the course of their relationship with the Company. The Company characterizes these customers as "high lifetime value." The Company believes the successful execution of these initiatives will ultimately result in customer selling and service advantages and improved profitability in an increasingly competitive marketplace.

        PP&C sells primarily private passenger auto and homeowners insurance to individuals through exclusive Allstate agencies and independent agencies. The PP&C strategy for Allstate brand products is to provide sales and service to new and existing customers in the distribution channels of their choice. A major part of this strategy is The Good Hands Network, a multi-access platform that integrates the Internet, Customer Information Centers ("CICs") and local exclusive Allstate agencies. During the rollout of The Good Hands Network, the Company observed that customers continue to rely primarily on Allstate's agents to complete their Allstate brand insurance purchases, while the Internet and CICs have been accessed primarily for quotes, information and service. To align with customer preferences, the Company adjusted the services offered on the network, the pace for introducing the network and advertising. As of year-end 2001, the Company has attained its target of making the network accessible to almost 90% of the U.S. population. Allstate will continue to monitor customer expectations and behaviors and will adjust the network accordingly.

        The Ivantage business sells private passenger auto and homeowners insurance to individuals through independent agencies. Ivantage includes standard auto and homeowners products with the EncompassSM brand name and non-standard auto products with the DeerbrookSM brand name. Since the acquisition of

Encompass in the fourth quarter of 1999, the PP&C strategy for Ivantage has focused on profit improvement actions for both Encompass and Deerbrook.

        In most states, the Company separates the voluntary personal auto insurance business into two categories for underwriting purposes: the standard market and the non-standard market. Generally, standard auto customers are expected to have lower risks of loss than non-standard auto customers. The implementation of SRM has led to a change in the mix of business between standard auto and non-standard auto.

        The Company's strategy for homeowners is to target customers whose risk of loss provides the best opportunity for profitable growth. The homeowners strategy also includes managing exposure on policies in areas where the potential loss from catastrophes exceeds acceptable levels. Despite rising loss costs, management believes that it can improve the profitability of the homeowners line of business and that, as part of the Company's overall strategy to retain high lifetime value customers and cross sell products, it is important to continue to offer homeowners insurance.

        PP&C continues the multi-phase implementation of SRM on a state-by-state basis. SRM is a tier-based pricing, underwriting and marketing program. Tier-based pricing and underwriting produces a broad range of premiums and enables Allstate to improve its competitive position with high lifetime value customers.

        Lifetime value is assessed for a specific customer or for a household. To compute a customer or household's lifetime value score, various variables are analyzed using a financial algorithm. In many states, the variables SRM uses to generate a tier-based pricing and underwriting model for auto insurance include the number of years of continuous coverage with a prior insurer, prior bodily injury liability limits and credit history. Likewise, in many states, the variables SRM uses to generate a tier-based pricing and underwriting model for homeowners insurance include claim activity and credit history. When using credit history, the SRM algorithm also uses variables to account for aspects of a consumer's credit management history related to the presence of public records (such as judgments and liens), collections or delinquencies, number of accounts of various types, length of account history, frequency of non-promotional inquiries into a credit report, and credit utilization (account balance relative to limits).

        Allstate employs a dynamic process to determine the level of additional underwriting performance needed to achieve long-term targeted returns on capital at planned operating leverage. The Company's intent is to pursue the full amount of the rates indicated to achieve these returns subject to the regulatory approval process, if any, in a specific state.

        The implementation of SRM began in 2000. To date, SRM has been implemented, primarily for new business, in 46 states for standard auto, 43 states for non-standard auto and 37 states for homeowners. Management intends to continue to refine and implement SRM as the regulatory review process is completed, additional analysis is performed and new factors are introduced.

        The initial results of SRM indicate that the standard auto and homeowners businesses have experienced an increase in retention, a shift toward more customers who are considered high lifetime value and lower loss ratios. Based on the SRM implementation dates for non-standard auto, and other initiatives currently in place in that business, the SRM results are not yet determinable.

        The following table presents PP&C premiums written by line, showing new and renewal business.

($ in millions)	2001	2000	1999
New business:
Standard auto	$1,212	$1,088	$1,003
Non-standard auto	511	572	863
Homeowners	474	449	463
Other personal lines	477	395	493

Total new business	2,674	2,504	2,822
Renewal business:
Standard auto	12,093	11,479	10,434
Non-standard auto	2,160	2,533	2,600
Homeowners	3,925	3,669	3,046
Other personal lines	1,749	1,671	1,479

Total renewal business	19,927	19,352	17,559

Total premiums written	$22,601	$21,856	$20,381

Premiums written is used in the property-liability insurance industry to measure the amount charged for policies issued during the year. Premiums written are considered earned and included in financial results on a pro-rata basis over the policy period. Allstate brand policy periods are typically 6 months for auto and 12 months for homeowners. Encompass auto and homeowners policy periods are typically 12 months. Deerbrook auto policy periods are typically 6 months.

        Premiums written by brand for the PP&C segment are presented in the following table.

($ in millions)	2001	2000	1999
Allstate brand:
Standard auto	$12,115	$11,314	$11,114
Non-standard auto	2,625	2,957	3,217
Homeowners	3,943	3,677	3,374
Commercial lines	725	665	640
Involuntary auto	171	67	73
Other personal lines	1,217	1,193	1,227

Total Allstate brand	20,796	19,873	19,645
Ivantage:
Standard auto	1,190	1,253	323
Non-standard auto	46	148	246
Homeowners	456	441	135
Involuntary auto	17	21	17
Other personal lines	96	120	15

Total Ivantage	1,805	1,983	736

Total premiums written	$22,601	$21,856	$20,381

        Standard auto premiums written increased 5.9% for PP&C to $13.31 billion in 2001 from $12.57 billion in 2000, following a 9.9% increase in 2000 from $11.44 billion at year-end 1999.

        Allstate brand standard auto premiums increased 7.1% in 2001 compared to 2000, with new business increasing 16.5% to $1.09 billion during the period. The number of policies in force increased 3.6%, and average premium per policy also increased 2.8% in 2001 over 2000, due primarily to higher average renewal premiums. At year-end 2001, the Allstate brand 30-day gross renewal ratio for standard auto policyholders declined 0.2 points from year-end 2000 levels, to 90.2. Allstate brand standard auto premiums increased

1.8% in 2000 when compared to 1999 levels, due to a 1.9% increase in the number of new and renewal policies in force, partially offset by a 0.1% decrease in average premiums per policy.

        Ivantage standard auto premiums decreased 5.0% in 2001 compared to 2000. This decrease was the result of profit improvement actions resulting in fewer new and renewal policies in force, partially offset by increased average premium per policy. Ivantage standard auto premiums increased in 2000 when compared to 1999 due to the acquisition of Encompass in the fourth quarter of 1999.

        Increases in standard auto average premium per policy were due to rate actions taken in both the Allstate brand and Ivantage during 2001 and 2000, and due to a shift to newer and more expensive autos by Allstate brand policyholders. The Allstate brand received approval for standard auto rate changes, some in connection with the implementation of SRM, in 38 states and Washington D.C. during 2001 with a weighted average rate increase of 5.9% on an annual basis. Ivantage received approval for standard auto rate changes in 37 states during 2001 with a weighted average rate increase of 2.1% on an annual basis.

        Non-standard auto premiums written decreased 14.0% for PP&C to $2.67 billion in 2001 from $3.11 billion in 2000, following a 10.3% decrease in 2000 from $3.46 billion at year-end 1999.

        Allstate brand non-standard auto premiums decreased 11.2% in 2001 compared to 2000, with new business declining 8.4% to $499 million during the period. The number of policies in force declined 18.1%. Partially offsetting fewer policies in force was a 6.9% increase in average premium per policy in 2001 over 2000, with increases coming primarily from higher average renewal premiums. At year-end 2001, the Allstate brand 30-day gross renewal ratio for non-standard auto policyholders declined 3.3 points from year-end 2000 levels, to 71.9. Allstate brand non-standard auto premiums decreased 8.1% in 2000 when compared to 1999 levels, due to a 15.0% decrease in the number of new and renewal policies in force and a 1.1% decrease in average premiums per policy. Average premiums per policy decreased in 2000, despite rate increases taken during the year, due to policyholders selecting less coverage.

        Ivantage non-standard auto premiums decreased 68.9% in 2001 compared to 2000, due to a 55.0% decrease in new and renewal policies in force, partially offset by a 16.7% increase in average premium per policy in 2001 over 2000 levels. Ivantage non-standard auto premiums decreased 39.8% in 2000 when compared to 1999 levels, due to a 68.0% decrease in the number of new and renewal policies in force and a 0.2% decrease in average premiums per policy.

        Decreases in non-standard auto premiums during 2001 and 2000 were primarily due to the implementation of programs to address adverse profitability trends for both the Allstate brand and Ivantage. These programs vary by state and include changes such as additional premium down payment requirements, tightening underwriting requirements, rate increases, policy non-renewal where permitted and certain other administrative changes.

        Increases in non-standard auto average premium per policy were due to rate actions taken for both the Allstate brand and Ivantage during 2001 and 2000. The Allstate brand received approval for non-standard auto rate changes, some in connection with the implementation of SRM, in 45 states and Washington D.C. during 2001 with a weighted average rate increase of 10.8% on an annual basis. Ivantage received approval for non-standard auto rate changes, some in connection with the implementation of SRM, in 9 states during 2001 with a weighted average rate increase of 12.2% on an annual basis.

        Homeowners premiums written increased 6.8% for PP&C to $4.40 billion in 2001 from $4.12 billion in 2000, following a 17.4% increase in 2000 from $3.51 billion in 1999.

        Allstate brand homeowners premiums increased 7.2% in 2001 compared to 2000, with new business increasing 6.6% to $449 million during that period. The number of policies in force increased 2.2%, and average premium per policy increased 5.4% in 2001 over 2000, due primarily to higher average renewal premiums. At year-end 2001, the Allstate brand 30-day gross renewal ratio for homeowners policyholders increased 0.5 points over year-end 2000 levels, to 88.8. Allstate brand homeowners premiums increased 9.0% in 2000 when compared to 1999 levels, due to a 1.9% increase in renewal policies in force and a 4.4% increase in average premiums per policy.

        Ivantage homeowners premiums increased 3.4% in 2001 compared to 2000 due to increased average premium per policy, partially offset by fewer policies in force. Ivantage homeowners premiums increased in 2000 when compared to 1999 due to the acquisition of Encompass in the fourth quarter of 1999.

        Increases in homeowners average premium per policy were due to rate actions taken for both the Allstate brand and Ivantage during 2001 and 2000. The Allstate brand received approval for homeowners rate changes, some in connection with the implementation of SRM, in 40 states and Washington D.C. during 2001 with a weighted average rate increase of 16.4% on an annual basis. Ivantage received approval for homeowners rate changes in 31 states during 2001 with a weighted average rate increase of 5.0% on an annual basis.

PP&C Underwriting Results are used by Allstate management to evaluate the profitability of the segment and each line of business. Underwriting (loss) income includes premiums earned, less claims and claims expense ("losses") and certain other expenses. Another analytical measure that reflects a component of the segment or line of business' profitability is its loss ratio, which is the percentage of losses to premiums earned. The effects of net investment income, realized capital gains and losses and certain other items have been excluded from these measures due to the volatility between periods and because such data is often excluded when evaluating the overall financial performance and profitability of property and casualty insurers. These underwriting results should not be considered as a substitute for any generally accepted accounting principle ("GAAP") measure of performance. A reconciliation of underwriting results to net income is provided in the table on page C-8. Allstate's method of calculating underwriting results may be different from the method used by other companies and therefore comparability may be limited.

($ in millions, except ratios)	2001	2000	1999
Premiums written	$22,601	$21,856	$20,381

Premiums earned	$22,182	$21,868	$20,103
Claims and claims expense ("losses")	17,506	16,386	14,642
Other costs and expenses	5,162	5,201	4,799
Amortization of goodwill	21	23	13
Restructuring and related charges	120	71	73

Underwriting (loss) income	$(627)	$187	$576

Catastrophe losses	$894	$967	$816

Underwriting (loss) income by brand
Allstate brand	$(310)	$501	$784
Ivantage	(317)	(314)	(208)

Underwriting (loss) income	$(627)	$187	$576

        PP&C experienced an underwriting loss of $627 million during 2001 compared to underwriting income of $187 million in 2000. The loss in 2001 was the result of losses in both Allstate brand and Ivantage, compared to underwriting income in 2000 in the Allstate brand being partially offset by an underwriting loss in Ivantage. The underwriting loss in 2001 was due to higher losses during the year as compared to 2000, partially offset by increased premiums earned and decreased other costs and expenses. Higher losses in 2001 were due to increases in standard auto and homeowners frequency (rate of claim occurrence) and auto and homeowners claim severity (average cost per claim), in part due to increased weather-related claims such as wind, hail, lightning, freeze and water losses, which include mold losses, not meeting the criteria to be declared a catastrophe.

        Another factor causing loss costs to increase in 2001 when compared to 2000 was increased estimates for losses from prior years. This unfavorable reserve development in 2001 was due to reduced reserve releases, offset by greater volume of late reported unusual weather-related losses than expected from the end of the year 2000 which were reported in the year 2001, additional incurred losses on the 1994 Northridge earthquake, adverse results of class action and other litigation, adverse development of property losses, and adverse development of losses in the Encompass and Canadian businesses. In 2001, reserve releases were at reduced levels due to increasing claim severity trends, which began to deteriorate in 2000 as a result of higher automobile repair and residential construction costs, and increasing medical cost inflation.

        Underwriting income decreased in 2000 from $576 million in 1999 due primarily to impacts of increased losses and higher expenses, partially offset by increased premiums earned. Higher losses in 2000 were due to increased auto claim frequency and auto and homeowners claim severity, in part due to increased catastrophe losses. In 2000, reserve development for losses from prior years was favorable.

        Changes in auto claim severity are generally influenced by inflation in the medical and auto repair sectors of the economy. The Company mitigates these effects through various loss management programs. Injury claims are affected largely by medical cost inflation while physical damage claims are affected largely by auto repair cost inflation and used car prices. Allstate's rate of increase in incurred injury claim severity during 2001 and 2000 was generally higher than the relevant medical cost indices. However in 2001, Allstate's rate was lower than insurance industry trends, whereas in 2000, Allstate's rate was consistent with industry trends. Management believes the Company's claim settlement initiatives, such as improvements to the claim settlement process, medical management programs, the use of special investigative units to detect fraud and handle suspect claims, litigation management and defense strategies, as well as various loss management initiatives underway, contribute positively to the reduction of injury severity trends. Severity will continue to be adversely affected if inflationary pressures on medical costs outweigh the benefit of claim settlement initiatives.

        For auto physical damage coverages, the Company monitors its rate of increase in average cost per claim against a weighted average of the Body Work price index and the Used Car price index. In 2001, Allstate's rate of increase in physical damage coverage severity trended favorably to the relevant indices, and in 2000, Allstate's rate of increase was higher than the relevant indices. In 2001, the rate experienced by Allstate was lower than industry trends, whereas in 2000, Allstate experienced losses consistent with industry trends. Management believes that its results were largely impacted by the application of enhanced claim settlement practices for auto physical damage claims. Accordingly, the Company continues to pursue various loss management initiatives that it expects to contribute positively to the reduction of physical damage severity trends. During 2001, Allstate continued to implement policy language reaffirming that its collision and comprehensive coverages do not include inherent diminished value claims. As of December 31, 2001, a majority of states have approved this policy language.

        Changes in homeowners claim severity are generally influenced by inflation in the cost of building materials, the cost of construction and property repair services, the cost of replacing home furnishings and other contents, the types of claims that qualify for coverage, and other economic and environmental factors. The Company employs various management programs to mitigate the effect of these factors, however homeowners severity increased in 2001, more than offsetting the success of the Company's loss mitigation programs. Additional losses were also incurred in 2001 due to a significant volume of mold claims in Texas, totaling approximately $180 million for the year. The Company has taken a range of actions that it expects to contribute positively to the improvement of homeowners severity trends and containment of mold-related losses that are expected to be completely recognized in the financial results for 2003. During 2001, Allstate began the implementation of policy language that limits exposure to mold claims to $5,000 for specified remediation of mold that results from a covered water loss. Approximately 25 states have approved this policy language to date.

($ in millions, except ratios)	2001	2000	1999
Premiums earned
Allstate brand:
Standard auto	$11,846	$11,237	$11,082
Non-standard auto	2,689	3,053	3,181
Homeowners	3,799	3,577	3,305
Other	2,016	1,894	1,807

Total Allstate brand	20,350	19,761	19,375
Ivantage:
Standard auto	1,209	1,307	326
Non-standard auto	53	198	215
Homeowners	460	473	119
Other	110	129	68

Total Ivantage	1,832	2,107	728

Total PP&C premiums earned	$22,182	$21,868	$20,103

Claims and claims expense ("loss") ratio
Standard auto	76.5	71.2	68.0
Non-standard auto	82.9	94.5	82.7
Homeowners	85.1	69.8	75.8
Other	76.6	77.1	78.6

Total PP&C loss ratio	78.9	74.9	72.8
PP&C expense ratio	23.9	24.2	24.3

PP&C combined ratio	102.8	99.1	97.1

Loss ratios by brand
Allstate brand:
Standard auto	75.4	70.3	67.9
Non-standard auto	83.0	91.8	82.6
Homeowners	85.3	69.2	76.1
Other	75.4	75.2	77.4

Total Allstate brand loss ratio	78.3	73.9	72.3
Allstate brand expense ratio	23.2	23.6	23.6

Allstate brand combined ratio	101.5	97.5	95.9

Ivantage:
Standard auto (Encompass)	86.4	79.0	73.0
Non-standard auto (Deerbrook)	81.1	135.4	85.6
Homeowners (Encompass)	82.8	74.2	67.2
Other	97.3	105.4	110.3

Total Ivantage loss ratio	86.0	84.9	85.9
Ivantage expense ratio	31.3	30.0	42.7

Ivantage combined ratio	117.3	114.9	128.6

        Standard auto loss ratio increased 5.3 points in 2001 over 2000 levels and 3.2 points in 2000 over 1999 levels. The increase during both years was primarily due to higher losses resulting from claim severity and frequency, partially offset by increased premiums earned. Losses were also impacted during 2001 by reserve increases for losses which occurred in prior years, compared to prior years' reserve decreases in 2000.

        Examples of actions Allstate took during 2001 to address the standard auto loss ratio included implementing premium rate increases, down payment requirements and other underwriting changes in several large standard auto premium states such as Florida, California and Texas.

        Non-standard auto loss ratio decreased 11.6 points in 2001 below 2000 levels, after increasing 11.8 points in 2000 over 1999 levels. The decline in 2001 was due to lower claim frequency and severity, partly offset by lower premiums earned. Decreased claim frequency and premiums earned were primarily due to the implementation of specific non-standard auto programs to address adverse profitability trends.

        Examples of actions Allstate took during 2001 to address the non-standard auto loss ratio included rate increases, implementing down payment requirements, and other underwriting changes in certain states such as Florida, which is the largest non-standard auto premium state.

        When the insurance industry tightens underwriting standards in the voluntary market, the amount of business written by the involuntary market tends to increase. The loss ratios on involuntary auto tend to be adverse to the Company.

        Homeowners loss ratio increased 15.3 points in 2001 over 2000 levels after declining 6.0 points in 2000 from 1999 levels. The increase in 2001 was primarily due to higher claim severity and frequency, in part related to the emergence of mold-related claims during the year, late reported weather-related losses, and increased reserves for the 1994 Northridge earthquake. Higher losses were partially offset by increased premiums earned.

        Homeowners product pricing is typically intended to establish acceptable long-term returns, as determined by management, over a period of years. Losses, including losses from catastrophic events and weather-related losses, are accrued on an occurrence basis within the policy period. Therefore in any reporting period, loss experience from catastrophic events and weather-related losses may contribute to negative or positive underwriting performance relative to the expectations incorporated into the product pricing. Accordingly, the homeowners line of business is more capital intensive than other personal lines of business.

        The Company is currently executing a range of actions to mitigate adverse homeowners trends. Examples of the actions Allstate took during 2001 include market or state-specific product designs, underwriting and rating changes, discontinuation of specific coverages, specific policy language clarifying coverage for mold claims and loss management initiatives. These actions are intended to improve the profitability of this business, particularly in states such as Texas, Illinois and Michigan, which are three of the largest homeowners premium states experiencing adverse trends. The effect of these actions on profitability is currently not estimable. The effect is dependent upon the time it takes to implement these actions, and because homeowners policies typically renew on a 12-month basis. The effects are expected to be completely recognized in the financial results for 2003.

        Expense ratio declined in 2001 from 2000 levels due to the successful completion of the $600 million cost reduction program, as well as other actions. The 2000 expense ratio was consistent with 1999 also due to the impacts of the implementation of this cost reduction program. The impact of the reduction program on the expense ratio was partially offset in 2001 and 2000 by the Company's investment in various initiatives, such as The Good Hands Network, and increased advertising and technology investments. The Ivantage expense ratio is higher on average due to higher commission rates, integration expenses, expenditures for technology and expenses related to the administration of certain mandatory insurance pools.

        Allstate continues to examine its expense structure for additional areas where costs may be reduced. The efficacy of these reduction efforts, however, is difficult to predict due to external factors that also impact the expense ratio. These external factors include items such as the stock market impact on pension and other benefit expenses and the probability of future guaranty fund assessments.

        The restructuring charges incurred during 2001 were primarily the result of a program to realign the Company's field claim offices to fewer, larger office locations, centralization of the Auto Express function to a few large offices that handle claim reporting processing and settlement of non-complex auto claims, and the re-design of CICs and other back-office operations. The Company anticipates that this plan will produce approximately $140 million of annual expense reductions. The 2001 charges also include a non-cash charge resulting from pension benefit payments made in connection with the restructuring program announced in 1999. The restructuring charges incurred during 2000 and 1999 were primarily the result of implementing the cost reduction program announced in 1999, relating to the reorganization of agency programs to a single exclusive agency independent contractor program, the elimination of certain employee positions and the consolidation of operations and facilities. The impact of these charges on the PP&C segment was $120 million in 2001, $71 million in 2000 and $73 million in 1999. For a more detailed discussion of these charges, see Note 12 to the consolidated financial statements.

PP&C Catastrophe Losses are an inherent risk of the property-liability insurance industry which have contributed, and will continue to contribute, to potentially material year-to-year fluctuations in Allstate's results of operations and financial position. A "catastrophe" is defined by Allstate as an event that produces pre-tax losses before reinsurance in excess of $1 million, and involves multiple first party policyholders, or an event that produces a number of claims in excess of a preset per-event threshold of average claims in a specific area. Catastrophes are caused by various natural events including earthquakes, wildfires, tornadoes, hailstorms, hurricanes, tropical storms, high winds and winter storms. Allstate's PP&C segment is also exposed to catastrophic events that are not the result of acts of nature, such as certain acts of terrorism or certain industrial accidents, the nature and level of which in any period cannot be predicted and could be material to results of operations and financial position.

        Allstate includes catastrophes in claims and claims expense, thus impacting both the underwriting results and loss ratios. During 2001, catastrophe losses totaled $894 million, compared to catastrophe losses of $967 million in 2000 and $816 million in 1999.

        The impact of catastrophe losses on the loss ratio is shown in the following table.

	2001	2000	1999
Effect of catastrophe losses on loss ratio
Allstate brand:
Standard auto	1.1	1.3	1.0
Non-standard auto	0.7	1.1	0.9
Homeowners	15.2	17.3	17.0
Ivantage:
Standard auto	1.0	1.1	—
Non-standard auto	—	0.6	—
Homeowners	13.7	17.5	—
Other	3.9	3.6	6.2

Total	4.0	4.4	4.1

        Allstate has limited, over time, its aggregate insurance exposures in certain regions prone to natural event catastrophes. These limits include restrictions on the amount and location of new business production, limitations on the availability of certain policy coverages, policy brokering and increased participation in catastrophe pools. Allstate has also requested and received rate increases and has expanded its use of increased hurricane, tropical cyclone and earthquake deductibles in certain regions prone to catastrophes. However, these initiatives are somewhat mitigated by requirements of state insurance laws and regulations, as well as by competitive considerations.

        For Allstate, areas of potential catastrophe losses due to hurricanes include major metropolitan centers near the eastern and gulf coasts of the United States. Allstate Floridian Insurance Company ("Floridian") and Allstate Floridian Indemnity Company ("AFI") sell and service Allstate's Florida residential property policies, and have access to reimbursements on certain qualifying Florida hurricanes and exposure to assessments from the Florida Hurricane Catastrophe Fund ("FHCF"). In addition, Floridian and AFI are potentially subject to assessments from the Florida Windstorm Underwriting Association ("FWUA") and the Florida Property and Casualty Joint Underwriting Association ("FPCJUA"), organizations created to provide coverage for catastrophic losses to property owners unable to obtain coverage in the private insurance market. The Company has also mitigated its ultimate exposure to hurricanes through policy brokering including, for example, the Company's brokering of insurance coverage for hurricanes in Hawaii to a non-affiliated company.

        FHCF provides Floridian and AFI access to reimbursements for 90% of hurricane losses in excess of approximately the first $270 million for each hurricane, up to an aggregate of $890 million (90% of approximately $1.00 billion) in a single hurricane season, and $1.40 billion total reimbursement over two hurricane seasons.

        The FHCF has the authority to issue bonds to pay its obligations to participating insurers. The bonds issued by the FHCF are funded by assessments on all property and casualty premiums written in the state, except accident and health insurance. These assessments are limited to 4% of premiums in the first year of assessment, and up to a total of 6% of premiums for assessments in the second and subsequent years. Insurers may recoup assessments immediately through increases in policyholder rates. A rate filing or any portion of a rate change attributable entirely to an assessment is deemed approved when made with the State of Florida Department of Insurance (the "Department"), subject to the Department's statutory authority to review the "adequacy" of any rate at any time.

        FWUA and FPCJUA levy regular assessments on participating companies if their deficit(s) in any calendar year is less than or equal to 10% of Florida property premiums industry-wide for that year. An insurer may recoup a regular assessment through a surcharge to policyholders subject to a cap on the amount that can be charged in any one year. If the deficit exceeds 10%, the FWUA and/or the FPCJUA can also fund the deficit through the issuance of bonds. The costs of these bonds are then funded through a regular assessment in the first year following the deficit and emergency assessments in subsequent years. Companies are required to collect the emergency assessments directly from policyholders and remit these monies to these organizations as they are collected. Participating companies are obligated to purchase any unsold bonds issued by the FWUA and/or the FPCJUA. The insurer must file any recoupment surcharge with the Department at least 15 days prior to imposing the surcharge on any policies. The surcharge may be used automatically after the expiration of the 15 days, unless the Department has notified the insurer in writing that any of its calculations are incorrect.

        While the statutes are designed so that the ultimate cost is borne by the policyholders, the exposure to assessments from facilities such as the FHCF, FWUA and FPCJUA, and availability of recoveries from these facilities, may not offset each other in the financial statements due to timing and the possibility of policies not being renewed in subsequent years.

        Exposure to certain potential losses from earthquakes in California is limited by the Company's participation in the California Earthquake Authority ("CEA"), which provides insurance for California earthquake losses. Other areas in the United States where Allstate faces exposure to potential earthquake losses include areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington and Charleston, South Carolina.

        CEA is a privately-financed, publicly-managed state agency created to provide insurance coverage for earthquake damage. Insurers selling homeowners insurance in California are required to offer earthquake insurance to their customers either through their company or by participation in the CEA. The Company's homeowners policies continue to include coverages for losses caused by explosions, theft, glass breakage and fires following an earthquake, which are not underwritten by the CEA.

        Should losses arising from an earthquake cause a deficit in the CEA, additional funds needed to operate the CEA would be obtained through assessments on participating insurance companies, payments received under reinsurance agreements and bond issuances funded by future policyholder assessments. Participating insurers are required to pay an assessment, not to exceed $2.18 billion, if the capital of the CEA falls below $350 million. Participating insurers are required to pay a second assessment, not to exceed $1.46 billion, if aggregate CEA earthquake losses exceed $5.52 billion and the capital of the CEA falls below $350 million. At December 31, 2001, the CEA's capital balance was approximately $1.00 billion. If the CEA assesses its member insurers for any amount, the amount of future assessments on members is reduced by the amounts previously assessed. To date, the CEA has not assessed member insurers beyond the initial assessment paid by participating insurers in 1996. The authority of the CEA to assess participating insurers for the first assessment expires when it has completed twelve years of operation. All future assessments on participating

CEA insurers are based on their CEA insurance market share as of December 31 of the preceding year. As of December 31, 2001, the Company had a 25.5% share of the CEA. Allstate does not expect its CEA market share to materially change. At this share, the maximum possible CEA assessment on the Company would be $927 million. However, Allstate does not expect its portion of these additional contingent assessments, if any, to exceed $556 million, its share of the first assessment, as the likelihood of an event exceeding the CEA claims paying capacity of $5.52 billion, and therefore incurring the second assessment, is remote. Management believes Allstate's exposure to earthquake losses in California has been significantly reduced as a result of its participation in the CEA.

        While management believes the Company's natural event catastrophe management initiatives have reduced the potential magnitude of possible future losses, the Company continues to be contingently responsible for assessments by the CEA and various Florida facilities, and to be exposed to catastrophes that may materially impact results of operations and financial position. For example, the Company's historical catastrophe experience includes losses relating to Hurricane Andrew in 1992 totaling $2.26 billion and the Northridge earthquake of 1994 totaling $2.03 billion ($125 million of which was recorded in 2001). The next largest hurricane experienced by the Company was Hurricane Hugo in 1989 with losses totaling 11.2% of Hurricane Andrew's losses, and the next largest earthquake experienced by the Company was the San Francisco earthquake of 1989 with losses totaling 7.5% of the Northridge earthquake's losses.

        Since 1991, the aggregate impact of catastrophes on the Company's total loss ratio was 6.0 pts. Excluding losses from Hurricane Andrew, California earthquakes and Hawaii hurricanes during that period, since the exposure for these catastrophes is now substantially covered by an industry reinsurance or reimbursement mechanism (i.e. CEA and various Florida facilities), the aggregate impact of all other catastrophes on the Company's total loss ratio was 3.8 pts. Comparatively, the aggregate impact of catastrophes on the homeowners loss ratio over the last ten years, excluding losses from Hurricane Andrew, California earthquakes and Hawaii hurricanes during that period, was 16.7 pts. The catastrophe impact on the homeowners loss ratio in jurisdictions deemed to have hurricane exposure (those jurisdictions bordering the eastern and gulf coasts) was 17.5 pts, and in all other states the impact was 15.7 pts over this ten-year period. Comparatively, during 2001, catastrophes in the states deemed to have hurricane exposure had an impact of 8.6 pts on the homeowners loss ratio, while in all other states catastrophes had an impact of 17.2 pts. The total catastrophe impact on the homeowners loss ratio was 12.4 pts during 2001.

        Allstate continues to evaluate alternative business strategies to more effectively manage its exposure to catastrophe losses, including rate increases. In 2001, Allstate received approval for homeowners rate increases in 16 states deemed to have primarily hurricane exposure and Washington D.C. with a weighted average rate change in those jurisdictions of 15.6%. In addition, Allstate received approval for homeowners rate increases in 28 other states with a weighted average rate change of 14.9%.

        The establishment of appropriate reserves for losses incurred from catastrophes, as for all outstanding property-liability claims, is an inherently uncertain process. Catastrophe reserve estimates are regularly reviewed and updated, using the most current information and estimation techniques. Any resulting adjustments, which may be material, are reflected in current operations.

        Allstate continues to support the enactment of federal legislation that would reduce the impact of catastrophic events. Allstate cannot predict whether such legislation will be enacted or the effect on Allstate if it were enacted.

PP&C Outlook

  •
  Allstate expects to continue to pursue product pricing increases and other underwriting actions necessary to improve the Company's profitability. The impact of these actions is expected to increase average gross premium in the future, while potentially having adverse impacts on policies in force, gross renewal ratios and agent productivity.

  •
  Allstate intends to continue to refine and implement SRM as the regulatory review process is completed, additional analysis is performed and new factors are introduced. It is expected that the successful implementation of SRM will improve agent productivity and the Company's profitability.

  •
  The range of actions to mitigate adverse homeowners trends, such as market or state-specific product design, underwriting and rating changes, discontinuation of specific coverages and loss management initiatives, are expected to improve the profitability of this line, and are expected to be completely recognized in the financial results for 2003.

  •
  Increasing severity may adversely impact reserve development and loss cost trends. As a result, Allstate continues to reexamine and modify the processes used by its claims service organization designed to mitigate these trends.

  •
  During 2001, Allstate introduced changes in the exclusive agent sales organizational structure and incentives. These changes provide a consistent strategy and are designed to promote additional cross selling opportunities between agents who have historically focused on PP&C products and agents who have historically focused on Allstate Financial products. Included in this strategy is the initiative to encourage exclusive Allstate agents to become Personal Financial Representatives ("PFRs"). PFRs are licensed to sell products such as variable annuities and variable life insurance.

  •
  Allstate has introduced and continues to refine new desktop technology for exclusive agencies. This technology links the agencies with the Allstate website and CICs. This technology must be reliable in order to promote its use and fully intended functionality.

DISCONTINUED LINES AND COVERAGES SEGMENT

        Summarized underwriting results for the years ended December 31, for the Discontinued Lines and Coverages segment are presented in the following table.

($ in millions)	2001	2000	1999
Underwriting loss	$24	$14	$49

        Discontinued Lines and Coverages represents business no longer written by Allstate and includes results from environmental, asbestos and other mass tort exposures, and certain commercial and other businesses in run-off. This segment also included mortgage pool insurance business, which the Company exited in 1999. Allstate has assigned management of this segment to a designated group of professionals with expertise in claims handling, policy coverage interpretation and exposure identification with respect to its discontinued businesses.

        During 2001, the Company's annual review of reserves for environmental, asbestos and other mass tort exposures resulted in an increase in reserves for asbestos of $61 million after-tax, offset by reserve releases for environmental exposures of $30 million after-tax and other mass tort of $25 million after-tax. See the Property-Liability Claims and Claims Expense Reserves discussion for a more detailed description of Allstate's reserving practices.

Discontinued Lines and Coverages Outlook

  •
  Allstate expects to continue to see increases in future asbestos losses. These increases are expected due to the potential adverse impact of information becoming known relating to additional claims, or the impact of resolving unsettled claims based on unanticipated events such as litigation.

PROPERTY-LIABILITY INVESTMENT RESULTS

Pretax net investment income decreased 3.8% in 2001 from the prior year, after increasing 3.0% in 2000 when compared to 1999. In 2001, the decrease was due to reduced Property-Liability portfolio balances and lower portfolio yields. Lower portfolio balances were due to dividends paid by Allstate Insurance Company ("AIC") to The Allstate Corporation, and lower cash flow from operations as a result of underwriting losses. In 2000, the increase was due to increased investment balances, assets acquired with the acquisition of Encompass, income from partnership interests and investment yields, partially offset by dividends paid by AIC to The Allstate Corporation.

After-tax realized capital losses were $83 million in 2001 compared to after-tax realized capital gains of $326 million in 2000 and $609 million in 1999. The following table describes the factors driving the realized capital gains and losses results.

($ in millions)	2001	2000	1999
Investment write-downs	$(78)	$(33)	$(34)
Portfolio trading	14	359	643
Valuation of derivative securities	(19)	—	—

Total realized capital gains and losses, after-tax	$(83)	$326	$609

        Realized capital losses from the valuation of derivative securities during 2001 reflects the impact of new accounting policies adopted during the year related to the Statements of Financial Accounting Standards ("SFAS") Nos. 133 and 138. Period-to-period fluctuations in realized capital gains and losses are largely the result of the timing of sales decisions reflecting management's decisions on positioning the portfolio, as well as assessments of individual securities and overall market conditions.

Investment Outlook

  •
  The Property-Liability investment portfolio is reliant upon positive cash flows to support investment purchases. Therefore negative trends in underwriting cash flows, coupled with dividends paid from AIC to The Allstate Corporation, will have adverse impacts on net investment income in the segment.

  •
  Allstate expects to experience lower investment yields due, in part, to the reinvestment of proceeds from prepayments, calls and maturities, and the investment of cash flows from operations, in securities yielding less than the average portfolio rate.

  •
  Net investment income is expected to have a smaller component of income from partnership interests in the future, which has historically caused volatility in net investment income results.

  •
  During early 2002, the Company decided to sell approximately $1.00 billion of the Property-Liability equity securities portfolio. The proceeds are being invested in fixed income securities. This action is intended to increase net investment income.

DISPOSITIONS

        During 2001, Property-Liability completed the disposition of several of its international operations, resulting in the recognition of a $40 million after-tax loss on dispositions and a $50 million tax benefit, not previously recognized, attributable to the inception-to-date operating losses of these subsidiaries.

        The underwriting results of the international business disposed in 2001 are presented in the following table.

($ in millions)	2001	2000	1999
Premiums written
Standard auto	$52	$29	$20
Other	3	5	—

Total	$55	$34	$20

Premiums earned
Standard auto	$33	$22	$19
Other	3	5	—

Total	$36	$27	$19

Loss ratio
Standard auto	103.4	94.1	105.4
Other	70.4	64.7	—

Total loss ratio	100.8	88.5	105.4
Expense ratio	152.8	288.9	310.5

Combined ratio	253.6	377.4	415.9

        At December 31, 2001, Allstate's remaining non-domestic insurance entity is in Canada. The underwriting results of the Canadian business are presented in the following table.

($ in millions)	2001	2000	1999
Premiums written
Standard auto	$269	$244	$217
Non-standard auto	111	91	64
Homeowners	64	60	56
Other	33	35	38

Total Canada	$477	$430	$375

Premiums earned
Standard auto	$252	$220	$194
Non-standard auto	100	75	61
Homeowners	58	55	52
Other	31	40	46

Total Canada	$441	$390	$353

Loss ratio
Standard auto	94.4	83.5	78.2
Non-standard auto	80.9	69.0	53.9
Homeowners	72.6	77.4	83.8
Other	72.1	77.9	97.6

Total Canada loss ratio	87.0	79.3	77.3
Canada expense ratio	27.0	30.8	33.7

Canada combined ratio	114.0	110.1	111.0

PROPERTY-LIABILITY CLAIMS AND CLAIMS EXPENSE RESERVES

        Underwriting results of Property-Liability are significantly influenced by estimates of property-liability claims and claims expense reserves (see also Note 7 to the consolidated financial statements). These reserves are an estimate of amounts necessary to settle all outstanding claims, including claims that have been incurred but not reported ("IBNR"), as of the reporting date.

        These reserve estimates are based on known facts and interpretations of circumstances, and internal factors including Allstate's experience with similar cases, historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, loss control programs and product mix. In addition, the reserve estimates are influenced by external factors including court decisions, economic conditions and public attitudes. The Company, in the normal course of business, may also supplement its claims processes by utilizing third party adjusters, appraisers, engineers, inspectors, other professionals and information sources to assess and settle catastrophe and non-catastrophe related claims. The effects of inflation are implicitly considered in the reserving process.

        The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. Allstate regularly updates its reserve estimates as new information becomes available and as events unfold that may impact the resolution of unsettled claims. Changes in prior year reserve estimates, which may be material, are reflected in the results of operations in the period such changes are determinable.

        Changes in Allstate's estimate of prior year net loss reserves at December 31 are summarized in the following table.

($ in millions)	2001	2000	1999
Reserve re-estimates due to:
All other property-liability claims	$293	$(756)	$(841)
Environmental and asbestos claims	49	34	254

Pretax reserve increase (decrease)	$342	$(722)	$(587)

        Unfavorable development in all other property-liability claims in 2001 included a $451 million increase in the 2000 accident year losses offset by a $158 million net favorable development for all prior years. Approximately $219 million of the upward development of 2000 was the result of unusually bad weather experienced at year-end 2000 coupled with insufficiently anticipated late claim reporting. Approximately $107 million was recorded for adverse development of losses in the Encompass and Canadian businesses. The remainder was primarily attributable to increased severity for homeowners losses including mold-related losses in Texas. For years prior to 2000, the net release of $158 million included $125 million of strengthening for Northridge losses and $105 million adverse impact of litigation, with favorable loss cost development more than offsetting these adverse developments.

        Favorable calendar year reserve development in all other property-liability claims in 2000 and 1999 was primarily the result of favorable injury severity trends, as compared to the Company's anticipated trends. Favorable injury severity trends were largely due to moderate medical cost inflation and the mitigating effects of the Company's loss management programs. The impacts of moderate medical cost inflation have emerged over time as actual claim settlements validate its magnitude. While changes to the claim settlement process are believed to have contributed to favorable severity trends on closed claims, these changes also introduce a greater degree of variability in reserve estimates for the remaining outstanding claims.

        Future reserve re-estimates, if any, are expected to be adversely impacted by increases in medical cost inflation rates and physical damage repair costs.

        Allstate's exposure to environmental, asbestos and other mass tort claims stems principally from excess and surplus business written from 1972 through 1985, including substantial excess and surplus general liability coverages on Fortune 500 companies, and reinsurance coverage written during the 1960s through the mid-1980s, including reinsurance on primary insurance written on large United States companies. Additional, although less material, exposure stems from direct commercial insurance written for small to medium size companies during this period. Other mass tort exposures primarily relate to general liability and product liability claims, such as those for medical devices and other products.

        In 1986, the general liability policy form used by Allstate and others in the property-liability industry was amended to introduce an "absolute pollution exclusion", which excluded coverage for environmental damage claims and added an asbestos exclusion. Most general liability policies issued prior to 1987 contain annual aggregate limits for product liability coverage. General liability policies issued in 1987 and thereafter contain annual aggregate limits for product liability coverage and annual aggregate limits for all coverages. Allstate's experience to date is that these policy form changes have limited its exposure to environmental and asbestos claim risks.

        Establishing net loss reserves for environmental, asbestos and other mass tort claims is subject to uncertainties that are greater than those presented by other types of claims. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage, availability and collectibility of reinsurance and the extent and timing of any such contractual liability. The legal issues concerning the interpretation of various insurance policy provisions and whether those losses are covered, or were ever intended to be covered, are complex. Courts have reached different and sometimes inconsistent conclusions as to when losses are deemed to have occurred and which policies provide coverage; what types of losses are covered; whether there is an insurer obligation to defend; how policy limits are determined; how policy exclusions and conditions are applied and interpreted; and whether clean-up costs represent insured property damage. Management believes these issues are not likely to be resolved in the near future.

        The table below summarizes reserves and claim activity for environmental and asbestos claims before (Gross) and after (Net) the effects of reinsurance for the past three years.

	2001		2000		1999
($ in millions, except ratios)	Gross	Net	Gross	Net	Gross	Net
ENVIRONMENTAL CLAIMS
Beginning reserves	$559	$429	$665	$506	$840	$641
Incurred claims and claims expense	(60)	(45)	(26)	(4)	(109)	(96)
Claims and claims expense paid	(55)	(41)	(80)	(73)	(66)	(39)

Ending reserves	$444	$343	$559	$429	$665	$506

Survival ratio	8.1	8.4	7.0	5.9	10.1	13.0

ASBESTOS CLAIMS
Beginning reserves	$871	$642	$1,047	$758	$686	$459
Incurred claims and claims expense	158	94	34	38	447	350
Claims and claims expense paid	(100)	(61)	(210)	(154)	(86)	(51)

Ending reserves	$929	$675	$871	$642	$1,047	$758

Survival ratio	9.3	11.1	4.1	4.2	12.2	14.9

COMBINED ENVIRONMENTAL AND ASBESTOS CLAIMS
Survival ratio	8.9	10.0	4.9	4.7	11.3	14.0

Percentage of IBNR in ending reserves		58.4%		58.4%		59.1%

        The survival ratio is calculated by taking the Company's ending reserves divided by payments made during the year, which is an extremely simplistic approach to measuring the adequacy of environmental and asbestos reserve levels. Many factors, such as mix of business, level of coverage provided and settlement procedures have significant impacts on the amount of environmental and asbestos claims and claims expense reserves, ultimate claim payments and the resultant ratio. As payments result in corresponding reserve reductions, survival ratios can be expected to vary over time.

        In 2001, the environmental survival ratio increased due to a decrease in claims paid, and the asbestos survival ratio increased due to a decrease in claims paid and increased reserve levels. In 2000, both the environmental and asbestos survival ratios decreased, primarily due to commutations and policy buy-backs that, in turn, caused reduced reserve levels and increased claim payments. The total commutations and policy buy-backs, and survival ratios for environmental and asbestos claims for 2001, 2000 and 1999 excluding these commutations and policy buy-backs, are represented in the following table.

	2001		2000		1999
($ in millions, except ratios)	Gross	Net	Gross	Net	Gross	Net
ENVIRONMENTAL CLAIMS
Commutations and policy buy-backs	$10	$7	$45	$42	$25	$13
Survival ratio	10.0	9.9	16.1	13.7	16.0	19.6
ASBESTOS CLAIMS
Commutations and policy buy-backs	$3	$3	$101	$88	$11	$10
Survival ratio	9.5	11.6	8.0	9.7	14.0	18.6
COMBINED ENVIRONMENTAL AND ASBESTOS CLAIMS
Total commutations and policy buy-backs	$13	$10	$146	$130	$36	$23
Survival ratio	9.7	11.0	9.9	11.0	14.7	19.0

        Pending, new, total closed and closed without payment claims for environmental and asbestos exposures for the years ended December 31, are summarized in the following table.

Number of Claims	2001	2000	1999
Pending, beginning of year	14,748	15,864	16,027
New	1,995	1,856	2,991
Total closed	(1,831)	(2,972)	(3,154)

Pending, end of year	14,912	14,748	15,864

Closed without payment	1,018	1,572	2,357

        Allstate's reserves for environmental exposures could be affected by a change in the existing federal Superfund law and similar state statutes. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims. Management is unable to determine the effect, if any, that such legislation will have on results of operations or financial position.

        Management believes its net loss reserves for environmental, asbestos and other mass tort exposures are appropriately established based on available facts, technology, laws and regulations. However, due to the inconsistencies of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate cost of these claims may vary materially from the amounts currently recorded, resulting in an increase in loss reserves. In addition, while the Company believes that improved actuarial techniques and databases have assisted in its ability to estimate environmental, asbestos and other mass tort net loss reserves, these refinements may subsequently prove to be inadequate indicators of the extent of probable losses. Due to the uncertainties and factors described above, management believes it is not practicable to develop a meaningful range for any such additional net loss reserves that may be required.

Property-Liability Reinsurance Ceded    Allstate participates in various reinsurance mechanisms, including both voluntary and mandatory pools and facilities, primarily to mitigate losses arising from catastrophes, and has purchased reinsurance to mitigate long-tail liability lines, including environmental, asbestos and other mass tort exposures. The Company retains primary liability as a direct insurer for all risks ceded to reinsurers.

        In connection with the acquisition of Encompass in 1999, Allstate and Continental Casualty Company ("Continental"), a subsidiary of CNA Financial Corporation ("CNA"), entered into a four-year aggregate stop loss reinsurance agreement. The Company currently has reinsurance recoverable of $147 million from Continental on unpaid losses that are subject to the reinsurance agreement.

        In the event of a qualifying catastrophe, Allstate also has access to reimbursement provided by the FHCF for 90% of hurricane losses in excess of approximately the first $270 million for each hurricane, up to an aggregate of $890 million (90% of approximately $1.00 billion) in a single hurricane season, and $1.40 billion total reimbursement over two hurricane seasons. Additionally, in connection with the sale of the Company's reinsurance business to SCOR U.S. Corporation in 1996, Allstate entered into a reinsurance agreement for the post-1984 reinsurance liabilities. These reinsurance arrangements have not had a material effect on Allstate's liquidity or capital resources.

        The impact of reinsurance activity on Allstate's reserve for claims and claims expense at December 31, 2001 is summarized in the following table.

($ in millions)	Gross claims and claims expense reserves	Reinsurance recoverable on unpaid claims, net
Mandatory pools & facilities	$963	$835
Environmental & asbestos	1,373	355
Other	14,164	477

Total Property-Liability	$16,500	$1,667

        Allstate purchases reinsurance after evaluating the financial condition of the reinsurer, as well as the terms and price of coverage. Developments in the insurance industry have increasingly led to the segregation of environmental, asbestos and other mass tort exposures into separate legal entities with dedicated capital. Regulatory bodies in certain cases have supported these actions. The Company is unable to determine the impact, if any, that these developments will have on the collectibility of reinsurance recoverables in the future.

        Reinsurance recoverable on unpaid claims from mandatory pools and facilities totaled $835 million and $735 million at December 31, 2001 and 2000, respectively. Total reinsurance recoverable on paid and unpaid claims includes $627 million and $598 million for December 31, 2001 and 2000, respectively from the Michigan Catastrophic Claim Association ("MCCA"). The MCCA is funded by assessments from member companies who, in turn, can recover this assessment from policyholders. With the exception of mandatory pools and facilities and the recoverable balances from Continental and SCOR discussed above, the largest reinsurance recoverable balances the Company had outstanding were $82 million for both December 31, 2001 and 2000 from Employers' Reinsurance Company, and $55 million and $64 million from Lloyd's of London, at December 31, 2001 and 2000, respectively. Lloyd's of London implemented a restructuring plan in 1996 to solidify its capital base and to segregate claims for years prior to 1993. The impact, if any, of the restructuring on the collectibility of the recoverable from Lloyd's of London is uncertain at this time. The recoverable from Lloyd's of London syndicates is spread among thousands of investors who have unlimited liability. At December 31, 2001 and 2000, no other amount due or estimated to be due from any one property-liability reinsurer was in excess of $34 million and $42 million, respectively.

        Estimating amounts of reinsurance recoverables is also impacted by the uncertainties involved in the establishment of loss reserves. Management believes the recoverables are appropriately established; however, as the Company's underlying reserves continue to develop, the amount ultimately recoverable may vary from amounts currently recorded. The reinsurers, and the respective amounts recoverable, are regularly evaluated by the Company and a provision for uncollectible reinsurance is recorded, if needed. The allowance for uncollectible reinsurance was $89 million and $102 million at December 31, 2001 and 2000, respectively.

        Allstate enters into certain inter-company insurance and reinsurance transactions for the Property-Liability and Allstate Financial operations in order to maintain underwriting control and manage insurance risk among various legal entities. These reinsurance agreements have been approved by the appropriate regulatory authorities. All significant inter-company transactions have been eliminated in consolidation.

ALLSTATE FINANCIAL 2001 HIGHLIGHTS

  •
  Statutory premiums and deposits decreased 13.4% to $10.61 billion in 2001 due to the impact of economic and market conditions during the year.

  •
  Separate Accounts assets decreased 11.2% due to declines in account balances related to market conditions during the year, partially offset by net new deposits.

  •
  Operating income increased 1.3% as an increased investment margin, resulting from 14.1% growth in invested assets, more than offset mortality losses and higher operating expenses.

ALLSTATE FINANCIAL OPERATIONS

Overview    Allstate Financial markets a diversified portfolio of retail and structured financial products to meet consumers' needs in the areas of protection, investment and retirement solutions.

        The retail products include term life; permanent life such as whole life, universal life, variable life, variable universal life and single premium life; annuities such as fixed annuities, market value adjusted annuities, variable annuities, equity indexed annuities and immediate annuities; and other protection products such as long-term care, accidental death, hospital indemnity, disability income, cancer, dental and credit insurance. Retail products are sold through a variety of distribution channels including exclusive Allstate agencies, financial services firms, independent agent broker/dealers including master brokerage agencies and direct marketing.

        The structured financial products include funding agreements ("FAs") and guaranteed investment contracts ("GICs") sold to qualified investment buyers. Structured financial products are sold through specialized brokers and investment bankers. Structured financial products also include investment products such as single premium structured settlement annuities sold through brokers who specialize in settlement of injury and other liability cases.

        Summarized financial data and key operating measures for Allstate Financial's operations for the years ended December 31, are presented in the following table.

($ in millions)	2001	2000	1999
Statutory premiums and deposits	$10,605	$12,245	$8,497

Investments	$46,066	$40,254	$34,444
Separate Accounts assets	13,587	15,298	13,857

Investments, including Separate Accounts assets	$59,653	$55,552	$48,301

GAAP premiums	$1,345	$1,344	$891
Contract charges	885	861	732
Net investment income	2,968	2,715	2,260
Contract benefits	1,671	1,605	1,260
Credited interest	1,733	1,585	1,318
Operating costs and expenses	952	915	706
Amortization of goodwill	29	30	—
Restructuring charges (credits)	8	(13)	8
Income tax expense	278	278	207

Operating income(1)	527	520	384
Realized capital gains and losses, after-tax	(158)	(51)	101
Cumulative effect of change in accounting principle, after-tax	(6)	—	—

Net income	$363	$469	$485

(1)
For a complete definition of operating income see the Allstate Financial operating income discussion beginning on page C- 29.

Statutory Premiums and Deposits is a measure used by Allstate management to analyze sales trends. Statutory premiums and deposits includes premiums and annuity considerations determined in conformity with statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the states in which the Company's insurance subsidiaries are domiciled, and all other funds received from customers on deposit type products which are treated as liabilities. The statutory accounting practices differ in certain, material aspects from GAAP.

        The following table summarizes statutory premiums and deposits by product line.

($ in millions)	2001	2000	1999
Life products
Interest-sensitive	$899	$948	$1,008
Traditional	455	442	367
Other	556	570	303

Total life products	1,910	1,960	1,678
Investment products
Investment contracts
Fixed Annuity	3,225	3,793	2,497
Structured financial products	2,685	2,412	1,675
Variable Separate Accounts	2,785	4,080	2,647

Total investment products	8,695	10,285	6,819

Total	$10,605	$12,245	$8,497

        Total statutory premiums and deposits decreased 13.4% to $10.61 billion in 2001 from $12.25 billion in 2000, following a 44.1% increase in 2000 from $8.50 billion in 1999.

        In 2001, statutory premiums and deposits decreased due primarily to declines in variable and fixed investment product sales. These declines were partly offset by increased sales of structured financial products. The decline in variable Separate Accounts sales is a reflection of the overall decline in the variable annuity market caused by economic and market conditions during the year. The fixed annuity decline is a reflection of management decisions to curtail sales in selected distribution channels in order to meet targeted returns. Increased sales of structured financial products during the year were due to the sale of $2.00 billion of funding agreements to special purpose entities ("SPEs") issuing medium-term notes. Period to period fluctuations in sales of structured financial products, including funding agreements, are largely due to management's assessment of market opportunities.

        The SPEs, Allstate Life Funding, LLC and Allstate Financial Global Funding, LLC, are used exclusively for the issuance of Allstate Financial funding agreements supporting medium-term note programs. The assets and liabilities of Allstate Life Funding, LLC are on the consolidated statement of financial position of Allstate Financial. Allstate Financial classifies the medium-term notes issued by Allstate Life Funding, LLC as contractholder funds, using similar accounting treatment as its other investment products. The assets and liabilities of Allstate Financial Global Funding, LLC are not on the consolidated statement of financial position of Allstate Financial due to the existence of a sufficient equity ownership interest by unrelated third parties in this entity. Allstate Financial classifies the funding agreements issued to Allstate Financial Global Funding, LLC as contractholder funds.

        In 2000, statutory premiums and deposits increased due to increases in variable Separate Accounts, fixed annuity, life products premiums and structured financial products sales. Variable investment product sales increased primarily due to $1.98 billion of sales from an alliance with Putnam Investments LLC that began in May of 1999. Fixed annuities grew in 2000 due to additional sales through independent agencies and the acquisition of American Heritage Life Insurance Company ("AHL") in the fourth quarter of 1999. The acquisition of AHL also accounted for a significant portion of the increase in life product premiums. Additional statutory premiums and deposits on structured financial products were generated during the year due to the sale of $1.30 billion of funding agreements to SPEs issuing medium-term notes.

        Allstate Financial sales during 2001 and 2000 continued to move toward products with greater sales volumes and lower profit margins. Through the use of multiple distribution channels and a wide range of product offerings, Allstate Financial is well positioned to meet changing customer needs.

        The following table summarizes statutory premiums and deposits by distribution channel.

($ in millions)	2001	2000	1999
Allstate agencies	$1,284	$1,030	$951
Financial services firms	3,691	4,834	3,701
Specialized brokers	3,313	3,009	2,027
Independent agents	2,055	3,091	1,566
Direct marketing	262	281	252

Total	$10,605	$12,245	$8,497

GAAP Premiums and Contract Charges represent premium generated from traditional life products and immediate annuities with life contingencies which have significant mortality or morbidity risk, and contract charges generated from interest-sensitive life products and investment contracts which classify deposits as contractholder funds. Contract charges are assessed against the contractholder account balance for maintenance, administration, cost of insurance and early surrender.

        The following table summarizes GAAP premiums and contract charges.

($ in millions)	2001	2000	1999
Premiums
Traditional life	$445	$408	$342
Immediate annuities with life contingencies	332	401	240
Other	568	535	309

Total premiums	1,345	1,344	891

Contract Charges
Interest-sensitive life	586	572	527
Variable Separate Accounts	219	226	177
Investment contracts	80	63	28

Total contract charges	885	861	732

Total GAAP Premiums and Contract Charges	$2,230	$2,205	$1,623

        In 2001, total premiums were comparable to 2000 levels due to increased sales of traditional life products and renewal premium growth, offset by decreased sales of immediate annuities with life contingencies. Total sales of immediate annuities increased over 2000 levels, but under GAAP accounting requirements, only those with life contingencies are recognized in premiums. Those without life contingencies, or period certain, are directly recorded as liabilities and generate contract charges. Market conditions and consumer preferences drive the mix of immediate annuities sold with or without life contingencies.

        In 2000, total premiums grew 50.8% when compared to 1999, as increases occurred across all products. Traditional life premiums increased due to an increase in term life products with higher face amounts, and correspondingly higher premiums, and an increase in renewal policies in force. Other premiums increased due to the acquisition of AHL.

        Total contract charges increased 2.8% during 2001 compared to 2000 due to net new deposits, partly offset by declines in account balances due to market conditions. Contract charges on variable Separate Accounts products are generally calculated as a percentage of each account value and therefore are impacted by market volatility.

        Total contract charges increased 17.6% during 2000 compared to 1999 due to higher interest-sensitive life and variable Separate Accounts contract charges. Interest-sensitive life contract charges increased primarily due to higher mortality charges as policyholders age. Variable Separate Accounts contract charges increased primarily due to increases in account value in force. Variable Separate Accounts account values increased in 2000 due to sales, partially offset by decreased market performance and benefit payments and fees.

        The following table summarizes GAAP premiums by distribution channel.

($ in millions)	2001	2000	1999
Premiums
Allstate agencies	$239	$235	$217
Specialized brokers	332	401	240
Independent agents	367	325	75
Direct marketing	407	383	359

Total premiums	$1,345	$1,344	$891

Contract Charges
Allstate agencies	$347	$345	$344
Financial services firms	205	213	173
Specialized brokers	24	16	15
Independent agents	309	287	200

Total contract charges	$885	$861	$732

Operating income is a measure used by Allstate management to evaluate the profitability of each segment. Operating income is defined as income before the cumulative effect of changes in accounting principle, after-tax, excluding the after-tax effects of realized capital gains and losses. In this management measure, the effects of realized capital gains and losses and certain other items have been excluded due to the volatility between periods and because such data is often excluded when evaluating the overall financial performance and profitability of insurers. These operating results should not be considered as a substitute for any GAAP measure of performance. A reconciliation of operating income to net income is provided in the table on page C-26. Allstate's method of calculating operating income may be different from the method used by other companies and therefore comparability may be limited.

($ in millions)	2001	2000	1999
Investment margin	$836	$731	$542
Mortality margin	555	596	418
Maintenance charges	323	317	267
Surrender charges	77	80	72
Costs and expenses	(949)	(909)	(700)
Amortization of goodwill	(29)	(30)	—
Restructuring and related charges	(8)	13	(8)
Income tax expense on operations	(278)	(278)	(207)

Operating income	$527	$520	$384

        The following table summarizes operating income by product group.

($ in millions)	2001	2000	1999
Retail products	$424	$437	$334
Structured financial products	103	83	50

Operating income	$527	$520	$384

        In 2001, operating income increased 1.3% due to increases in the investment margin partly offset by decreases in the mortality margin and higher costs and expenses. In 2000, operating income increased 35.4%

due to increases in the investment margin and mortality margin, which were partly offset by increased costs and expenses.

        Investment margin, which represents the excess of investment income earned over interest credited to policyholders and contractholders and interest expense, increased 14.4% during 2001 compared to 2000. The increased investment margin is a result of 14.1% growth in invested assets compared to 2000. The growth in invested assets reflects the net growth in inforce business during the year from new sales less contract maturities and withdrawals. A decline in invested asset yields during the year was offset by actions taken by management to reduce crediting rates, when available, to be consistent with the general decline in market interest rates. The differences between average investment yields and interest-crediting rates were comparable in 2001 and the prior year, as shown in the following table.

        In 2000, the investment margin increased 34.9% compared to 1999 due to 13.8% growth in investment balances from new sales, and the benefit of a full year of investment margins on the AHL acquired business. The differences between average investment yields and interest-crediting rates in 2000 remained relatively constant with the 1999 rates.

        Investment margin from retail products was $673 million, $589 million and $440 million in 2001, 2000 and 1999, respectively. Investment margin from structured financial products was $163 million, $142 million and $102 million in 2001, 2000 and 1999, respectively.

        The following table summarizes the weighted average investment yield and the weighted average interest crediting rates during 2001, 2000 and 1999.

	Weighted Average Investment Yield			Weighted Average Interest Crediting Rate
	2001	2000	1999	2001	2000	1999
Interest-sensitive life products	7.7%	7.7%	7.5%	5.2%	5.4%	5.5%
Fixed rate contracts(1)	7.5	8.0	8.0	6.6	7.2	7.3
Flexible rate contracts(1)	7.1	7.6	7.3	4.9	5.5	5.2

(1)
Fixed rate contracts include immediate annuities and all other fixed annuities, while flexible rate contracts include all other structured financial products.

        Mortality margin, which represents premiums and cost of insurance charges in excess of related policy benefits, decreased 6.9% during 2001 compared to 2000 due to a higher incidence of mortality and morbidity, including $13 million from the effects of the September 11 tragedies. The 2001 mortality margin also includes an increase in death benefits on variable Separate Accounts contracts over 2000. See the Market Risk section for a detailed description of the equity risk related to these death benefits. Mortality and morbidity loss experience can cause benefit payments to fluctuate from period to period while underwriting and pricing guidelines utilize a long term view of the trends in mortality and morbidity when determining premium rates and cost of insurance charges. In 2000, the mortality margin increased 42.6% compared to 1999 due to the full year contribution of AHL's mortality margin being reflected, higher cost of insurance charges and a favorable level of mortality and morbidity losses compared to the prior year.

        Mortality margin for retail products was $534 million, $579 million and $426 million in 2001, 2000 and 1999, respectively. Mortality margin for structured financial products was $21 million, $17 million and $(8) million in 2001, 2000 and 1999, respectively. For structured financial products, the increase in 2001 was due to favorable mortality on structured settlement annuities. The increase in 2000 was due to higher contract charges and favorable mortality.

        Costs and expenses increased 4.4% during 2001 compared to 2000 due to higher marketing, technology and distribution expenses incurred on growth initiatives, partly offset by lower DAC amortization. In 2000, costs and expenses increased 29.9% compared to 1999 due to a full year of AHL expenses being included in addition to higher marketing, distribution and technology expenses. Non deferred marketing, technology and distribution expenses were $596 million, $537 million and $368 million in 2001, 2000 and 1999, respectively. Costs and expenses for retail products were $899 million, $861 million and $667 million for 2001, 2000 and 1999, respectively. Costs and expenses for structured financial products were $50 million, $48 million and $33 million for 2001, 2000 and 1999, respectively.

        The restructuring charges incurred during 2001 primarily represent Allstate Financial's proportional share of these charges billed pursuant to the inter-company expense sharing arrangement. The impact on the Allstate Financial segment was $8 million in 2001, $(13) million in 2000 and $8 million in 1999. For a more detailed discussion of these charges, see Note 12 to the consolidated financial statements.

Allstate Financial Outlook

  •
  Consistent with the marketplace, Allstate Financial's sales continue to move towards lower profit margin products, such as term life, variable annuities and structured financial products. These lower profit margin products require a higher volume of sales to increase the segment's operating results. Allstate Financial achieved this increased volume in 2000 and expects product growth again in 2002, as the economy improves and additional products are offered and updated.

  •
  Allstate is encouraging exclusive Allstate agents to become PFRs. PFRs are licensed to sell products such as variable annuities and variable life insurance. As additional agents become licensed, the mix of products sold through this channel could change.

  •
  Allstate Financial's ability to manage its investment margin is dependent upon the level of interest rates and the quality of its investment portfolio. Changes in interest rates and the level of defaults may affect investment income. Allstate Financial also has the ability to impact the investment margin by changing the crediting rates on flexible rate contracts, but these changes could be limited by market conditions and minimum rate guarantees on certain contracts.

  •
  Allstate Financial's contract charge revenue is dependent upon the value of the accounts supporting its variable annuity and variable life products. Most account values for these products are invested, at the discretion of the contractholder, in equity mutual funds. Therefore, returns on these products are significantly influenced by market performance, thus impacting contract charge revenue.

  •
  Allstate Financial's sales of funding agreements are pursued when financial gains can be realized. If assets with the appropriate maturity and risk adjusted returns to support pricing targets are not available, product sales will not be executed. For this reason, funding agreement sales volume could vary significantly in the future as dictated by market conditions. The financial strength ratings of Allstate Life Insurance Company ("ALIC") are also an integral factor in Allstate Financial's ability to compete in the marketplace for these products. Accordingly, ALIC manages this business mindful of rating agency considerations, which principally include factors such as asset quality, asset/liability management, overall business portfolio mix and volume of holdings. One rating agency (Moody's Investor Service) has published a quantitative guideline for this latter factor as a "Comfort Zone" for experienced issuers of 20% to 30% of general account liabilities. As of December 31, 2001, ALIC had funding agreements totaling approximately 20.6% of general account liabilities.

  •
  In order to compete with major insurance company competitors, as well as non-traditional competitors such as banks, financial service firms and securities firms, Allstate Financial will have to distribute its products within its pricing parameters while increasing the amount of business inforce to improve its economies of scale.

ALLSTATE FINANCIAL INVESTMENT RESULTS

Pretax net investment income increased 9.3% in 2001 compared to 2000, after increasing 20.1% in 2000 when compared to 1999. In 2001, the increase was due to an increased Allstate Financial portfolio balance, partially offset by lower portfolio yields. The Allstate Financial portfolio balance, excluding assets invested in Separate Accounts and unrealized capital gains on fixed income securities, increased 14.1% in 2001 due to new statutory premiums and deposits less maturities and withdrawals during the year. In 2000, the increase was due to an increased Allstate Financial portfolio balance and increased investment yields. The Allstate Financial portfolio balance, excluding assets invested in Separate Accounts and unrealized capital gains on fixed income securities, increased 13.8% in 2000 due to increased statutory premiums and deposits and assets related to the acquisition of AHL.

After-tax realized capital losses were $158 million in 2001 compared to after-tax realized capital losses of $51 million in 2000, and after-tax realized capital gains of $101 million in 1999. After-tax realized capital gains and losses are presented net of the effects of DAC amortization and additional future policy benefits, to the extent that such effects resulted from the recognition of realized capital gains and losses.

        The following table describes the factors driving the after-tax realized capital gains and losses results.

($ in millions)	2001	2000	1999
Investment write-downs	$(99)	$(38)	$(14)
Portfolio trading	(10)	12	139
Valuation of derivative securities	(38)	—	—

Subtotal	$(147)	$(26)	$125
Reclassification of amortization of DAC	(11)	(25)	(24)

Realized capital gains and losses, after-tax	$(158)	$(51)	$101

        Realized capital losses from the valuation of certain derivative instruments during 2001 reflected the impact of new accounting policies adopted during the year related to SFAS Nos. 133 and 138. Period-to-period fluctuations in realized capital gains and losses are the result of the timing of sales decisions reflecting management's decisions on positioning the portfolio, as well as assessments of individual securities and overall market conditions.

Investment Outlook

  •
  Allstate expects to experience lower investment yields due, in part, to the reinvestment of proceeds from prepayments, calls and maturities, and the investment of cash flows from operations, in securities yielding less than the average portfolio rate.

  •
  Allstate expects realized capital losses to continue if the credit environment remains challenging.

Allstate Financial Reinsurance Recoverable increased 58.9%, to $942 million at December 31, 2001 from $593 million at December 31, 2000. The increase in 2001 is due to the acquisition of an inactive licensed insurance company that continues to cede business externally, normal growth in the business reinsured and a redesign in a business relationship to reinsurance. Allstate Financial purchases reinsurance to limit aggregate and single losses on large risks while continuing to have primary liability as a direct insurer for risks reinsured. Estimating amounts of reinsurance recoverable is impacted by the uncertainties involved in the establishment of loss reserves. Failure of reinsurers to honor their contractual obligations could result in additional net losses.

        Allstate Financial purchases reinsurance after evaluating the financial condition of the reinsurer, as well as the terms and price of coverage. Allstate Financial reinsures certain of its risks to other reinsurers under yearly renewable term, coinsurance, and modified coinsurance agreements. Yearly renewable term and coinsurance agreements result in the passing of a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate amount of the premiums less commissions, and is liable for a corresponding proportionate amount of all benefit payments. Modified coinsurance is similar to coinsurance except that the cash and investments that support the liability for contract benefits are not transferred to the assuming company, and settlements are made on a net basis between the companies.

        Allstate Financial cedes 90%, 80% or 60% of the mortality risk on certain term life policies, depending upon the issue year and product, to a pool of eleven reinsurers. Beginning in 1998, Allstate Financial cedes mortality risk on new business in excess of $2 million per life for individual coverage. For business sold prior to 1998, Allstate Financial ceded mortality risk in excess of $1 million or less per life for individual coverage.

        As of December 31, 2001 $144 billion or 37.2% of life insurance in force was ceded to other companies.

INVESTMENTS

        An important ingredient of Allstate's financial results is the return on invested assets. Allstate's investment portfolios are segmented between the Property-Liability and Allstate Financial operations. The investment portfolios are managed based upon the nature of each respective business and their corresponding liability structure.

        The investment strategy for Allstate's Property-Liability portfolio emphasizes safety of principal and consistency of income within a total return framework. This approach is designed to ensure the financial strength and stability of the Company for paying claims while maximizing economic value and surplus growth. The method for achieving this goal is based on a strategic asset allocation model, which takes into account the nature of the liabilities and risk tolerance as well as the risk/return parameters of various asset classes. This modeling, along with duration and liquidity considerations, is the guide for the Company's asset allocation. On a tactical basis, decisions are made based on analysis of relative value opportunities across markets. Performance is measured against outside benchmarks at target allocation weights. Review of the portfolio is conducted regularly, including a watch list process that identifies any securities in some form of financial difficulty. This approach to balancing total return management with income needs and risk tolerances has produced excess returns over time.

        The investment strategy for Allstate Financial is based upon a strategic asset allocation framework that takes into account the need to manage on a risk adjusted spread basis for the underwriting liability product portfolio and to maximize return on retained capital. Generally, a combination of recognized market modeling, analytical models and proprietary models is used to achieve a desired optimal asset mix in the management of the portfolio. The strategic asset allocation model portfolio is the primary basis for setting annual asset allocation targets with respect to interest sensitive, illiquid and credit asset limitations with respect to overall below investment grade exposure and diversification requirements. On a tactical basis, decisions are made on an option adjusted relative value basis staying within the constraints of the strategic asset allocation framework. The Company believes it maximizes asset spread by selecting assets that perform on a long-term basis and by using trading to minimize the effect of downgrades and defaults. Total return measurement is used on a selective basis where the asset risks are significant (e.g., high yield fixed income securities, convertible bonds). Allstate Financial expects that employing this strategy in a declining interest rate market will slow the rate of decline in investment income. This strategy is also expected to provide sustainable investment-related operating income over time.

        The composition of the investment portfolio at December 31, 2001 is presented in the table below (see Notes 2 and 5 to the consolidated financial statements for investment accounting policies and additional information).

	Property-Liability		Allstate Financial		Corporate and Other		Total
($ in millions)		Percent to total		Percent to total		Percent to total		Percent to total
Fixed income securities(1)	$26,158	80.6%	$38,287	83.1%	$1,275	93.5%	$65,720	82.3%
Equity securities	5,018	15.5	205	0.4	22	1.6	5,245	6.6
Mortgage loans	126	0.4	5,584	12.1	—	—	5,710	7.1
Short-term	1,131	3.5	710	1.6	67	4.9	1,908	2.4
Other	13	—	1,280	2.8	—	—	1,293	1.6

Total	$32,446	100.0%	$46,066	100.0%	$1,364	100.0%	$79,876	100.0%

(1)
Fixed income securities are carried at fair value. Amortized cost for these securities was $25.32 billion, $36.74 billion and $1.24 billion for Property-Liability, Allstate Financial and Corporate and Other, respectively.

        Total investments increased to $79.88 billion at December 31, 2001 from $74.48 billion at December 31, 2000.

        Property-Liability investments were $32.45 billion at December 31, 2001 compared to $32.96 billion at December 31, 2000, due to lower operating cash flows and dividends paid to The Allstate Corporation.

        Allstate Financial investments increased to $46.07 billion at December 31, 2001, from $40.25 billion at December 31, 2000. The increase in Allstate Financial investments was primarily due to amounts invested from positive cash flows generated from new sales.

        The fair value of the Company's exchange traded marketable investment securities is based on independent market quotations. The fair value of non-exchange traded marketable investment securities is based on either independent third party pricing sources or widely accepted pricing valuation models which utilize internally developed ratings and independent third party data as inputs. Periodic changes in the fair values are reported as a component of other comprehensive income and are reclassified to net income only when supported by the consummation of a transaction with an unrelated third party.

        The following table shows the Company's investment portfolio, and the sources of its fair value, at December 31, 2001.

($ in millions)	Fair value	Percent to total
Value based on independent market quotations	$63,288	79.2%
Value based on models and other valuation methods	9,585	12.0
Mortgage loans, policy loans and certain limited partnership investments, all held at cost	7,003	8.8

Total	$79,876	100.0%

        The fair value of the Company's exchange traded derivative contracts is based on independent market quotations. The fair value of non-exchange traded derivative contracts is based on either independent third party pricing sources or widely accepted pricing valuation models which utilize independent third party data as inputs. Periodic changes in the fair values are reported as a component of either operating income, net income, other comprehensive income, assets or liabilities depending on the nature of the derivative and the program to which it relates.

        The following table shows the Company's derivative contracts, and the sources of their fair value, at December 31, 2001.

($ in millions)	Fair value
Value based on independent market quotations	$33
Value based on models and other valuation methods	237

Total	$270

Fixed Income Securities    Allstate's fixed income securities portfolio consists of tax-exempt municipal bonds, publicly-traded corporate bonds, privately-placed securities, mortgage-backed securities, asset-backed securities, foreign government bonds, redeemable preferred stock and U.S. government bonds. Allstate generally holds its fixed income securities to maturity, but has classified all of these securities as available for sale to allow maximum flexibility in portfolio management. At December 31, 2001, unrealized net capital gains on the consolidated fixed income securities portfolio totaled $2.43 billion compared to $2.23 billion as of December 31, 2000. The increase in the unrealized capital gain position is primarily attributable to interest rate fluctuations from year to year. As of December 31, 2001, 72.7% of the consolidated fixed income securities portfolio was invested in taxable securities.

        At December 31, 2001, 93.4% of the Company's consolidated fixed income securities portfolio was rated investment grade, which is defined by the Company as a security having a rating from The National Association of Insurance Commissioners ("NAIC") of 1 or 2, a Moody's rating of Aaa, Aa, A or Baa, or a comparable Company internal rating.

        The following table summarizes the quality mix of the fixed income securities portfolio.

						Corporate and Other
		Property-Liability		Allstate Financial				Total
($ in millions) NAIC Rating
	Moody's Equivalent	Fair value	Percent to total	Fair value	Percent to total	Fair value	Percent to total	Fair value	Percent to total
1	Aaa/Aa/A	$22,381	85.6%	$23,958	62.6%	$1,264	99.1%	$47,603	72.4%
2	Baa	2,290	8.8	11,504	30.0	11	0.9	13,805	21.0
3	Ba	568	2.2	1,661	4.3	—	—	2,229	3.4
4	B	591	2.2	904	2.4	—	—	1,495	2.3
5	Caa or lower	221	0.8	162	0.4	—	—	383	0.6
6	In or near default	107	0.4	98	0.3	—	—	205	0.3

	Total	$26,158	100.0%	$38,287	100.0%	$1,275	100.0%	$65,720	100.0%

        Included among the securities that are rated below investment grade are both public and privately placed high-yield bonds and securities that were purchased at investment grade but have since been downgraded. The Company mitigates the credit risk of investing in below investment grade fixed income securities by limiting the percentage of its portfolio invested in such securities and through diversification of the portfolio. Based on these limits, a minimum of 92% of the Company's fixed income securities portfolio will be investment grade.

        Municipal bonds, including tax-exempt and taxable securities, comprise 30.5% of the Company's fixed income securities portfolio at December 31, 2001. 94.0% of these bonds are rated investment grade and the remainder are primarily private placement bonds. The municipal bond portfolio at December 31, 2001 consisted of approximately 3,177 issues from nearly 2,045 issuers. The largest exposure to a single issuer was less than 2.0% of the municipal bond portfolio.

        As of December 31, 2001, the fixed income securities portfolio contained $12.39 billion of privately placed corporate obligations, compared with $10.04 billion at December 31, 2000. The benefits of privately placed securities as compared to public securities are generally higher yields, improved cash flow predictability through pro-rata sinking funds on many bonds, and a combination of covenant and call protection features designed to better protect the holder against losses resulting from credit deterioration, reinvestment risk and fluctuations in interest rates. A relative disadvantage of privately placed securities as compared to public securities is relatively reduced liquidity. At December 31, 2001, 84.7% of the privately placed securities were rated as investment grade by either the NAIC or the Company's internal ratings. The Company determines the fair value of privately placed fixed income securities based on discounted cash flows using current interest rates for similar securities.

        At December 31, 2001 and 2000, $10.93 billion and $9.82 billion, respectively, of the fixed income securities portfolio was invested in mortgage-backed securities ("MBS"). The MBS portfolio consists primarily of securities that were issued by, or have underlying collateral that is guaranteed by, U.S. government agencies or sponsored entities. Therefore the MBS portfolio has relatively low credit risk.

        The MBS portfolio is subject to interest rate risk since the price volatility and ultimate realized yield are affected by the rate of repayment of the underlying mortgages. Allstate attempts to limit interest rate risk on these securities by investing a portion of the portfolio in securities that provide prepayment protection. At December 31, 2001, approximately 22.6% of the MBS portfolio was invested in planned amortization class bonds.

        The fixed income securities portfolio contained $4.00 billion and $4.17 billion of asset-backed securities ("ABS") at December 31, 2001 and 2000, respectively. The ABS portfolio is subject to credit and interest rate risk. Credit risk is mitigated by monitoring the performance of the collateral. Approximately 54.4% of the ABS portfolio is rated in the highest rating category by one or more credit rating agencies. The ABS portfolio is subject to interest rate risk since the price volatility and ultimate realized yield are affected by the rate of repayment of the underlying assets. Approximately 33.5% of the Company's ABS portfolio is invested in securitized credit card receivables. The remainder of the portfolio is backed by securitized home equity, manufactured housing and auto loans.

        Allstate closely monitors its fixed income securities portfolio for declines in value that are other than temporary. Securities are placed on non-accrual status when they are in default or when the receipt of interest payments is in doubt.

        Allstate monitors the quality of its fixed income portfolio, in part, by categorizing certain investments as problem, restructured or potential problem. Problem fixed income securities are securities in default with respect to principal and/or interest and/or securities issued by companies that have gone into bankruptcy subsequent to Allstate's acquisition of the security. Restructured fixed income securities have modified terms and conditions that were not at current market rates or terms at the time of the restructuring. Potential problem fixed income securities are current with respect to contractual principal and/or interest, but because of other facts and circumstances, management has serious concerns regarding the borrower's ability to pay future interest and principal, which causes management to believe these securities may be classified as problem or restructured in the future. Provisions for losses are recognized for declines in the value of fixed income securities that are deemed other than temporary. Such write-downs are included in realized capital gains and losses.

        The following table summarizes problem, restructured and potential problem fixed income securities at December 31, 2001 and 2000.

	2001			2000
($ in millions)	Amortized cost	Fair value	Percent of total Fixed Income portfolio	Amortized cost	Fair value	Percent of total Fixed Income portfolio
Problem	$199	$192	0.3%	$76	$76	0.1%
Restructured	42	42	0.1	34	34	0.1
Potential problem	276	271	0.4	171	158	0.3

Total net carrying value	$517	$505	0.8%	$281	$268	0.5%

Cumulative write-downs recognized	$223			$144

        While the Company has a larger balance of securities categorized as problem, restructured or potential problem at year-end 2001 as compared to year-end 2000, primarily due to economic and market conditions during the year, the total amount of securities in these categories remains a relatively low percentage of the total fixed income portfolio.

Mortgage Loans    Allstate's $5.71 billion investment in mortgage loans at December 31, 2001 and $4.60 billion at December 31, 2000, is comprised primarily of loans secured by first mortgages on developed commercial real estate and is primarily held in the Allstate Financial portfolio. Geographical and property type diversification are key considerations used to manage Allstate's mortgage loan risk.

        Allstate closely monitors its commercial mortgage loan portfolio on a loan-by-loan basis. Loans with an estimated collateral value less than the loan balance, as well as loans with other characteristics indicative of higher than normal credit risk, are reviewed by financial and investment management at least quarterly for purposes of establishing valuation allowances and placing loans on non-accrual status. The underlying collateral values are based upon discounted property cash flow projections, which are updated as conditions change, or at least annually.

Equity Securities    The Company's equity securities portfolio was $5.25 billion at December 31, 2001 compared to $6.09 billion in 2000. The decrease is attributable to general market declines and realized capital losses and gains in 2001 and 2000, respectively. Provisions for losses are recognized for declines in the value of equity securities that are deemed other than temporary, and included in realized capital gains and losses.

        The equity securities portfolio also includes partnership investments where the Company has virtually no influence over the operating and financial policies of the partnership. These investments are accounted for using the cost method. Partnership investments where the Company has more than a minor amount of influence over the operating and financial policies of the partnership and an ownership interest less than or equal to 50% are accounted for using the equity method of accounting. The Company has not provided any guarantees to any partners or any other parties related to these investments. The majority of the Company's partnerships invest in either real estate or private equities.

Short-Term Investments    The Company's short-term investment portfolio was $1.91 billion and $1.83 billion at December 31, 2001 and 2000, respectively. Allstate invests available cash balances primarily in taxable short-term securities having a final maturity date or redemption date of one year or less.

        The Company also participates in securities lending primarily as an investment yield enhancement with third parties, such as brokerage firms. The Company obtains collateral in an amount that approximates 102% of the fair value of loaned securities, and monitors the market value of the securities loaned on a daily basis with additional collateral obtained as necessary. At December 31, 2001, fixed income securities with a carrying value of $1.83 billion had been pledged as collateral under these agreements. This compares to $1.60 billion at December 31, 2000. In return for these securities, the Company receives cash that is subsequently invested and included in short-term investments and an offsetting liability is recorded in other liabilities.

MARKET RISK

        Market risk is the risk that the Company will incur losses due to adverse changes in equity, interest, commodity, or currency exchange rates and prices. The Company's primary market risk exposures are to changes in interest rates and equity prices, although the Company also has limited exposure to changes in foreign currency exchange rates.

        The active management of market risk is integral to the Company's results of operations. The Company may use the following approaches to manage its exposure to market risk within defined tolerance ranges: 1) rebalance its existing asset or liability portfolios, 2) change the character of investments purchased in the future or 3) use derivative instruments to modify the market risk characteristics of existing assets and liabilities or assets expected to be purchased. For a more detailed discussion of these derivative financial instruments, see Note 6 to the consolidated financial statements.

Corporate Oversight    The Company generates substantial investable funds from its primary business operations, Property-Liability and Allstate Financial. In formulating and implementing policies for investing funds, the Company seeks to earn returns that enhance its ability to offer competitive rates and prices to customers while contributing to attractive and stable profits and long-term capital growth for the Company. Accordingly, the Company's investment decisions and objectives are a function of the underlying risks and product profiles of each primary business operation.

        The Company administers and oversees the investment risk management processes primarily through the Boards of Directors and Investment Committees of its operating subsidiaries and the Credit and Risk Management Committee ("CRMC"). The Boards of Directors and Investment Committees provide executive oversight of investment activities. The CRMC is a senior investment management committee consisting of the Chief Investment Officer, the Investment Risk Manager, and other investment officers who are responsible for the day-to-day management of investment risk. The CRMC meets at least monthly to provide detailed oversight of investment risk, including market risk.

        The Company has investment guidelines that define the overall framework for managing market and other investment risks, including the accountabilities and controls over these activities. In addition, the operating subsidiaries that conduct investment activity follow investment policies that have been approved by their respective Boards of Directors and that delineate the investment limits and strategies that are appropriate given their respective liquidity, surplus, product, and regulatory requirements.

        The Company manages its exposure to market risk through the use of asset allocation limits, duration limits and value-at-risk limits, through the use of simulation and, as appropriate, through the use of stress tests. Asset allocation limits place restrictions on the aggregate fair value that may be invested within an asset class. The Company has duration limits on the Property-Liability and Allstate Financial investment portfolios and, as appropriate, on individual components of these portfolios. These duration limits place restrictions on the amount of interest rate risk that may be taken. Value-at-risk limits restrict the potential loss in fair value that could arise from adverse movements in the fixed income, equity, and currency markets over a time interval based on historical volatilities and correlations among market risk factors. Simulation and stress tests measure downside risk to fair value and earnings over longer time intervals and/or for adverse market scenarios.

        The day-to-day management of market risk within defined tolerance ranges occurs as portfolio managers buy and sell within their respective markets based upon the acceptable boundaries established by the investment policies. The Company has implemented a comprehensive daily measurement process, administered by the Investment Risk Manager, for monitoring compliance with limits established by the investment policies.

        Although the Company applies a common overall governance approach to market risk where appropriate, the underlying asset-liability frameworks and the accounting and regulatory environments differ markedly between Property-Liability and Allstate Financial operations. These differing frameworks affect each operation's investment decisions and risk parameters.

Interest rate risk is the risk that the Company will incur economic losses due to adverse changes in interest rates. This risk arises from many of the Company's primary activities, as the Company invests substantial funds in interest-sensitive assets and carries significant interest-sensitive liabilities, primarily in the Allstate Financial operations.

        The Company manages the interest rate risk inherent in its assets relative to the interest rate risk inherent in its liabilities. One of the measures the Company uses to quantify this exposure is duration. Duration measures the sensitivity of the fair value of assets and liabilities to changes in interest rates. For example, if interest rates increase 1%, the fair value of an asset with a duration of 5 is expected to decrease in value by approximately 5%. At December 31, 2001, the difference between the Company's asset and liability duration was approximately 0.56, versus a 0.44 gap at December 31, 2000. This positive duration gap indicates that the fair value of the Company's assets is somewhat more sensitive to interest rate movements than the fair value of its liabilities.

        The major portion of the Company's duration gap results from its Property-Liability operations, with the primary liabilities of these operations being auto and homeowners claims. In the management of investments supporting this business, Property-Liability adheres to an objective of emphasizing safety of principal and consistency of income within a total return framework. This approach is designed to ensure the financial strength and stability of the Company for paying claims, while maximizing economic value and surplus growth. This objective generally results in a duration mismatch between Property-Liability's assets and liabilities within a defined tolerance range.

        Allstate Financial seeks to invest premiums and deposits to generate future cash flows that will fund future claims, benefits and expenses, and that will earn stable margins across a wide variety of interest rate and economic scenarios. In order to achieve this objective and limit its exposure to interest rate risk, Allstate Financial adheres to a philosophy of managing the duration of assets and related liabilities. Allstate Financial uses interest rate swaps, futures, forwards, caps and floors to reduce the interest rate risk resulting from duration mismatches between assets and liabilities. In addition, Allstate Financial uses financial futures and other derivative instruments to hedge the interest rate risk related to anticipatory purchases and sales of investments and product sales to customers.

        To calculate duration, the Company projects asset and liability cash flows and discounts them to a net present value basis using a risk-free market rate adjusted for credit quality, sector attributes, liquidity and other specific risks. Duration is calculated by revaluing these cash flows at alternative levels of interest rates and determining the percentage change in fair value from the base case. The cash flows used in the model reflect the expected maturity and repricing characteristics of the Company's derivative financial instruments, all other financial instruments (as described in Note 6 to the consolidated financial statements), and certain other items including unearned premiums, Property-Liability claims and claims expense reserves, and interest-sensitive annuity liabilities. The projections include assumptions (based upon historical market experience and Company specific experience) reflecting the impact of changing interest rates on the prepayment, lapse, leverage and/or option features of instruments, where applicable. Such assumptions relate primarily to mortgage-backed securities, collateralized mortgage obligations, municipal housing bonds, callable municipal and corporate obligations, and fixed rate single and flexible premium deferred annuities.

Additionally, the projections incorporate certain assumptions regarding the renewal of Property-Liability policies.

        Based upon the information and assumptions the Company uses in its duration calculation, and interest rates in effect at December 31, 2001, management estimates that a 100 basis point immediate, parallel increase in interest rates ("rate shock") would decrease the net fair value of its assets and liabilities identified above by approximately $838 million, versus $704 million at December 31, 2000. However, there are $4.32 billion of assets supporting life insurance products which are not financial instruments and have not been included in the above analysis. This amount has increased from the $3.81 billion in assets reported for December 31, 2000. According to the duration calculation, in the event of a 100 basis point immediate increase in interest rates, these assets would decrease in value by $173 million, versus a decrease of $149 million reported for December 31, 2000. The selection of a 100 basis point immediate parallel increase in interest rates should not be construed as a prediction by Allstate's management of future market events, but only as an illustration of the potential impact of such an event.

        To the extent that actual results differ from the assumptions used, Allstate's duration and rate shock measures could be significantly impacted. Additionally, the Company's calculation assumes that the current relationship between short-term and long-term interest rates (the term structure of interest rates) will remain constant over time. As a result, these calculations may not fully capture the impact of non-parallel changes in the term structure of interest rates and/or large changes in interest rates.

Equity price risk is the risk that the Company will incur economic losses due to adverse changes in a particular stock or stock index. At December 31, 2001, the Company had approximately $4.13 billion in common stocks and $1.58 billion in other equity investments (including primarily convertible securities, limited partnership funds and private equity securities). Approximately 99.9% and 52.2% of these totals, respectively, represented invested assets of the Property-Liability operations. At December 31, 2000, the Company had approximately $4.72 billion in common stocks and $1.74 billion in other equity investments. Approximately 94% and 64% of these totals, respectively, represented invested assets of the Property-Liability operations.

        At December 31, 2001, the Company's portfolio of equity instruments had a beta of approximately 0.84. Beta represents a widely accepted methodology to describe, in mathematical terms, an investment's market risk characteristics relative to the Standard & Poor's 500 Composite Price Index ("S&P 500"). For example, if the S&P 500 decreases by 10%, management estimates that the fair value of its equity portfolio will decrease by approximately 8.4%. Likewise, if the S&P 500 increases by 10%, management estimates that the fair value of its equity portfolio will increase by approximately 8.4%. At December 31, 2000, the Company's equity portfolio had a beta of 0.83.

        Based upon the information and assumptions the Company uses in its beta calculation and in effect at December 31, 2001, management estimates that an immediate decrease in the S&P 500 of 10% would decrease the net fair value of the Company's equity portfolio identified above by approximately $478 million, versus $539 million at December 31, 2000. The selection of a 10% immediate decrease in the S&P 500 should not be construed as a prediction by Allstate's management of future market events, but only as an illustration of the potential impact of such an event.

        Beta was determined by regressing the monthly stock price movements of the equity portfolio against movements in the S&P 500 over a three-year historical period. Portfolio beta was also determined for the domestic equity portfolio by weighting individual stock betas by the market value of the holding in the portfolio. The two approaches to calculating portfolio beta yielded virtually identical results. Since beta is historically based, projecting future price volatility using this method involves an inherent assumption that historical volatility and correlation relationships will remain stable. Therefore, the results noted above may not reflect the Company's actual experience if future volatility and correlation relationships differ from such historical relationships.

        At December 31, 2001, the Company had Separate Accounts assets with account values totaling $13.59 billion. This is a decrease from the $15.30 billion of variable contracts' funds at December 31, 2000. The Company earns contract charges as a percentage of account values. In the event of an immediate decline of 10% in the account values due to equity market declines, the Company would earn approximately $21 million less in annualized fee income.

        Generally at the time of purchase, the contractholders of a variable annuity contract receive a minimum death benefit guarantee and, for certain contracts, may elect to purchase an enhanced, minimum death benefit guarantee or a minimum income benefit guarantee. The Company charges a fee for these guarantees that is generally calculated as a percentage of the account value. Both guarantees subject the Company to additional equity risk as the beneficiary or contractholder may receive a benefit for an amount greater than the fund balance under contractually defined circumstances and terms. Guaranteed amounts for death benefits may be payable upon death, while guaranteed minimum income benefits may be payable on or after the ten-year anniversary of the contract if the contractholder elects to receive a defined stream of payments ("annuitize").

        Substantially all of the Company's variable annuity contracts in force contain some type of death benefit guarantee. In general, the types of guarantees offered include a return of premium, the highest anniversary value or a guaranteed compound earnings rate on the initial deposit over the contract period. At December 31, 2001, the guaranteed value in excess of the account value, payable if all contractholders were to die is estimated to be $2.36 billion, net of reinsurance. However, the estimated present value of expected future payments for guaranteed death benefits, net of estimated fee revenue, is approximately $31 million at December 31, 2001. In the event of an immediate decline of 10% in contractholders' account values at December 31, 2001 due to equity market declines, payments for guaranteed death benefits may increase by $19 million during the next year, based on expected mortality rates, net of reinsurance recoveries. The selection of a 10% immediate decrease should not be construed as a prediction by management of future market events, but only as an example to illustrate the potential impact to earnings and cash flow of equity market declines as a result of this guarantee. Also, the actual mortality rates experienced by the Company in the future may not be consistent with the rates expected by the Company.

        Minimum income benefit guarantees offered by the Company include the right to annuitize based on the highest account value at any contract anniversary date or a guaranteed compound earnings rate based on the initial account value over the specified contract period. The Company began offering these guarantees in certain of its variable contracts in 1998, therefore the benefits will be available for election by the contractholders beginning in 2008. The guaranteed value in excess of contractholders' account values at December 31, 2001, was approximately $388 million, net of reinsurance. The estimated present value of expected future payments for minimum income benefit guarantees, net of estimated fee revenues, is approximately $(12) million at December 31, 2001. In the event of an immediate decline of 10% in contractholders' account values at December 31, 2001 due to equity market declines, there would be no near term impact to the Company's earnings or cash flow. The selection of a 10% immediate decrease should not be construed as a prediction by management of future market events, but only as an example to illustrate the potential impact to earnings and cash flow of equity market declines as a result of this guarantee. The guaranteed value in excess of current account value represents the amount that would be payable if all contractholders could elect to annuitize and chose to make that election at December 31, 2001. As previously stated, these benefits are not available for election until 2008 at the earliest.

        Growth in variable contracts in the future, stemming from both new sales as well as market value appreciation, will increase the Company's amount of overall exposure to equity price risk embedded in these contracts. An increase in the equity markets above December 31, 2001 levels will increase the contractholder returns on these products, thereby decreasing the risk of utilizing these guarantees on the inforce business. A decrease in the equity markets that causes a decrease in the variable contracts' fund balances will increase the equity risk profile of the inforce business.

        In addition to the above, at December 31, 2001 and December 31, 2000, the Company had approximately $1.40 billion and $1.38 billion, respectively in equity-indexed annuity liabilities that provide customers with contractually guaranteed participation in a portion of the price appreciation of the S&P 500. The Company hedges the risk associated with the price appreciation component of equity-indexed annuity liabilities through the purchase and sale of equity-indexed options, futures, swap futures, and futures options and eurodollar futures, maintaining risk within specified value-at-risk limits.

        The Company also is exposed to equity risk in DAC. DAC represents costs that are primarily related to acquiring both Property-Liability and Allstate Financial business. These costs are expensed as premiums and revenues on the related business are earned or are expensed based on the estimated gross profits of the related business. Projected fee income and guaranteed benefits payable are components of the estimated gross profits for these contracts sold through Separate Accounts. For a more detailed discussion of DAC, see Note 2 to the consolidated financial statements.

        The Company's defined benefit pension plans for employees and agents are also exposed to equity market risk. The market value of assets of these plans serves to fund their projected benefit obligations. To the extent that market values decline below the actuarially projected benefit obligations, the Company is required to make additional contributions to the plans. These changes in market value of assets are generally amortized, and impact net income, over a period of 5 years. For this reason, the impact of market fluctuations on the Company's benefit plan expense may be experienced in periods subsequent to those in which the fluctuation occurred. For a more detailed discussion of the Company's benefit plans, see Note 16 to the consolidated financial statements.

Foreign currency exchange rate risk is the risk that the Company will incur economic losses due to adverse changes in foreign currency exchange rates. This risk arises from the Company's foreign equity investments and its Canadian operations. The Company also has a small amount of certain fixed income securities that are denominated in foreign currencies and uses derivatives to hedge the foreign currency risk of these securities (both principal and interest payments).

        At December 31, 2001, the Company had approximately $485 million in foreign currency denominated equity securities and an additional $410 million net investment in foreign subsidiaries. These amounts were $778 million and $556 million, respectively, at December 31, 2000. The decrease in equity securities is due to a sale of public foreign equity holdings in the Property-Liability portfolio and an exit from the public foreign equity market in the Allstate Financial portfolio. Approximately 99% of the total of these two sources of currency exposure represents invested assets of the Property-Liability operations. This percentage has increased from 93% at December 31, 2000.

        Based upon the information and assumptions in effect at December 31, 2001, management estimates that, holding everything else constant, a 10% immediate unfavorable change in each of the foreign currency exchange rates to which the Company is exposed would decrease the net fair value of its foreign currency denominated instruments by approximately $90 million, versus $133 million at December 31, 2000. The selection of a 10% immediate decrease in all currency exchange rates should not be construed as a prediction by Allstate's management of future market events, but only as an illustration of the potential impact of such an event. The Company's currency exposure is diversified across 34 countries, essentially unchanged from 35 countries at December 31, 2000. The largest individual exposures at December 31, 2001 are to Canada (43%) and the UK (12%). The largest individual exposures at December 31, 2000 were to Canada (33%) and Japan (12%). The Company's primary regional exposure is to Western Europe, approximately 42% at December 31, 2001, versus 48% at December 31, 2000.

        The modeling technique the Company uses to report its currency exposure does not take into account correlation among foreign currency exchange rates or correlation among various markets (i.e., the foreign exchange, equity and fixed-income markets). Even though the Company believes it to be unlikely that all of the foreign currency exchange rates to which it is exposed would simultaneously decrease by 10%, the Company finds it meaningful to "stress test" its portfolio under this and other hypothetical extreme adverse market scenarios. The Company's actual experience may differ from the results noted above if future experience does not correspond with the correlation assumptions that the Company has used or if events occur that were not included in the methodology, such as significant liquidity or market events.

CAPITAL RESOURCES AND LIQUIDITY

Capital Resources consist of shareholders' equity, mandatorily redeemable preferred securities and debt, representing funds deployed or available to be deployed to support business operations. The following table summarizes Allstate's capital resources at the end of the last three years.

($ in millions)	2001	2000	1999
Common stock, retained earnings and other shareholders' equity items	$15,533	$15,525	$15,256
Accumulated other comprehensive income	1,663	1,926	1,345

Total shareholders' equity	17,196	17,451	16,601
Mandatorily redeemable preferred securities	200	750	964
Debt	3,921	3,331	2,851

Total capital resources	$21,317	$21,532	$20,416

Ratio of debt to total capital resources(1)	18.9%	17.2%	16.3%

(1)
When analyzing the Company's ratio of debt to total capital resources, various formulas are used. In this presentation, debt also includes 50% of mandatorily redeemable preferred securities.

        Shareholders' equity decreased in 2001 when compared to 2000, as net income was offset by share repurchases and dividends. Shareholders' equity increased in 2000 when compared to 1999, as net income and increased unrealized capital gains were partially offset by share repurchases and dividends.

        Since 1995, the Company has repurchased 247 million shares of its common stock at a cost of $7.93 billion primarily as part of various stock repurchase programs. The current $500 million program is expected to be completed during 2002, but completion is dependent upon the market price of the Allstate's stock. The Company has reissued 60 million shares since 1995, primarily associated with the Company's equity incentive plans, the redemption of certain mandatorily redeemable preferred securities and the 1999 acquisition of AHL.

        Mandatorily redeemable preferred securities decreased in 2001 after decreasing in 2000 compared to the 1999 levels. In 2001, the decrease was due to the redemption of $550 million of Quarterly Income Preferred Securities ("QUIPS") in the fourth quarter of 2001. In 2000, the decrease was due to the expiration in August 2000 of the stock purchase component of the FELINE PRIDES. In connection with the expiration of the stock purchase component, Allstate issued 7 million shares of its common stock in exchange for the settlement of $214 million of outstanding mandatorily redeemable preferred securities.

        The remaining $200 million of mandatorily redeemable preferred securities at December 31, 2001 represent preferred securities issued by Allstate Financing II ("AF II"), a wholly owned subsidiary trust of the Company. In addition to these liabilities, AF II's balance sheet consists of assets totaling $200 million of 7.83% Junior Subordinated Deferrable Interest Debentures issued by the Company ("junior subordinated debentures") that are included on the balance sheet of the Company. For further discussion of the capital structure of AF II, see Note 11 to the consolidated financial statements.

        Debt increased in 2001 after increasing in 2000 compared to the 1999 levels. In 2001, the increase was primarily due to the issuance of $550 million of 5.375% Senior Notes due in 2006, the proceeds of which were used to redeem the $550 million QUIPS redeemed in the fourth quarter of 2001. The 5.375% Senior Notes were issued under the existing shelf registration statements filed with the SEC in August 1998 and June 2000. The August 1998 registration was extinguished with this issuance. At December 31, 2001, the Company had outstanding commercial paper borrowings of $217 million with a weighted average interest rate of 2.05%.

        In 2000, the debt increase was due to the issuance of $900 million of 7.875% Senior Notes due in 2005, partially offset by decreased short-term debt. The 7.875% Senior Notes were issued under the registration statement filed with the SEC in August 1998. The proceeds of this issuance were used for general corporate purposes, including stock repurchases. At December 31, 2000, the Company had outstanding commercial paper borrowings of $219 million with a weighted average interest rate of 6.61%.

        In February 2002, the Company issued $350 million of 6.125% Senior Notes due in 2012, utilizing the registration statement filed with the SEC in June 2000. The proceeds of this issuance will be used for general corporate purposes.

Capital Transactions

  •
  On October 1, 1999, the Company acquired the personal lines auto and homeowners insurance business of CNA, renamed Encompass Insurance. The acquisition was in part effected through a 100% indemnity reinsurance agreement, whereby CNA provided to Allstate cash of $1.20 billion and other assets equal to the reserve and other liabilities associated with Encompass as of the closing date. Pursuant to the agreements, Allstate paid $140 million to CNA for the reinsured business and the option to acquire certain licensed companies of CNA in the future. In addition, Allstate pays a licensing fee to CNA for the use of certain of CNA's trademarks and access to the CNA personal lines distribution channel for a period of up to six years from the date of acquisition, that is contingent upon the amount of premiums written by independent agents appointed by CNA prior to the acquisition date. At closing, Allstate also issued a $75 million, 10-year note to CNA, which in December 2001, was amended to include immediate settlement upon satisfaction of certain conditions. For further discussion, see Note 3 to the consolidated financial statements.

  •
  On October 31, 1999, Allstate acquired all of the outstanding shares of American Heritage Life Investment Corporation, the immediate parent of AHL, pursuant to a merger agreement for $32.25 per share in cash and Allstate common stock, in a transaction valued at $1.10 billion. In order to fund the equity component of the consideration, the Company reissued 34 million shares of Allstate common stock held in treasury to AHL shareholders. The remaining $87 million portion of the consideration was funded with cash.

Financial Ratings and Strength    The following table summarizes the Company's and its major subsidiaries' debt and commercial paper ratings and the insurance financial strength ratings from various agencies at December 31, 2001.

	Moody's	Standard & Poor's	A.M. Best
The Allstate Corporation (senior long term debt)	A 1	A+	a+
The Allstate Corporation (commercial paper)	P-1	A-1	AMB-1
Allstate Insurance Company (financial strength)	Aa2	AA	A+
Allstate Life Insurance Company (financial strength)	Aa2	AA+	A+
American Heritage Life Insurance Company (financial strength)	Aa3	AA+	A+

        In February 2002, Standard & Poor's affirmed its December 31, 2001 ratings. Standard & Poor's further provided an affirmation of its "stable" outlook of The Allstate Corporation and Allstate Insurance Company, but revised its outlook for Allstate Life Insurance Company and its rated subsidiaries and affiliates to "negative" from "stable." This revision is part of an ongoing life insurance industry review recently initiated by Standard & Poor's. Moody's and A.M. Best reaffirmed all of AIC, ALIC and The Allstate Corporation's ratings and outlooks.

        The Company's and its major subsidiaries' ratings are influenced by many factors including operating and financial performance, the amount of financial leverage (i.e., debt), exposure to risks such as catastrophes, as well as the current level of operating leverage. Operating leverage for property-liability companies is measured by the ratio of net premiums written to statutory surplus and serves as an indicator of a company's premium growth capacity. Ratios in excess of 3 to 1 are considered outside the usual range by insurance regulators and rating agencies. AIC's premium to surplus ratio was 1.6x on December 31, 2001 compared to 1.6x in the prior year.

        The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The standard is based on a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for property-liability companies includes asset and credit risks but places more emphasis on underwriting factors for reserving and pricing. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset and interest rate risks. At December 31, 2001, RBC for each of the Company's domestic insurance companies was significantly above levels that would require regulatory actions.

        The NAIC has also developed a set of financial relationships or tests known as the Insurance Regulatory Information System to assist state regulators in monitoring the financial condition of insurance companies and identifying companies that require special attention or actions by insurance regulatory authorities. The NAIC analyzes data provided by insurance companies using prescribed financial data ratios each with defined "usual ranges". Generally, regulators will begin to monitor an insurance company if its ratios fall outside the usual ranges for four or more of the ratios. If an insurance company has insufficient capital, regulators may act to reduce the amount of insurance it can issue. The Company's domestic insurance companies are currently not under regulatory scrutiny based on these ratios.

Liquidity    The Allstate Corporation is a holding company whose principal subsidiaries include AIC, AHL and Kennett Capital. The Allstate Corporation, Property-Liability and Allstate Financial's principal sources of funds include the following activities.

    Property-liability insurance premiums
    Allstate Financial statutory premiums and deposits
    Reinsurance recoveries
    Receipts of principal, interest and dividends on investments
    Funds from investment repurchase agreements, securities lending, dollar roll, commercial paper and lines of credit agreements
    Inter-company loans
    Dividends from subsidiaries
    Funds from periodic issuance of additional debt or stock
    Funds from the settlement of the Company's benefit plans

        The Allstate Corporation, Property-Liability and Allstate Financial's principal uses of funds include the following activities.

    Payment of claims and related expenses
    Payment of contract benefits, maturities, surrenders and withdrawals
    Reinsurance cessions and payments
    Operating expenses
    Purchase of investments
    Repayment of investment repurchase agreements, securities lending, dollar roll, commercial paper and lines of credit agreements
    Payment or repayment of inter-company loans
    Dividends to shareholders
    Share repurchases
    Debt service expenses and repayment
    Funds from the settlement of the Company's benefit plans

        The following table summarizes cash flow by business segment.

($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total
Cash flow provided by (used in):
Operating activities	$535	$1,771	$(15)	$2,291
Investing activities	628	(4,822)	(166)	(4,360)
Financing activities	(1,190)	3,115	185	2,110

Net increase (decrease) in cash	$(27)	$64	$4	$41

        The Company's operations typically generate substantial positive cash flows from operations as most premiums are received in advance of the time when claim and benefit payments are required. These positive operating cash flows are expected to continue to meet the liquidity requirements of the Company. The

Corporate and Other segment also includes $1.17 billion of investments held by the Company's subsidiary, Kennett Capital.

        The payment of dividends by AIC is limited by Illinois insurance law to formula amounts based on statutory net income and statutory surplus, as well as the timing and amount of dividends paid in the preceding twelve months. In the twelve-month period beginning January 1, 2001, AIC paid dividends of $1.24 billion. Based on the greater of 2001 statutory net income or 10% of statutory surplus, the maximum amount of dividends AIC is able to pay without prior Illinois Department of Insurance approval at a given point in time is $1.38 billion, less dividends paid during the preceding twelve months measured at that point in time. Notification and approval of inter-company lending activities is also required by the Illinois Department of Insurance for those transactions that exceed formula amounts based on statutory admitted assets and statutory surplus.

        A portion of Allstate Financial's diversified product portfolio, primarily fixed annuity and interest-sensitive life insurance products, is subject to discretionary surrender and withdrawal by contractholders. Total surrender and withdrawal amounts for Allstate Financial were $2.99 billion, $3.74 billion and $2.78 billion in 2001, 2000 and 1999, respectively. As Allstate Financial's interest-sensitive life policies and annuity contracts in force grow and age, the dollar amount of surrenders and withdrawals could increase. While the overall amount of surrenders may increase in the future, a significant increase in the level of surrenders relative to total contractholder account balances is not anticipated.

        Management performs actuarial tests on the impact to cash flows of surrenders and other actions under various scenarios. Based on these tests, management believes that future cash flows are expected to be sufficient to meet future benefit obligations to the contractholders of Allstate Financial's insurance subsidiaries and affiliates.

        The following table summarizes Allstate Financial's liabilities for interest-sensitive products by their contractual withdrawal provisions at December 31, 2001. Approximately 14.3% of these liabilities is subject to discretionary withdrawal without adjustment.

($ in millions)	2001
Not subject to discretionary withdrawal	$7,846
Subject to discretionary withdrawal with adjustments:
Specified surrender charges(1)	12,193
Market value	8,728
Subject to discretionary withdrawal without adjustments	4,793

Total	$33,560

(1)
Includes $5.24 billion of liabilities with a contractual surrender charge of less than 5% of the account balance.

        Established external sources of short-term liquidity include commercial paper, lines-of-credit, dollar rolls and repurchase agreements, which in the aggregate, could provide over $2.33 billion of additional liquidity at December 31, 2001. The Company and its subsidiaries also have access to approximately $86 billion of potential liquidity from their portfolios of marketable investment securities, the ability to issue new insurance contracts, as well as the ability to issue additional public and private debt. A significant portion of the investment portfolio has favorable liquidity characteristics but with variation by asset class, including for example $12.39 billion of privately placed corporate obligations and $5.71 billion of mortgage loans. The ability to transfer funds between insurance subsidiaries and to or through The Allstate Corporation is subject to various regulatory requirements including restrictions on dividends described below.

        The events and circumstances that could constrain the Company's liquidity include a catastrophe resulting in extraordinary losses, a downgrade in the Company's current long-term debt rating of A1 and A+ (from Moody's and Standard & Poor's, respectively) to non-investment grade status of below Baa3/BBB-, a downgrade in AIC's financial strength rating from Aa2, AA and A+ (from Moody's, Standard & Poor's and A.M. Best, respectively) to below Baa/BBB/B, or a downgrade in ALIC's financial strength ratings from Aa2, AA+ and A+ (from Moody's, Standard & Poor's and A.M. Best, respectively) to below Aa3/AA-/A-. The rating agencies also consider the interdependence of the Company's individually rated entities, and therefore a rating change in one entity could potentially affect the ratings of other related entities. The Company considers the occurrence of any of these events to be remote. In addition, there are no known trends, demands, commitments, events or uncertainties that could significantly constrain the Company's liquidity which management considers reasonably likely to occur.

        The Company has access to additional borrowing to support liquidity as follows:

  •
  Allstate has a commercial paper program with a borrowing limit of $1.00 billion to cover short-term cash needs. As of December 31, 2001, the remaining borrowing capacity under the commercial paper program is $783 million, however the outstanding balance fluctuates daily.

  •
  During the second quarter of 2001, Allstate replaced its primary credit facility and currently maintains three credit facilities totaling $1.20 billion as a potential source of funds to meet short-term liquidity requirements: a $575 million five-year revolving line of credit expiring in 2006, a $575 million 364-day revolving line of credit expiring in the second quarter of 2002 and a $50 million one-year revolving line of credit expiring in the third quarter of 2002. The rights to borrow on the five-year and 364-day lines of credit are subject to requirements that are customary for facilities of this size, type and purpose. For example, the Company's ratio of total debt to total capital (as defined in the agreements) cannot exceed a designated level. This requirement is currently being met and management expects to continue to meet it in the future. There were no borrowings under any of these lines of credit during 2001. The total amount outstanding at any point in time under the combination of the commercial paper program and the three credit facilities is limited to $1.20 billion.

  •
  Following the February 2002 debt issuance, the Company has the right to issue up to an additional $1.45 billion of debt securities, preferred stock, trust preferred securities or debt warrants utilizing the shelf registration statement filed with the SEC in June 2000.

        The following table summarizes the contractual obligations of the Company as of December 31, 2001 and the payments due by period.

(in millions)	Total	Less than 1 year	1-3 years	4-5 years	Over 5 years
Securities Lending, Dollar Rolls, and Repurchase Agreements(1)	$2,786	$2,786	$—	$—	$—
Commercial Paper(1)	217	217	—	—	—
GIC's/FA's (non-putable)(2)	5,758	812	2,437	1,285	1,224
FA's (putable/callable)(2)	2,120	1,597	523	—	—
Long-Term Debt(3)	3,694	11	306	1,451	1,926
Operating Leases(3)	1,079	319	355	174	231
Unconditional Purchase Obligations(3)	234	117	47	49	21
Other Long-Term Obligations(3)	49	3	6	6	34

Total Contractual Cash Obligations	$15,937	$5,862	$3,674	$2,965	$3,436

(1)
Securities lending, dollar rolls and repurchase transactions are typically fully collateralized with marketable securities. The Company's principal operating subsidiaries manage their short-term liquidity position to ensure the availability of a sufficient amount of liquid assets to extinguish liabilities as they come due in the normal course of business.

(2)
The putable/callable FA program as well as the non-putable FA and GIC programs, are very closely asset/liability duration matched by ALIC. Accordingly, upon surrender or maturity of the related contracts ALIC maintains assets with a sufficient market value to extinguish the liabilities in the normal course of business.

(3)
The liquidity requirements of long-term debt, operating leases, unconditional purchase and other obligations are managed within the structure of the Company's intermediate to long-term liquidity management program.

        The following table summarizes the contractual commitments of the Company as of December 31, 2001 and the payments due by period.

(in millions)	Total	Less than 1 year	1-3 years	4-5 years	Over 5 years
Guarantees(1)	$5,329	$310	$1,286	$640	$3,093
Other Commitments—Conditiona1(2)	157	157	—	—	—
Other Commitments—Unconditiona1(2)	244	25	—	9	210

Total Commitments	$5,730	$492	$1,286	$649	$3,303

(1)
Approximately $4.83 billion (or 90.6%) of this balance relates to Synthetic GICs. Synthetic GICs are fee based insurance products purchased by pension trusts to obtain book value treatment for their defined contribution plans. The coverage provides for a benefit payment in the event the plan experiences heavy withdrawal activity due to allowable participant initiated events. The product has been offered since 1996 without experiencing a call on the guarantee. Coverage is provided to approximately 125 companies with contracts ranging in size from $1 million to $528 million. ALIC's underwriting activities closely monitor each arrangement. At December 31, 2001, the market value of the plan assets was valued on average at 102% of the book value of the guarantee. This ratio typically ranges from 99% to 101%.

(2)
Represents investment commitments such as private placements and mortgage loans.

        The Company's use of off-balance sheet arrangements is limited to two SPEs used to hold assets under the management of Allstate Investment Management Company on behalf of unrelated third party investors, one synthetic lease SPE used to acquire a headquarters office building and 38 Sterling Collision centers, and another to issue global medium-term notes ("GMTNs") to institutional investors. Management of the Company has not invested in any of these SPEs.

  •
  At December 31, 2001, the investment management SPEs had assets and liabilities of $728 million and $701 million, respectively, and approximately $32 million of unrelated third party equity.

  •
  At December 31, 2001, the synthetic lease SPE established to acquire the headquarters office building and 38 Sterling Collision centers had assets and liabilities of $8 million and $8 million, respectively, and $280 thousand of unrelated third party equity. This arrangement was structured to finance the acquisition of $160 million of properties when fully utilized.

  •
  At December 31, 2001, the SPE used to issue GMTNs had assets and liabilities of $1.62 billion, respectively, and in excess of $48 million of unrelated third party equity. The funding agreements issued by ALIC to the SPE are reported on the balance sheet as a component of contractholder funds.

        The Company has inter-company agreements in place that relate to insurance, reinsurance, loans, capitalization and the performance of various services (generally at cost). All material inter-company transactions have appropriately been eliminated in consolidation. Inter-company transactions among insurance subsidiaries and affiliates have been approved by the applicable state of domicile's department of insurance as required under applicable laws.

REGULATION AND LEGAL PROCEEDINGS

Regulation    The Company's insurance businesses are subject to the effects of changing social and economic environments and are also extensively regulated by the jurisdictions in which business is conducted. Public and regulatory initiatives, which are generally designed to protect the interest of policyholders as opposed to shareholders or investors, have varied and have included efforts to adversely influence and restrict premium rates, disallow certain coverage exclusions, restrict the Company's ability to cancel policies, impose underwriting standards and expand overall regulation. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Legal Proceedings    For the past several years, the Company has distributed to certain Personal Property and Casualty ("PP&C") claimants documents regarding the claims process and the role that attorneys may play in that process. Suits challenging the use of these documents have been filed against the Company, including purported class action suits. In addition to these suits, the Company has received inquiries from states' attorneys general, bar associations and departments of insurance. The Company is vigorously defending its rights to use these documents. The outcome of these disputes is currently uncertain.

        There are currently a number of state and nationwide putative class action lawsuits pending in various state and federal courts seeking actual and punitive damages from Allstate alleging breach of contract and fraud because of its specification of after-market (non-original equipment manufacturer) replacement parts in the repair of insured vehicles. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Plaintiffs in these suits allege that after-market parts are not "of like kind and quality" as required by the insurance policies. The lawsuits are in various stages of development. The Company is vigorously defending these lawsuits. The outcome of these disputes is currently uncertain.

        The Company has pending a number of state and nationwide class action lawsuits in various state and federal courts seeking actual and punitive damages from Allstate alleging breach of contract and fraud for failing to pay inherent diminished value to insureds under a collision, comprehensive, or uninsured motorist property damage provision of an auto policy. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Inherent diminished value is defined by plaintiffs as the difference between the market value of the insured automobile before an accident and the market value after repair. Plaintiffs allege that they are entitled to the payment of inherent diminished value under the terms of the contract. These lawsuits are in various stages of development. In January 2002 the Company received preliminary approval of a settlement in a Georgia class action pursuant to which it will pay $59 million in payments to the class and for attorneys' fees for collision and comprehensive claims for which the date of loss occurred between January 18, 1995 and December 5, 2001 and for uninsured motorist property damage claims for which the date of loss occurred between January 18, 1997 and December 5, 2001. The settlement in Georgia was reached in light of a Georgia Supreme Court decision against another insurer that interpreted diminished value coverage under Georgia law and that is contrary to recent rulings by a number of other state courts. A class has been certified in only one other case, a multi-state class action. The Company is vigorously defending these lawsuits, and since 1998, has been implementing policy language in a majority of states reaffirming that its collision and comprehensive coverages do not include diminished value claims. The outcome of these disputes is currently uncertain.

        There are a number of state and nationwide class action lawsuits pending in various state courts challenging the legal propriety of Allstate's medical bill review processes on a number of grounds, including, among other things, the manner in which Allstate determines reasonableness and necessity. One nationwide class action and one statewide class action have been certified. These lawsuits, which to a large degree mirror similar lawsuits filed against other carriers in the industry, allege these processes result in a breach of the insurance policy as well as fraud. The Company denies those allegations and is vigorously defending both its processes and these lawsuits. The outcome of these disputes is currently uncertain.

        Four nationwide and three statewide putative class actions are pending against Allstate which challenge Allstate's use of certain automated database vendors in valuing total loss automobiles. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Plaintiffs allege that flaws in these databases result in valuations to the detriment of insureds. The plaintiffs are seeking actual and punitive damages. The lawsuits are in various stages of development and Allstate is vigorously defending them, but the outcome of these disputes is currently uncertain.

        Allstate is or has been defending various lawsuits involving worker classification issues. Examples of these lawsuits include a class action, filed after Allstate's reorganization of its California agent programs in 1996, whereby among other things, the plaintiffs sought a determination that they had been treated as employees notwithstanding agent contracts that specify that they are independent contractors for all purposes. The court determined in this case that the agents are independent contractors, which led to the dismissal of the suit. That dismissal is now final. Other examples are two putative class actions challenging the overtime exemption claimed by the Company under the Fair Labor Standards Act or state wage and hour laws. These class actions mirror similar lawsuits filed recently against other employers. Another example involves the worker classification of staff working in agencies. In this putative class action, plaintiffs seek damages under the Employee Retirement Income Security Act ("ERISA") and the Racketeer Influenced and Corrupt Organizations Act alleging that 10,000 agency secretaries were terminated as employees by Allstate and rehired by agencies through outside staffing vendors for the purpose of avoiding the payment of employee benefits. A putative nationwide class action filed by former employee agents also includes a worker classification issue; these agents are challenging certain amendments to the Agents Pension Plan and are seeking to have exclusive agent independent contractors treated as employees for benefit purposes. Allstate has been vigorously defending these and various other worker classification lawsuits. The outcome of these disputes is currently uncertain.

        The Company is also defending certain matters relating to the Company's agency reorganization program announced in 1999. These matters include an investigation by the U.S. Department of Labor and a lawsuit filed in December 2001 by the U.S. Equal Employment Opportunity Commission with respect to allegations of retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act and Title VII of the Civil Rights Act of 1964. A putative nationwide class action has also been filed by former employee agents alleging various violations of ERISA, breach of contract and age discrimination. Allstate will vigorously defend these lawsuits and other claims related to its agency reorganization program. The outcome of these disputes is currently uncertain.

        The Company is defending various lawsuits involving sales practices such as breach of contract, licensing and other business conduct. One statewide class action alleges that the Company violated state insurance statutes in the sale of credit insurance. The judge has granted a partial summary judgment against the Company, however damages have not yet been determined. The Company is vigorously defending these lawsuits. The outcome of these disputes is currently uncertain.

        Various other legal and regulatory actions are currently pending that involve Allstate and specific aspects of its conduct of business. Like other members of the insurance industry, the Company is the target of an increasing number of class action lawsuits and other types of litigation, some of which involve claims for substantial and/or indeterminate amounts (including punitive and treble damages) and the outcomes of which are unpredictable. This litigation is based on a variety of issues including insurance and claim settlement practices. However, at this time, based on their present status, it is the opinion of management that the ultimate liability, if any, in one or more of these other actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

Shared markets    As a condition of its license to do business in various states, the Company is required to participate in mandatory property-liability shared market mechanisms or pooling arrangements including reinsurance, which provide various insurance coverages to individuals or other entities that otherwise are unable to purchase such coverage voluntarily provided by private insurers. Underwriting results related to these organizations, which tend to be adverse to the Company, have been immaterial to the results of operations.

Guaranty Funds    Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, for certain obligations of insolvent insurance companies to policyholders and claimants. The Company's policy is to accrue assessments as the related written premium upon which the assessment is based is recorded. The Company's expenses related to these funds total $52 million, $10 million and $37 million in 2001, 2000 and 1999, respectively. The increase in 2001 is due to the Reliance Insurance Company insolvency.

OTHER DEVELOPMENTS

        In the second and third quarters of 2001, several insurance carriers writing approximately 25% of the auto insurance in the state of New Jersey have announced their intention to withdraw from the state, citing their inability to charge adequate premiums since the implementation of regulated rate and coverage reform in 1999. Since that time, the New Jersey Department of Banking and Insurance has granted several rate increases and tiering changes to these insurers. However State Farm Indemnity, the largest writer in the state, still intends to withdraw. The outcome of these actions on Allstate New Jersey Insurance Company ("ANJ") is uncertain. However, management believes that ANJ has been able to charge adequate rates and currently does not intend to withdraw from New Jersey.

        In July of 2001, the Office of Thrift Supervision granted Allstate Bank, a subsidiary of The Allstate Corporation, full-service banking powers. Using these powers, Allstate Bank began offering a wider range of consumer banking products and services, such as certificates of deposit, insured money market and savings accounts, checking accounts and home mortgage services through the Internet and a toll-free number. Further, many of the Bank's products currently are available through exclusive Allstate agencies in California and New York, and are expected to be rolled-out to all Allstate agencies during 2002. Allstate Bank opened in 1998 under a limited-purpose thrift charter, offering cash management and trust services.

PENDING ACCOUNTING STANDARDS

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and other Intangible Assets", which eliminates the requirement to amortize goodwill, and requires that goodwill and separately identified intangible assets with indefinite lives be tested for impairment on an annual basis (or more frequently if impairment indicators arise) on a fair value as opposed to an undiscounted basis. SFAS No. 142 is effective January 1, 2002. A transitional goodwill impairment test is required to be completed within the first six months of adoption with any resulting goodwill impairment charge recognized as a cumulative effect of a change in accounting principle in the consolidated statement of operations. As of December 31, 2001, the Company's unamortized goodwill balance was $1.28 billion and goodwill amortization expense recognized during 2001 was $54 million. Transitional goodwill impairment testing is being conducted and the impacts could be material to the consolidated results of operations or financial position of the Company.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which changes the measurement of an asset retirement obligation from a cost-accumulation measurement to a fair value measurement, where the fair value of an asset retirement obligation is recognized as a liability when incurred rather than over the useful life of the related asset. Accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability is initially recognized and asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently amortized into expense. The adoption of SFAS No. 143 on January 1, 2003 is not expected to have a material impact on either the consolidated financial position or results of operations of the Company.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. SFAS No. 144 also amends Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that long-lived assets held for sale be recorded at the lower of carrying value or fair value less cost to sell. An impairment loss is recognized only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and is measured as the difference between the carrying amount and fair value of the asset. Long-lived assets to be disposed of other than by sale are considered held and used until disposed. The adoption of SFAS No. 144 on January 1, 2002 is not expected have a material impact on either the consolidated financial position or results of operations of the Company.

        In December 2001, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 01-6, "Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others", which is effective for interim and annual financial statements issued for the fiscal year beginning after December 15, 2001. The SOP conforms accounting and financial reporting practices for certain lending and financing activities, eliminating various specialized accounting practices that developed from the issuance of AICPA finance company, bank, and credit union audit guides. The SOP also explicitly incorporates lending and financing activities of insurance companies within its scope. The Company's adoption of SOP 01-6 is not expected to have a material effect on the consolidated results of operations or financial position.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS AFFECTING ALLSTATE

        This document contains "forward-looking statements" that anticipate results based on management's plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans," "expects," "will," "anticipates," "estimates," "intends," "believes," "likely" and other words with similar meanings. These statements may address, among other things, the Company's strategy for growth, product development, regulatory approvals, market position, expenses, financial results and reserves. Forward-looking statements are based on management's current expectations of future events. The Company cannot guarantee that any forward-looking statement will be accurate. However, management believes that our forward-looking statements are based on reasonable, current expectations and assumptions. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

        If the expectations or assumptions underlying the forward-looking statements prove inaccurate or if risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. In addition to the normal risks of business, Allstate is subject to significant risk factors, including those listed below which apply to it as an insurance business and a provider of other financial services.

  •
  Allstate's multi-access distribution model involves risks and uncertainties that could have a material adverse effect on Allstate's results of operations, liquidity or financial position. For example, the direct customer sales capabilities could lead to unreliable sales activity, an unacceptable profit contribution and channel competition.

  •
  The Company is taking various expense-savings steps including initiatives to realign claim offices to fewer and larger office locations and to redesign the Customer Information Centers and other back-office operations. The Company estimates that the annual expense savings from these programs will be $140 million on a pre-tax basis. However, these savings will not be fully realized until 2004 and they are dependent on the adequacy and timing of actions taken to eliminate targeted employee positions and consolidate operations and facilities.

  •
  In connection with the realignment of claim offices to fewer and larger office locations, a significant number of claims employees may be transferring from one office location to another. In addition, a significant number of them may have to learn new responsibilities. Although the Company has taken action to mitigate the risk of these disruptions, they may lead to an increase in the number of pending claims, to a decrease in the effectiveness of internal control programs in the claim settlement process and to a decrease in the effectiveness of severity management programs.

  •
  For its auto insurance business, Allstate is pursuing programs to address adverse profitability trends. These programs include additional down payment requirements, new underwriting criteria, rate increases, non-renewal of policies where permitted and other administrative changes. Although these programs are designed to improve profitability, Allstate expects them to have an adverse impact on written premium growth.

  •
  For its homeowners insurance business, Allstate is pursuing programs to address adverse profitability trends, particularly increased severity trends. These programs include market or state-specific product design changes, underwriting and rating changes, discontinuation of specific coverages, specific policy language that limits exposure to mold claims and loss management initiatives. Although these programs are designed to improve profitability, they may have an adverse impact on written premium growth, particularly as Allstate increases prices. Additionally, improvement in profitability may be mitigated to the extent that Allstate continues to face water losses, and mold damage stemming from those losses, on current policies and coverages that remain in force.

  •
  The insurance business is subject to extensive regulation, particularly at the state level. Many of these restrictions affect Allstate's ability to operate and grow its businesses in a profitable manner. In particular, the PP&C segment's implementation of SRM for its private passenger auto business is subject to state regulatory review processes.

  •
  The Company believes that the risk factors and tier-based pricing and underwriting approach used in SRM will allow it to be more competitive and operate more profitably. However, the Company is not able to implement SRM in its optimal form in every state due to market constraints and the regulatory approval process. Moreover, it is possible that the SRM underwriting factors or pricing model do not accurately anticipate the level of loss costs that the Company will ultimately incur as a result of the mix of new business generated through the use of these strategies. In addition, it is possible that the underwriting factors or pricing model do not accurately reflect the level of loss costs attributable to high lifetime value customers.

  •
  In recent years, the competitive pricing environment for private passenger auto insurance put pressure on the PP&C segment's premium growth and profit margins and, because Allstate's PP&C segment's loss ratio compares favorably to the industry, state regulatory authorities may resist our efforts to raise rates. In addition, because of other factors such as SRM, the rate increases that have been approved during 2001 may not necessarily result in net average premium in Allstate's PP&C segment for 2002 that is equal to or greater than net average premium for 2001 or that is consistent with the weighted average rate changes that the Company has disclosed.

  •
  From time to time, the private passenger auto insurance industry comes under pressure from state regulators, legislators and special interest groups to reduce, freeze or set rates at levels that do not correspond with underlying costs, in management's opinion. The homeowners insurance business faces similar pressure, particularly as regulators in catastrophe prone jurisdictions struggle to identify an acceptable methodology to price for catastrophe exposure. This kind of pressure is expected to persist. In addition, the use of financial stability as a factor in underwriting and pricing comes under attack by regulators, legislators and special interest groups in various states. The result could be legislation or regulation that adversely affects the profitability of Allstate's PP&C segment. The Company cannot predict the impact on results of operations, liquidity or financial position of possible future legislative and regulatory measures regarding rates.

  •
  Many states have laws and regulations that limit an insurer's ability to exit a market. For example, certain states limit a private passenger auto insurer's ability to cancel or refuse to renew policies. Furthermore, certain states prohibit an insurer from withdrawing one or more lines of insurance business from the state, except pursuant to a plan that is approved by the state insurance department. State insurance departments have the authority to disapprove plans on the grounds that they may lead to market disruption. Laws and regulations that limit an insurer's ability to cancel or refuse to renew policies and that subject program withdrawals to prior approval requirements may restrict an insurer's ability to exit unprofitable markets.

  •
  Certain states have laws that require an insurer conducting business in that state to participate in mandatory pools or offer coverage to all consumers, often restricting an insurer's ability to charge an adequate price. In these markets, the Company or its subsidiaries may be compelled to underwrite significantly more business at an inadequate price, leading to an unacceptable return on the Company's capital. Additionally, certain states require insurers to participate in guaranty funds for impaired or insolvent insurance companies. Such funds periodically assess such losses to all insurance companies doing business in the state. These assessments may be material to Allstate's financial results.

  •
  Weather conditions including the frequency and severity of tornadoes, hailstorms, hurricanes, tropical storms, high winds, and winter storms affect the frequency and severity of claims in the property lines of insurance. Changing driving patterns affect the frequency and severity of claims in the private passenger auto insurance business.

  •
  Changes in the severity of claims have an impact on the profitability of Allstate's business. Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy. Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices. Changes in loss costs for homeowners insurance policies are driven by inflation in the construction industry, in building materials and in home furnishings and other economic and environmental factors. However, changes in the level of the severity of claims paid by the Company do not necessarily match or track changes in the rate of inflation in these various sectors of the economy.

  •
  The Company is currently pursuing various loss management initiatives in PP&C that are expected to mitigate future increases in claim severity. However, these initiatives may not offset impacts of increased severity, which can emerge from unexpected issues and, which are inherently difficult to predict. Examples of such issues are a recent decision by the Georgia Supreme Court interpreting diminished value coverage under Georgia law, and the emergence of mold-related homeowners coverage in various states such as Texas.

  •
  Allstate has experienced, and expects to continue to experience, catastrophe losses due to both natural events and certain events that are not acts of nature. While management believes that our natural event catastrophe management initiatives have reduced the potential magnitude of possible future losses, Allstate continues to be exposed to catastrophes that could have a material adverse impact on results of operations or financial position. Catastrophic events in the future may indicate that the techniques and data used to predict the probability of catastrophes and the extent of the resulting losses are inaccurate. The Company also continues to be exposed to assessments from the CEA and various Florida state-created catastrophe loss management facilities, and to losses that could surpass the capitalization of these facilities.

  •
  There is inherent uncertainty in the process of establishing property-liability loss reserves, particularly reserves for the cost of environmental, asbestos and other mass tort claims. This uncertainty arises from a number of factors, including ongoing interpretation of insurance policy provisions by courts, inconsistent decisions in lawsuits regarding coverage and expanded theories of liability. In addition, on-going changes in claims settlement practices can lead to changes in loss payment patterns that are used to estimate reserve levels. Moreover, while management believes that improved actuarial techniques and databases have assisted in estimating environmental, asbestos and other mass tort net loss reserves, these refinements may subsequently prove to be inadequate indicators of the extent of probable loss. Consequently, ultimate losses could materially exceed established loss reserves and have a material adverse effect on our results of operations, liquidity or financial position.

  •
  There is uncertainty involved in estimating the availability of reinsurance and the collectibility of reinsurance recoverables. This uncertainty arises from a number of factors, including whether losses meet the qualifying conditions of the reinsurance contracts and whether the reinsurers have the financial capacity and willingness to pay.

  •
  In December 2001, the NAIC announced that it reached an agreement regarding the wording of insurance policy exclusions for acts of terrorism for commercial lines. In January 2002, the NAIC issued the following statement, "It is the sense of NAIC membership that terrorism exclusions are generally not necessary in personal lines property and casualty products to maintain a competitive market, and they may violate state law. However we recognize that state laws vary in their authority and discretion. Further, there may be unique company circumstances that need to be considered in individual cases. We expect these cases to be limited." In addition, several states have announced that they will not approve terrorism exclusions for personal and/or commercial lines of property and casualty insurance. Currently, Allstate is examining the potential exposure, if any, of its insurance operations from acts of terrorism. Allstate is also examining how best to address this exposure, if any, considering the interests of policyholders, shareholders, the lending community, regulators and others. Allstate Financial does not exclude losses resulting from terrorist attacks in its life insurance policies. In the event that a terrorist act occurs, both Allstate's PP&C segment and Allstate Financial segment may be adversely impacted, depending on the nature of the event. With respect to the Company's investment portfolio, in the event that commercial insurance coverage for terrorism becomes unavailable or very expensive, there could be significant adverse impacts on some portion of the Company's portfolio, particularly in sectors such as airlines and real estate. For example, commercial mortgages or certain debt obligations might be adversely affected due to the inability to obtain coverage to restore the related real estate or other property, thereby creating the potential for increased default risk.

  •
  Changes in market interest rates can have adverse effects on Allstate's investment portfolio, investment income, product sales, results of operations and retention of existing business. Increasing market interest rates have an adverse impact on the value of the investment portfolio, for example, by decreasing unrealized capital gains on fixed income securities. Declining market interest rates could have an adverse impact on Allstate's investment income as Allstate reinvests proceeds from positive cash flows from operations and from maturing and called investments into new investments that could be yielding less than the portfolio's average rate. Changes in interest rates could also reduce the profitability of the Allstate Financial segment's spread-based products, particularly fixed annuities and structured financial products, as the difference between the amount that Allstate Financial is required to pay on such products and the rate of return earned on the general account investments could be reduced. Changes in market rates of interest as compared to rates offered on some of the Allstate Financial segment's products could make those products less attractive if competitive investment margins are not maintained, leading to lower sales and/or changes in the level of surrenders and withdrawals on these products. Additionally, unanticipated surrenders could cause acceleration of amortization of DAC and thereby increase expenses and reduce current period profitability. The Company seeks to limit its exposure to this risk on Allstate Financial's products by offering a diverse group of products, periodically reviewing and revising crediting rates and providing for surrender charges in the event of early withdrawal.

  •
  The impact of decreasing Separate Accounts balances as a result of volatile market conditions could cause contract charges realized by the Allstate Financial segment to decrease and increase the exposure of Allstate Financial to guaranteed minimum income and death benefits.

  •
  In order to meet the anticipated cash flow requirements of its obligations to policyholders, from time to time Allstate adjusts the effective duration of investments, liabilities for contractholder funds and reserves for life-contingent contract benefits. Those adjustments may have an impact on the value of the investment portfolio, investment income, interest credited on contractholder funds and the investment margin.

  •
  Allstate Financial amortizes DAC related to contractholder funds in proportion to gross profits over the estimated lives of the contract periods. Periodically, Allstate Financial updates the assumptions underlying the gross profits, which include estimated future fees, investment margins and expense margins, in order to reflect actual experience. Updates to these assumptions result in adjustments to the cumulative amortization of DAC. These adjustments may have a material effect on the results of operations.

  •
  It is possible that the assumptions and projections used by Allstate Financial in establishing prices for the guaranteed minimum death benefits and guaranteed minimum income benefits on variable annuities, particularly assumptions and projections about investment performance, do not accurately anticipate the level of costs that Allstate Financial will ultimately incur in providing those benefits.

  •
  Management believes the reserves for life-contingent contract benefits are adequate to cover ultimate policy benefits, despite the underlying risks and uncertainties associated with their determination when payments will not be made until well into the future. Reserves are based on many assumptions and estimates, including estimated premiums to be received over the assumed life of the policy, the timing of the event covered by the insurance policy, the amount of benefits on claims to be paid and the investment returns on the assets purchased with the premiums received. The Company periodically reviews and revises its estimates. If future experience differs from assumptions, it may have a material impact on results of operations.

  •
  Under current U.S. tax law and regulations, deferred and immediate annuities and life insurance, including interest-sensitive products, receive favorable policyholder tax treatment. Any legislative or regulatory changes that adversely alter this treatment are likely to negatively affect the demand for these products. In addition, recent changes in the federal estate tax laws will affect the demand for the types of life insurance used in estate planning.

  •
  Allstate Financial distributes some of its products under agreements with other members of the financial services industry that are not affiliated with Allstate. Termination of one or more of these agreements due to, for example, changes in control of any of these entities, could have a detrimental effect on the segment's sales. This risk may be exacerbated by the enactment of the Gramm-Leach-Bliley Act of 1999, which eliminated many federal and state law barriers to affiliations among banks, securities firms, insurers and other financial service providers.

  •
  Allstate maintains three credit facilities totaling $1.20 billion as a potential source of funds to meet short-term liquidity requirements: a $575 million five-year revolving line of credit expiring in 2006, a $575 million 364-day revolving line of credit expiring in 2002 and a $50 million one-year revolving line of credit expiring in 2002. The rights to borrow on the five-year and 364-day lines of credit are subject to the requirement that the Company's ratio of total debt to total capital (as defined in the agreements) not exceed a designated level. The ability of Allstate to meet the requirement is dependent upon its financial condition.

  •
  Allstate's liquidity could be constrained by a catastrophe which results in extraordinary losses, a downgrade of the Company's current long-term debt rating of A1 and A+ (from Moody's and Standard & Poor's, respectively) to non-investment grade status of below Baa3/BBB-, a downgrade in AIC's financial strength rating from Aa2, AA and A+ (from Moody's Standard & Poor's and A.M. Best, respectively) to below Baa/BBB/B, or a downgrade in ALIC's financial strength rating from Aa2, AA+ and A+ (from Moody's Standard & Poor's and A.M. Best, respectively) to below Aa3/AA-/A-.

  •
  The events of September 11 and the resulting disruption in the financial markets revealed weaknesses in the physical and operational infrastructure that underlies the U.S. and worldwide financial systems. Those weaknesses did not impair Allstate's liquidity in the wake of September 11. However, if an event of similar or greater magnitude occurred in the future and if the weaknesses in the physical and operational infrastructure of the U.S. and worldwide financial systems are not remedied, Allstate could encounter significant difficulties in transferring funds, buying and selling securities and engaging in other financial transactions that support its liquidity.

  •
  Allstate is a holding company with no significant business operations of its own. Consequently, to a large extent, its ability to pay dividends and meet its debt payment obligations is dependent on dividends from its subsidiaries, primarily AIC.

  •
  Financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies and, generally, may be expected to have an effect on an insurance company's sales. On an ongoing basis, rating agencies review the financial performance and condition of insurers. A downgrade, while not expected, could have a material adverse effect on Allstate's business, including the competitiveness of Allstate's product offerings, its ability to market products, and its financial condition and results of operations.

  •
  State insurance regulatory authorities require insurance companies to maintain specified levels of statutory capital and surplus. In addition, competitive pressures generally require Allstate's subsidiaries to maintain financial strength ratings. These restrictions affect Allstate's ability to pay shareholder dividends and use its capital in other ways.

  •
  Allstate has four off-balance sheet SPE's that meet the non-consolidation requirements in existing GAAP. If GAAP accounting requirements were to change retroactively, necessitating the consolidation of the off-balance sheet SPE's, the Company's debt-to-capital ratio would be negatively impacted. At December 31, 2001, this would not have affected the Company's compliance with any existing debt covenants.

  •
  A portion of the unrealized capital gains or losses included as a component of shareholders' equity relating to non-exchange traded marketable investment securities accounted for at fair value are internally developed using widely accepted valuation models and independent third party data as model inputs. A decrease in these values would negatively impact the Company's debt-to-capital ratio.

  •
  Changes in the fair value of certain non-exchange traded derivative contracts where fair value is internally developed using widely accepted valuation models and independent third party data as model inputs are included in operating income, net income or as a component of shareholders' equity. A decrease in the fair value of these non-exchange traded derivative contracts would negatively impact the Company's operating income, net income, shareholders' equity, assets, liabilities and debt-to-capital ratio.

  •
  Following enactment of the Gramm-Leach-Bliley Act of 1999, federal legislation that allows mergers that combine commercial banks, insurers and securities firms, state insurance regulators have been collectively participating in a reexamination of the regulatory framework that currently governs the U.S. insurance business in an effort to determine the proper role of state insurance regulation in the U.S. financial services industry. We cannot predict whether any state or federal measures will be adopted to change the nature or scope of the regulation of the insurance business or what effect any such measures would have on Allstate.

  •
  The Gramm-Leach-Bliley Act of 1999 permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, the Glass Steagall Act of 1933 had limited the ability of banks to engage in securities-related businesses and the Bank Holding Company Act of 1956 had restricted banks from being affiliated with insurers. With the passage of the Gramm-Leach-Bliley Act, bank holding companies may acquire insurers and insurance holding companies may acquire banks. In addition grandfathered unitary thrift holding companies, including The Allstate Corporation, may engage in activities that are not financial in nature. The ability of banks to affiliate with insurers may materially adversely affect all of Allstate's product lines by substantially increasing the number, size and financial strength of potential competitors.

  •
  Like other members of the insurance industry, the Company is the target of an increasing number of class action lawsuits and other types of litigation, some of which involve claims for substantial and/or indeterminate amounts (including punitive and treble damages) and the outcomes of which are unpredictable. This litigation is based on a variety of issues including insurance and claim settlement practices.

  •
  In some states mutual insurance companies can convert to a hybrid structure known as a mutual holding company. This process converts insurance companies owned by their policyholders to stock insurance companies owned (through one or more intermediate holding companies) partially by their policyholders and partially by stockholders. Also some states permit the conversion of mutual insurance companies into stock insurance companies ("demutualization"). The ability of mutual insurance companies to convert to mutual holding companies or to demutualize may materially adversely affect all of our product lines by substantially increasing competition for capital in the financial services industry.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(in millions except per share data)	2001	2000	1999
Revenues
Property-liability insurance premiums (net of reinsurance ceded of $281, $268, and $389)	$22,197	$21,871	$20,112
Life and annuity premiums and contract charges (net of reinsurance ceded of $419, $379, and $260)	2,230	2,205	1,623
Net investment income	4,796	4,633	4,112
Realized capital gains and losses	(358)	425	1,112

	28,865	29,134	26,959

Costs and expenses
Property-liability insurance claims and claims expense (net of reinsurance recoveries of $471, $302, and $567)	17,532	16,395	14,679
Life and annuity contract benefits (net of reinsurance recoveries of $346, $288, and $179)	1,671	1,605	1,260
Interest credited to contractholders' funds	1,733	1,585	1,318
Amortization of deferred policy acquisition costs	3,462	3,458	3,282
Operating costs and expenses	2,688	2,703	2,300
Amortization of goodwill	54	53	13
Restructuring and related charges	129	59	81
Interest expense	248	229	129

	27,517	26,087	23,062

(Loss) gain on disposition of operations	(63)	—	10

Income from operations before income tax expense, dividends on preferred securities, and cumulative effect of change in accounting for derivative and embedded derivative financial instruments	1,285	3,047	3,907
Income tax expense	73	795	1,148

Income before dividends on preferred securities and cumulative effect of change in accounting for derivative and embedded derivative financial instruments	1,212	2,252	2,759
Dividends on preferred securities of subsidiary trusts	(45)	(41)	(39)
Cumulative effect of change in accounting for derivative and embedded derivative financial instruments, after-tax	(9)	—	—

Net income	$1,158	$2,211	$2,720

Earnings per share:
Net income per share—basic	$1.61	$2.97	$3.40

Net income per share—diluted	$1.60	$2.95	$3.38

Weighted average shares—basic	720.2	744.0	800.2

Weighted average shares—diluted	723.3	748.7	803.8

See notes to consolidated financial statements.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
(in millions)	2001	2000	1999
Net income	$1,158	$2,211	$2,720
Other comprehensive (loss) income, after-tax
Changes in:
Unrealized net capital gains and losses	(191)	611	(1,625)
Unrealized foreign currency translation adjustments	11	(30)	14
Unrealized minimum pension liability adjustment	(83)	—	—

Other comprehensive (loss) income, after-tax	(263)	581	(1,611)

Comprehensive income	$895	$2,792	$1,109

See notes to consolidated financial statements.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,
(in millions except par value data)	2001	2000
Assets
Investments
Fixed income securities, at fair value (amortized cost $63,295 and $58,525)	$65,720	$60,758
Equity securities, at fair value (cost $4,385 and $4,854)	5,245	6,086
Mortgage loans	5,710	4,599
Short-term	1,908	1,831
Other	1,293	1,209

Total investments	79,876	74,483
Cash	263	222
Premium installment receivables, net	3,976	3,802
Deferred policy acquisition costs	4,421	4,309
Reinsurance recoverables, net	2,698	2,352
Accrued investment income	883	942
Property and equipment, net	984	1,000
Goodwill	1,284	1,247
Other assets	1,203	1,153
Separate Accounts	13,587	15,298

Total assets	$109,175	$104,808

Liabilities
Reserve for property-liability insurance claims and claims expense	$16,500	$16,859
Reserve for life-contingent contract benefits	9,134	8,468
Contractholder funds	33,560	28,870
Unearned premiums	7,961	7,607
Claim payments outstanding	811	908
Other liabilities and accrued expenses	6,168	4,918
Deferred income taxes	137	348
Short-term debt	227	219
Long-term debt	3,694	3,112
Separate Accounts	13,587	15,298

Total liabilities	91,779	86,607

Commitments and Contingent Liabilities (Notes 6, 7 and 13)
Mandatorily Redeemable Preferred Securities of Subsidiary Trusts	200	750
Shareholders' Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 712 million and 728 million shares outstanding	9	9
Additional capital paid-in	2,599	2,604
Retained income	19,044	18,433
Deferred compensation expense	(193)	(207)
Treasury stock, at cost (188 million and 172 million shares)	(5,926)	(5,314)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	1,789	1,980
Unrealized foreign currency translation adjustments	(43)	(54)
Minimum pension liability adjustment	(83)	—

Total accumulated other comprehensive income	1,663	1,926

Total shareholders' equity	17,196	17,451

Total liabilities and shareholders' equity	$109,175	$104,808

See notes to consolidated financial statements.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	December 31,
(in millions except per share data)	2001	2000	1999
Common stock	$9	$9	$9

Additional capital paid-in
Balance, beginning of year	2,604	2,664	3,102
Shares reissued for mandatorily redeemable preferred securities	—	(12)	—
Shares reissued for AHL acquisition	—	—	(423)
Equity incentive plans activity	(5)	(48)	(15)

Balance, end of year	2,599	2,604	2,664

Retained income
Balance, beginning of year	18,433	16,728	14,490
Net income	1,158	2,211	2,720
Dividends ($.76, $.68 and $.60 per share, respectively)	(547)	(506)	(482)

Balance, end of year	19,044	18,433	16,728

Deferred compensation expense
Balance, beginning of year	(207)	(216)	(252)
Reduction	14	9	36

Balance, end of year	(193)	(207)	(216)

Treasury stock
Balance, beginning of year	(5,314)	(3,929)	(3,065)
Shares acquired	(721)	(1,783)	(2,173)
Shares reissued for mandatorily redeemable preferred securities	—	226	—
Shares reissued for AHL acquisition	—	—	1,240
Shares reissued under equity incentive plan	109	172	69

Balance, end of year	(5,926)	(5,314)	(3,929)

Accumulated other comprehensive income
Balance, beginning of year	1,926	1,345	2,956
Change in unrealized net capital gains and losses	(191)	611	(1,625)
Change in unrealized foreign currency translation adjustments	11	(30)	14
Change in minimum pension liability adjustment	(83)	—	—

Balance, end of year	1,663	1,926	1,345

Total shareholders' equity	$17,196	$17,451	$16,601

See notes to consolidated financial statements.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in millions)	2001	2000	1999
Cash flows from operating activities
Net income	$1,158	$2,211	$2,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	(106)	(47)	(17)
Realized capital gains and losses	358	(425)	(1,112)
Cumulative effect of change in accounting for derivative and embedded derivative financial instruments	9	—	—
Interest credited to contractholder funds	1,733	1,503	1,362
Changes in:
Policy benefit and other insurance reserves	(352)	(995)	(706)
Unearned premiums	375	(64)	70
Deferred policy acquisition costs	(331)	(314)	(245)
Premium installment receivables	(174)	125	(156)
Reinsurance recoverables	(159)	(52)	(69)
Income taxes payable	(352)	420	58
Other operating assets and liabilities	132	(631)	362

Net cash provided by operating activities	2,291	1,731	2,267

Cash flows from investing activities
Proceeds from sales
Fixed income securities	23,237	26,212	21,679
Equity securities	4,240	8,862	9,633
Real estate	12	—	—
Investment collections
Fixed income securities	4,566	3,266	5,356
Mortgage loans	384	467	453
Investment purchases
Fixed income securities	(31,376)	(32,381)	(31,094)
Equity securities	(4,076)	(8,489)	(8,849)
Mortgage loans	(1,492)	(996)	(969)
Change in short-term investments, net	400	687	454
Change in other investments, net	(53)	(78)	(34)
Acquisitions, net of cash received	(16)	(25)	971
Purchases of property and equipment, net	(186)	(300)	(212)

Net cash used in investing activities	(4,360)	(2,775)	(2,612)

Cash flows from financing activities
Change in short-term debt, net	8	(446)	202
Proceeds from issuance of long-term debt	559	926	833
Repayment of long-term debt	(3)	—	—
Redemption of mandatorily redeemable preferred securities of a subsidiary trust	(550)	—	—
Contractholder fund deposits	7,970	8,393	5,593
Contractholder fund withdrawals	(4,701)	(5,635)	(3,684)
Dividends paid	(535)	(502)	(471)
Treasury stock purchases	(721)	(1,783)	(2,173)
Other	83	59	41

Net cash provided by financing activities	2,110	1,012	341

Net increase (decrease) in cash	41	(32)	(4)
Cash at beginning of year	222	254	258

Cash at end of year	$263	$222	$254

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.    General

Basis of presentation

        The accompanying consolidated financial statements include the accounts of The Allstate Corporation and its wholly owned subsidiaries, primarily Allstate Insurance Company ("AIC"), a property-liability insurance company with various property-liability and life and investment subsidiaries, including Allstate Life Insurance Company ("ALIC") (collectively referred to as the "Company" or "Allstate"). These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany accounts and transactions have been eliminated.

        To conform to the 2001 presentation, certain amounts in the prior years' consolidated financial statements and notes have been reclassified.

Nature of operations

        Allstate is engaged, principally in the United States and Canada, in the property-liability insurance and life and investment product businesses. Allstate's primary business is the sale of private passenger auto and homeowners insurance. The Company also sells life insurance, investment and retirement products, and selected commercial property and casualty coverages.

        Allstate's personal property and casualty ("PP&C") segment sells principally private passenger auto and homeowners insurance, writing approximately 68% of Allstate's total 2001 statutory premiums and deposits, which include all deposits recorded as liabilities in the statutory-basis financial statements. Allstate was the country's second largest insurer for both private passenger auto and homeowners insurance in 2000.

        Allstate has exposure to catastrophes, an inherent risk of the property-liability insurance business, which have contributed to, and will continue to contribute to, material year-to-year fluctuations in the Company's results of operations and financial condition. The Company also has exposure to environmental and asbestos claims and other mass tort exposures (see Note 7).

        The Allstate Financial segment markets a diversified portfolio of retail and structured financial products to meet consumers' needs in the areas of protection, investment and retirement solutions. The retail products include term life; permanent life such as whole life, universal life, variable life, variable universal life and single premium life; annuities such as fixed annuities, market value adjusted annuities, variable annuities, equity indexed annuities and immediate annuities; and other protection products such as long-term care, accidental death, hospital indemnity, disability income, cancer, dental and credit insurance. Retail products are sold through a variety of distribution channels including exclusive Allstate agencies, financial services firms, independent agent broker/dealers including master brokerage agencies and direct marketing. The structured financial products include funding agreements ("FAs") and guaranteed investment contracts ("GICs") sold to qualified investment buyers. Structured financial products are sold through specialized brokers or investment bankers. Structured financial products also include investment products such as single premium structured settlement annuities sold through brokers who specialize in settlement of injury and other liability cases. In 2001, Allstate Financial's statutory premiums and deposits represented approximately 32% of Allstate's total statutory premiums and deposits.

        The Company monitors economic and regulatory developments that have the potential to impact its business. Federal legislation has allowed banks and other financial organizations to have greater participation in the securities and insurance businesses. This legislation may present an increased level of competition for sales of the Company's products. Furthermore, under current U.S. tax law and regulations, deferred and immediate annuities and life insurance, including interest-sensitive products, receive favorable policyholder tax treatment. Any legislative or regulatory changes that adversely alter this treatment are likely to negatively affect the demand for these products. In addition, recent changes in the federal estate tax laws will affect the demand for the types of life insurance used in estate planning.

        Additionally, traditional demutualizations of mutual insurance companies and enacted and pending state legislation to permit mutual insurance companies to convert to a hybrid structure known as a mutual holding company could have a number of significant effects on the Company by: 1) increasing industry competition through consolidation caused by mergers and acquisitions related to the new corporate form of business; and 2) increasing competition in the capital markets.

        Allstate, through a variety of companies, is authorized to sell property-liability and life and investment products in all 50 states, the District of Columbia and Puerto Rico. The Company is also authorized to sell certain insurance products in Canada. For 2001, the top geographic locations for statutory premiums earned by the PP&C segment were California, Texas, New York and Florida. For 2001, the top geographic locations for statutory premiums and deposits for the Allstate Financial segment were Delaware, California, New York and Florida. No other jurisdiction accounted for more than 5% of statutory premiums for PP&C or Allstate Financial. Allstate distributes its PP&C products under the Allstate brand through over 13,000 Allstate agents, primarily non-employee exclusive agents, but also utilizes over 15,000 independent agents and specialized brokers appointed to sell auto and homeowners policies to expand market reach as well as to market products under the Encompass and Deerbrook brands. Allstate Financial distributes its products using Allstate agencies, financial services firms, independent agent broker/dealers including master brokerage agencies, direct marketing, investment bankers and specialized brokers. Although the Company currently benefits from agreements with financial services entities that market and distribute its products, change in control of these non-affiliated entities with which the Company has alliances could negatively impact Allstate Financial's sales.

2.    Summary of Significant Accounting Policies

Investments

        Fixed income securities include bonds, mortgage-backed and asset-backed securities, and redeemable preferred stocks. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The fair value of exchange traded fixed income securities is based upon quoted market prices or dealer quotes. The fair value of non-exchange traded fixed income securities is based on either independent third party pricing sources or widely accepted pricing valuation models which utilize internally developed ratings and independent third party data as inputs. The difference between amortized cost and fair value, net of deferred income taxes, certain life and annuity deferred policy acquisition costs, and certain reserves for life-contingent contract benefits, is reflected as a component of Other comprehensive income.

        Equity securities include common and non-redeemable preferred stocks, real estate investment trusts, and limited partnership interests. Common and non-redeemable preferred stocks and real estate investment trusts are carried at fair value with the difference between cost and fair value, less deferred income taxes, reflected as a component of Other comprehensive income. The fair value of equity securities is based principally on quoted market prices. Investments in limited partnership interests in which Allstate does not have a controlling interest, are accounted for in accordance with the equity method of accounting. In instances in which the Company's interest is so minor that it exercises virtually no influence over operating and financial policies, the Company applies the cost method of accounting.

        Mortgage loans are carried at outstanding principal balance, net of unamortized premium or discount and valuation allowances. Valuation allowances are established for impaired loans when it is probable that contractual principal and interest will not be collected. Valuation allowances for impaired loans reduce the carrying value to the fair value of the collateral or the present value of the loan's expected future repayment cash flows discounted at the loan's original effective interest rate. Valuation allowances on loans not considered to be impaired are established based on consideration of the underlying collateral, borrower financial strength, current and expected market conditions and other factors.

        Short-term investments are carried at cost or amortized cost that approximates fair value, and generally includes collateral received in connection with certain securities lending activities. For securities lending transactions, the Company records an offsetting liability in Other liabilities and accrued expenses for the Company's obligation to repay the collateral. Other investments, which consist primarily of policy loans, are carried at the unpaid principal balances.

        Investment income consists primarily of interest and dividends, net investment income from partnership interests and income for certain derivative transactions. Interest is recognized on an accrual basis and dividends are recorded at the ex-dividend date. Interest income on mortgage-backed and asset-backed securities is determined on the effective yield method, based on estimated principal repayments. Accrual of income is suspended for fixed income securities and mortgage loans that are in default or when the receipt of interest payments is in doubt.

        Realized capital gains and losses are determined on a specific identification basis. They include gains and losses on security dispositions, write-downs in value due to other than temporary declines in fair value, and changes in the value of certain derivative instruments.

        The Company monitors its fixed income and equity portfolios for ratings changes or other events that may result in declines in value that are other than temporary. Factors considered in evaluating whether a decline in fair value is other than temporary are: 1) the Company's ability and intent to retain the investment for a period of time sufficient to allow for an anticipated recovery in value; 2) the duration for and extent to which the fair value has been less than cost; and 3) the financial condition and near-term prospects of the issuer.

Derivative and embedded derivative financial instruments

        The Company adopted the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", as of January 1, 2001. The impact of SFAS No. 133 and SFAS No. 138 (the "statements") to the Company was a loss of $9 million, after-tax, and is reflected as a cumulative effect of a change in accounting principle on the Consolidated Statements of Operations. The Company also recorded a cumulative after-tax increase of $5 million in Accumulated other comprehensive income.

        The statements require that all derivatives be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through Net income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through Net income or recognized in Accumulated other comprehensive income until the hedged item is recognized in Net income. The Company elected to adopt the provisions of the statements with respect to embedded derivative financial instruments to all such instruments held at January 1, 2001.

        Derivative financial instruments include swaps, futures, options, interest rate caps and floors, warrants, synthetic GICs, certain forward contracts for purchases of to-be-announced ("TBA") mortgage securities, certain investment risk transfer reinsurance agreements, certain credit default swaps and certain bond forward purchase commitments. Derivatives that are required to be separated from the host instrument and accounted for as derivative financial instruments ("subject to bifurcation") are embedded in convertible fixed income securities, equity indexed life and annuity contracts, and certain variable contracts sold (see Note 6).

        When derivatives meet specific criteria, they may be designated as accounting hedges and accounted for as fair value, cash flow, foreign currency fair value or foreign currency cash flow hedges. The hedged item may be either all or a specific portion of a recognized asset, liability, forecasted transaction or an unrecognized firm commitment attributable to a particular risk. At the inception of the hedge, the Company formally documents the hedging relationship and risk management objective and strategy. The documentation identifies the hedging instrument, the hedged item, the nature of the risk being hedged, the methodology used to assess how effective the hedging instrument is in offsetting the exposure to changes in the hedged item's fair value attributable to the hedged risk, or in the case of a cash flow hedge, the exposure to changes in the hedged transaction's variability in cash flows attributable to the hedged risk and the method that will be used to measure hedge ineffectiveness. The Company does not exclude any component of the change in fair value of the hedging instrument from the effectiveness assessment. At each reporting date, the Company confirms that the hedging instrument continues to be highly effective in offsetting the hedged risk. Ineffectiveness in fair value hedges and cash flow hedges is reported in Realized capital gains and losses. For the year ended December 31, 2001, the hedge ineffectiveness reported as Realized capital gains and losses amounted to $4 million.

        Derivatives are accounted for on a fair value basis, and reported as Other investments, Other assets, Other liabilities and accrued expenses or Contractholder funds. Embedded derivative instruments subject to bifurcation are also accounted for on a fair value basis and are reported together with the host contract. The change in the fair value of derivatives embedded in assets and subject to bifurcation are reported in Realized capital gains and losses. The change in the fair value of derivatives embedded in liabilities and subject to bifurcation are reported in Realized capital gains and losses or Life and annuity contract benefits expense.

        Fair value hedges    The Company designates certain of its interest rate and foreign currency swap contracts, interest rate futures contracts and certain investment risk transfer reinsurance agreements as fair value hedges when the hedging instrument is highly effective in offsetting the risk of changes in the fair value of the hedged item.

        For hedging instruments utilized in fair value hedges, the change in the fair value of the derivatives is reported together in Net investment income with the change in the fair value of the hedged items, when the hedged items are investment assets or a portion thereof. The change in the fair value of hedging instruments utilized in fair value hedges, when the hedged items are Contractholder funds liabilities or a portion thereof, are reported together in Life and annuity contract benefits expense with the change in the fair value of the hedged item. Accrued periodic settlements on swaps are reported in Net investment income or Life and annuity contract benefits expense. The carrying value of the hedged asset or liability is adjusted for the change in the fair value of the hedged risk.

        Cash flow hedges    The Company designates certain of its interest rate and foreign currency swap contracts, interest rate futures contracts, foreign currency forward contracts and bond forward commitments as cash flow hedges when the hedging instrument is highly effective in offsetting the exposure of variations in cash flows for the hedged risk. The Company's cash flow exposure may be associated with an existing asset, liability or, a forecasted transaction. Forecasted transactions must be probable of occurrence and their significant terms and specific characteristics identified.

        For hedging instruments utilized in cash flow hedges, the change in the fair value of the derivatives is reported in Accumulated other comprehensive income. Amounts are reclassified to Net investment income or Realized capital gains and losses as the hedged transaction affects net income. The amount in Accumulated other comprehensive income for a hedged transaction is limited to the lesser of the cumulative gain or loss on the derivative less the amount reclassified to Net income; or the cumulative gain or loss on the derivative needed to offset the cumulative change in the expected future cash flows on the hedged transaction from inception of the hedge less the derivative gain or loss previously reclassified from Accumulated other comprehensive income to Net income. If the Company expects at any time that the loss reported in Accumulated other comprehensive income would lead to a net loss on the combination of the hedging instrument and the hedged transaction which may not be recoverable, a loss is recognized immediately in Realized capital gains and losses. If an impairment loss is recognized on an asset or an additional obligation is incurred on a liability involved in a hedge transaction, any offsetting gain in Accumulated other comprehensive income is reclassified and reported together with the impairment loss or recognition of the obligation.

        Termination of hedge accounting    If, subsequent to entering into a hedge transaction, the derivative becomes ineffective (including if the hedged item is sold or otherwise extinguished or the occurrence of a hedged forecasted transaction is no longer probable), the Company may terminate the derivative position. The Company may also terminate derivatives as a result of other events or circumstances. If the derivative financial instrument is not terminated when a fair value hedge is no longer effective, the gains and losses recognized on the derivative are reported in Realized capital gains and losses. For a fair value hedge which is no longer effective or for which the derivative has been terminated, the gain or loss recognized on the risk being hedged and used to adjust the carrying amount of the asset, liability or portion thereof is amortized to Net investment income or Life and annuity contract benefits expense, respectively, beginning in the period that hedge accounting is no longer applied. When a derivative financial instrument utilized in a cash flow hedge of an existing asset or liability is no longer effective or is terminated, the gain or loss recognized on the derivative is reclassified from Accumulated other comprehensive income to Net income as the hedged risk impacts net income, beginning in the period hedge accounting is no longer applied or the derivative instrument is terminated. If the derivative financial instrument is not terminated when a cash flow hedge is no longer effective, the future gains and losses recognized on the derivative are reported in Realized capital gains and losses. When a derivative financial instrument utilized in a cash flow hedge of a forecasted transaction is terminated prior to the occurrence of the forecasted transaction, or if a forecasted transaction is no longer probable of occurring, the gain or loss recognized on the derivative is reclassified from Accumulated other comprehensive income to Realized capital gains and losses.

        Non-hedge derivative financial instruments    The Company also has certain derivatives that are used in interest rate and equity price risk management strategies for which hedge accounting is not applied. These derivatives primarily consist of indexed instruments, certain interest rate futures and swap contracts, interest rate caps and floors and certain forward contracts for TBA mortgage securities. Based upon the income statement reporting category of the risk being offset, gains and losses attributable to the change in fair value and the accrued periodic settlements for these derivatives are matched together with results of the risk being offset. Therefore, the derivatives' gains and losses and accrued periodic settlements may be recognized in Net investment income, Realized capital gains and losses, Operating costs and expenses or Life and annuity contract benefits expense during the period on a current basis.

        Prior to January 1, 2001, derivatives designated as accounting hedges were accounted for on a fair value, deferral or accrual basis, depending on the nature of the hedge strategy, the method used for the hedged item and derivative used. Derivatives not designated as accounting hedges were accounted for on a fair value basis. Under fair value hedge accounting, the changes in the fair value of derivatives used in accounting hedges were reported in earnings or unrealized capital gains and losses, depending on the strategy. Under deferral accounting, gains and losses on derivatives were deferred and recognized in earnings in conjunction with earnings on the hedged item. Under accrual accounting, interest income or expense related to the derivative was accrued and recorded as an adjustment to the interest income or expense of the hedged item. Where hedge accounting was not applied, the changes in fair value of certain derivatives was recognized in Net investment income, Realized capital gains and losses or Life and annuity contract benefits during the period on a current basis.

Security repurchase and resale and securities loaned

        Securities purchased under agreements to resell and securities sold under agreements to repurchase, including a mortgage dollar roll program, are treated as financing arrangements and are generally carried at the amounts at which the securities will be subsequently resold or reacquired, including accrued interest, as specified in the respective agreements. The Company's policy is to take possession or control of securities purchased under agreements to resell. Assets to be repurchased are the same, or substantially the same, as the assets transferred and the transferor, through the right of substitution, maintains the right and ability to redeem the collateral on short notice. The market value of securities to be repurchased or resold is monitored, and additional collateral is obtained, where appropriate, to protect against credit exposure.

        Securities loaned are treated as financing arrangements and are recorded at the amount of cash received in Short-term investments and Other liabilities and accrued expenses. The Company obtains collateral in an amount equal to 102% and 105% of the fair value of domestic and foreign securities, respectively. The Company monitors the market value of securities loaned on a daily basis with additional collateral obtained as necessary. Substantially all of the Company's securities loaned are with large brokerage firms.

        Security repurchase and resale agreements and securities loaned transactions are used to generate net investment income and to provide liquidity. These instruments are short-term in nature (usually 30 days or less) and are collateralized principally by U.S. Government and mortgage-backed securities. The carrying amounts of these instruments approximate fair value because of their relatively short-term nature.

Recognition of premium revenues and contract charges, and related benefits and interest credited

        Property-liability premiums are deferred and earned on a pro-rata basis over the terms of the policies. The portion of premiums written applicable to the unexpired terms of the policies is recorded as Unearned premiums. Premium installment receivable, net, includes premium written and not yet collected. The Company regularly evaluates Premium installment receivables and establishes valuation allowances as appropriate. The valuation allowance for uncollectible Premium installment receivables was $54 million and $69 million at December 31, 2001 and 2000, respectively.

        Traditional life insurance products consist principally of products with fixed and guaranteed premiums and benefits, primarily term and whole life insurance products. Premiums from these products are recognized as revenue when due. Benefits are recognized in relation to such revenue so as to result in the recognition of profits over the life of the policy and are reflected in contract benefits.

        Immediate annuities with life contingencies, including certain structured settlement annuities, provide insurance protection over a period that extends beyond the period during which premiums are collected. Gross premiums in excess of the net premium on immediate annuities with life contingencies are deferred and recognized over the contract period. Contract benefits are recognized in relation to such revenue so as to result in the recognition of profits over the life of the policy.

        Interest-sensitive life contracts, such as universal life and single premium life are insurance contracts whose terms are not fixed and guaranteed. The terms that may be changed include premiums paid by the contractholder, interest credited to the contractholder account balance and one or more amounts assessed against the contractholder. Premiums from these contracts are reported as deposits to contractholder funds. Contract charges consist of fees assessed against the contractholder account balance for cost of insurance (mortality risk), contract administration and surrender charges. These revenues are recognized when levied against the contract balance. Contract benefits include life-contingent benefit payments in excess of the reserves held.

        Contracts that do not subject the Company to significant risk arising from mortality or morbidity are referred to as investment contracts. Fixed annuities, market value adjusted annuities, equity indexed annuities, immediate annuities without life-contingencies, certain GICs and funding agreements are considered investment contracts. Deposits received for such contracts are reported as deposits to contractholder funds. Contract charges for investment contracts consist of charges assessed against the contractholder account balance for contract administration and surrenders. These revenues are recognized when levied against the contractholder account balance.

        Interest credited to contractholders' funds represents contractual interest accrued or paid for interest-sensitive life contracts and investment contracts. Crediting rates for fixed rate annuities and interest-sensitive life contracts are adjusted periodically by the Company to reflect current market conditions. Crediting rates for indexed annuities and indexed life products are based on an interest rate index, such as LIBOR or an equity index, such as the S&P 500.

        Separate Accounts products include variable annuity, variable life, variable universal life, single premium variable life and certain GICs. The assets supporting these products are legally segregated and available only to settle Separate Accounts contract obligations. Deposits received are reported as Separate Accounts liabilities. Contract charges for these contracts consist of fees assessed against the Separate Accounts fund balances for contract maintenance, administration, mortality, expense and surrenders. Contract benefits incurred for Separate Accounts include, for example, guaranteed minimum death benefits paid on variable annuity contracts.

Deferred policy acquisition costs

        Costs that vary with and are primarily related to acquiring property-liability insurance business, principally agents remuneration, premium taxes and inspection costs, are deferred and amortized to income as premiums are earned. Future investment income is considered in determining the recoverability of deferred policy acquisition costs.

        Costs that vary with and are primarily related to acquiring life and investment business, principally agents' and brokers' remuneration, certain underwriting costs and direct mail solicitation expenses, are deferred and amortized into income. Deferred policy acquisition costs are periodically reviewed as to recoverability and written down where necessary.

        For traditional life insurance and immediate annuities with life contingencies, these costs are amortized in proportion to the estimated revenue on such business. Assumptions relating to estimated revenue, as well as to all other aspects of the deferred policy acquisition costs and reserve calculations, are determined based upon conditions as of the date of policy issue and are generally not revised during the life of the policy. Any deviations from projected business inforce, resulting from actual policy terminations differing from expected levels, and any estimated premium deficiencies change the rate of amortization in the period such events occur. Generally, the amortization period for these contracts approximates the estimated lives of the policies.

For internal exchanges of traditional life insurance and immediate annuities with life contingencies, the unamortized balance of costs previously deferred under the original contracts are charged to income. The new costs associated with the exchange are deferred and amortized to income.

        For interest-sensitive life and investment contracts, the costs are amortized in relation to the estimated gross profits on such business over the estimated lives of the contract periods. Gross profits are determined at the date of contract issue and comprise estimated future investment, mortality, expense margins and surrender charges. For 2001, the average long-term rate of assumed future investment yields used in estimating gross profit margins was 8% plus 1.25% for fees. Assumptions underlying the gross profits are periodically updated to reflect actual experience, and changes in the amount or timing of estimated gross profits will result in adjustments to the cumulative amortization of these costs. New costs associated with internal exchanges of investment contracts are deferred and amortized into income. The balance of the original costs deferred and carried over, plus the new costs deferred due to internal exchanges, is limited to the amount of costs that would be deferred for the issuance of new investment contracts. Any excess costs are charged to income at the time of the exchange. The Company periodically compares the present value of future gross profits to costs deferred at the segment level to ensure they are sufficient to amortize deferred policy acquisition costs. As a result, the Company concludes that the balance of deferred policy acquisition costs is reasonable and recoverable at December 31, 2001.

        The cost assigned to the right to receive future cash flows from certain business purchased from other insurers is also classified as Deferred policy acquisition costs in the Consolidated statements of financial position. The costs capitalized represent the present value of future profits expected to be earned over the life of the contracts acquired. These costs are amortized as profits emerge over the life of the acquired business, and are periodically evaluated for recoverability. Present value of future profits was $286 million and $349 million at December 31, 2001 and 2000, respectively. Amortization expense on present value of future profits was $63 million, $133 million and $77 million for the years ended December 31, 2001, 2000 and 1999, respectively.

        To the extent unrealized gains or losses on fixed income securities carried at fair value would result in an adjustment of estimated gross profits had those gains or losses actually been realized, the related unamortized deferred policy acquisition costs are recorded net of tax as a reduction of the unrealized capital gains or losses included in Accumulated other comprehensive income.

        All other acquisition expenses are charged to operations as incurred.

Reinsurance recoverable

        In the normal course of business, the Company seeks to limit aggregate and single exposure to losses on large risks by purchasing reinsurance from other insurers (see Note 10). The amounts reported in the Consolidated statements of financial position include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on incurred losses that have not yet been paid. Reinsurance recoverables on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contract. Insurance liabilities are reported gross of reinsurance recoverables. Prepaid reinsurance premiums are deferred and reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company's primary liability under the policies written and therefore reinsurers and amounts recoverable are regularly evaluated by the Company and allowances for uncollectible reinsurance are established as appropriate.

Goodwill

        Goodwill represents the excess of amounts paid for acquiring businesses over the fair value of the net assets acquired. The Company amortizes goodwill using a straight-line method over the period in which the expected benefits from an acquisition will be realized, generally 20 to 30 years. The Company reviews goodwill for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Property and equipment

        Property and equipment is carried at cost less accumulated depreciation. Included in Property and equipment are capitalized costs related to computer software licenses and software developed for internal use. These costs generally consist of certain external, payroll and payroll related costs. Property and equipment depreciation is provided on the straight-line method over the estimated useful lives of the assets, generally 3 to 10 years for equipment and 40 years for real property. Accumulated depreciation on property and equipment was $1.14 billion and $1.20 billion at December 31, 2001 and 2000, respectively. Depreciation expense on property and equipment was $201 million, $217 million, and $167 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Income taxes

        The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are unrealized capital gains and losses on certain investments, insurance reserves, unearned premiums, deferred policy acquisition costs and employee benefits.

Separate Accounts

        The Company issues variable annuities, variable life contracts and certain GICs, the assets and liabilities of which are legally segregated and recorded as assets and liabilities of the Separate Accounts. The assets of the Separate Accounts are carried at fair value. Separate Accounts liabilities represent the contractholders' claim to the related assets and are carried at the fair value of the assets. Investment income and realized capital gains and losses of the Separate Accounts accrue directly to the contractholders and therefore, are not included in the Company's consolidated statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance and administration fees, and mortality, surrender and expense risk charges.

        Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, variable annuity and variable life contractholders bear the investment risk that the Separate Accounts' funds may not meet their stated investment objectives.

Reserve for claims and claims expense and life-contingent contract benefits

        The property-liability reserve for claims and claims expense is the estimated amount necessary to settle both reported and unreported claims of insured property-liability losses, based upon the facts in each case and the Company's experience with similar cases. Estimated amounts of salvage and subrogation are deducted from the reserve for claims and claims expense. The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. Reserve estimates are regularly reviewed and updated, using the most current information available. Any resulting adjustments are reflected in current operations (see Note 7). These adjustments may be material.

        The reserve for life-contingent contract benefits, which relates to traditional life insurance and immediate annuities with life contingencies is computed on the basis of long-term actuarial assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Detailed reserve assumptions and reserve interest rates are outlined in Note 8. To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, the related increase in reserves is recorded net of tax as a reduction of the unrealized net capital gains included in Accumulated other comprehensive income.

Contractholder funds

        Contractholder funds arise from the issuance of interest-sensitive life policies and investment contracts. Deposits received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less surrenders and withdrawals, mortality charges and administrative expenses. Detailed information on crediting rates and surrender and withdrawal protection on contractholder funds are outlined in Note 8.

Deferred compensation expense

        Deferred compensation expense represents the remaining unrecognized cost of shares acquired by the Allstate Employee Stock Ownership Plan ("ESOP") to pre-fund a portion of the Company's contribution to The Savings and Profit Sharing Plan of Allstate Employees, and the unrecognized cost associated with the restricted shares granted under the Equity Incentive Plan for Allstate employees (see Note 17). A detailed description of the ESOP and the impacts on the financial statements is included in Note 16.

Off-balance-sheet financial instruments

        Commitments to invest, to purchase private placement securities, to extend mortgage loans, financial guarantees and credit guarantees have off-balance-sheet risk because their contractual amounts are not recorded in the Company's consolidated statements of financial position. The contractual amounts and fair values of these instruments are outlined in Note 6.

Foreign currency translation

        The Company has a Canadian subsidiary and had other foreign subsidiaries that were sold during 2001 (see Note 3), where the local currency is deemed to be the functional currency in which these subsidiaries operate. The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars at the exchange rate in effect at the end of a reporting period for assets and liabilities and at average exchange rates during the period for results of operations. The unrealized gains or losses from the translation of the net assets are recorded as unrealized foreign currency translation adjustments, and included in Accumulated other comprehensive income in the Consolidated statements of financial position. Changes in Unrealized foreign currency translation adjustments are included in Other comprehensive income. Gains and losses from foreign currency transactions are reported in Operating costs and expenses and have not been significant.

Use of estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Earnings per share

        Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of common and dilutive potential common shares outstanding. For Allstate, dilutive potential common shares consist of outstanding stock options and, in 2000 and 1999, shares issuable under its mandatorily redeemable preferred securities (see Note 11).

        The computation of basic and diluted earnings per share for the years ended December 31 are presented in the following table.

(in millions, except per share data)	2001	2000	1999
Numerator (applicable to common shareholders):
Income before dividends on preferred securities and cumulative effect of change in accounting principle	$1,212	$2,252	$2,759
Dividends on preferred securities of subsidiary trusts	(45)	(41)	(39)
Cumulative effect of change in accounting for derivative and embedded derivative financial instruments	(9)	—	—

Net income applicable to common stockholders	$1,158	$2,211	$2,720

Denominator:
Weighted average common shares outstanding	720.2	744.0	800.2
Effect of potential dilutive securities:
Stock options	3.1	2.8	3.0
Shares issuable under Mandatorily redeemable preferred securities	—	1.9	.6

	3.1	4.7	3.6

Weighted average common and dilutive potential common shares outstanding	723.3	748.7	803.8

Earnings per share—Basic:
Income before dividends on preferred securities and cumulative effect of change in accounting principle	$1.68	$3.03	$3.45
Dividends on preferred securities of subsidiary trusts	(.06)	(.06)	(.05)
Cumulative effect of change in accounting for derivative and embedded derivative financial instruments	(.01)	—	—

Net income applicable to common shareholders	$1.61	$2.97	$3.40

Earnings per share—Diluted:
Income before dividends on preferred securities and cumulative effect of change in accounting principle	$1.67	$3.01	$3.43
Dividends on preferred securities of subsidiary trusts	(.06)	(.06)	(.05)
Cumulative effect of change in accounting for derivative and embedded derivative financial instruments	(.01)	—	—

Net income applicable to common shareholders	$1.60	$2.95	$3.38

        Options to purchase 9.2 million, 10.6 million and 11.1 million Allstate common shares, with exercise prices ranging from $37.91 to $50.72, $28.69 to $50.72 and $34.38 to $50.72, were outstanding at December 31, 2001, 2000 and 1999, respectively, but were not included in the computation of diluted earnings per share since inclusion of those options would have an anti-dilutive effect as the options' exercise prices exceeded the average market price of Allstate common shares in those years.

Pending accounting standards

        In June 2001, the FASB issued SFAS No. 142, "Goodwill and other Intangible Assets", which eliminates the requirement to amortize goodwill, and requires that goodwill and separately identified intangible assets with indefinite lives be evaluated for impairment on an annual basis (or more frequently if impairment indicators arise) on a fair value as opposed to an undiscounted basis. SFAS No. 142 is effective January 1, 2002. A transitional goodwill impairment test is required to be completed within the first six months of adoption with any resulting impairment charge recognized as the cumulative effect of a change in accounting principle in the consolidated statement of operations. As of December 31, 2001, the Company's unamortized goodwill balance was $1,284 million and goodwill amortization expense recognized during 2001 was

$54 million. Transitional goodwill impairment testing is being conducted and the impacts could be material to the consolidated results of operations or financial position of the Company.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which changes the measurement of an asset retirement obligation from a cost-accumulation measurement to a fair value measurement, where the fair value of an asset retirement obligation is recognized as a liability when incurred rather than over the useful life of the related asset. Accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability is initially recognized and asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently amortized into expense. The adoption of SFAS No. 143 on January 1, 2003 is not expected to have a material impact on either the consolidated financial position or results of operations of the Company.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. The Statement also amends Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that long-lived assets held for sale be recorded at the lower of carrying value or fair value less cost to sell. An impairment loss is recognized only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and is measured as the difference between the carrying amount and fair value of the asset. Long-lived assets to be disposed of other than by sale are considered held and used until disposed. The adoption of SFAS No. 144 on January 1, 2002 is not expected have a material impact on either the consolidated financial position or results of operations of the Company.

        In December 2001, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 01-6, "Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others", which is effective for interim and annual financial statements issued for the fiscal year beginning after December 15, 2001. The SOP conforms accounting and financial reporting practices for certain lending and financing activities, eliminating various specialized accounting practices that developed from the issuance of AICPA finance company, bank, and credit union audit guides. The SOP also explicitly incorporates lending and financing activities of insurance companies within its scope. The Company's adoption of SOP 01-6 is not expected to have a material effect on the consolidated results of operations or financial position.

3.    Acquisitions and Dispositions

American Maturity Life Insurance Company

        On January 2, 2001, the Company acquired blocks of business from American Maturity Life Insurance Company ("AML") via coinsurance contracts. Pursuant to the terms of the coinsurance contracts, the Company assumed: variable annuities, market value adjusted annuities, equity-indexed annuities, fixed annuities and immediate annuities. The Company received assets consisting primarily of cash, investments and accrued investment income with a fair value equal to the corresponding assumed reserves for life-contingent benefits and contractholder funds resulting in no goodwill.

Provident National Assurance Company

        On February 2, 2001, the Company acquired Provident National Assurance Company ("PNAC"), a broadly licensed inactive company that maintains authority to sell life insurance and variable annuity products in most states. The transaction was accounted for as a purchase and the excess of the acquisition cost over the fair value of PNAC's net assets acquired of $5 million was recorded as goodwill. The Company paid consideration of $14 million as part of the acquisition.

Sterling Collision Centers, Inc.

        On May 8, 2001, the Company completed the acquisition of Sterling Collision Centers, Inc. ("Sterling"). Sterling operates a network of 39 collision repair stores in seven states and nine metropolitan areas. The transaction was accounted for as a purchase and the excess of the acquisition cost over the fair value of Sterling's net assets acquired of $90 million was recorded as goodwill. The Company paid consideration of $79 million as part of the acquisition.

Ivory Holdings, LLC

        On June 26, 2001, the Company acquired a 51% interest in Ivory Holdings, LLC, a Delaware limited liability company. The transaction was accounted for as a purchase and the excess of the purchase price over the net assets acquired of $5 million was recorded as goodwill. The Company paid consideration of $4 million as part of the acquisition.

USF&G Business Insurance Company

        On July 2, 2001 the Company acquired all of the outstanding stock of USF&G Business Insurance Company ("USF&G"), a Maryland property and casualty insurance company. The transaction was accounted for as a purchase and the excess of the purchase price over the net assets acquired of $2 million was recorded as goodwill. The Company paid consideration of $11 million as part of the acquisition.

International Dispositions

        On June 29, 2001, the Company disposed of its operations in Indonesia and the Philippines through a sale and purchase agreement with The Prudential Assurance Company Limited ("Prudential"), where Prudential acquired Allstate's holdings in Pt Asuransi Jiwa Allstate, Indonesia and Allstate Life Insurance Company of the Philippines. Allstate recognized a loss on the dispositions of $10 million ($6 million after-tax) and a $3 million tax benefit, not previously recognized, attributable to the inception-to-date losses of the subsidiaries. The tax benefit was reported as a reduction to the Company's income tax expense on the Consolidated statements of operations.

        On September 28, 2001, the Company completed the disposition of its direct auto insurance business in Germany and Italy to Direct Line, the London based insurance subsidiary of The Royal Bank of Scotland. As a result, the Company recognized a $53 million ($34 million after-tax) loss on the disposition and a $47 million tax benefit, not previously recognized, attributable to the inception-to-date losses of the subsidiaries. The tax benefit was reported as a reduction to the Company's income tax expense on the Consolidated statements of operations.

Prior year acquisitions

        On January 31, 2000, the Company acquired all of the issued and outstanding stock of Northbrook Indemnity Company. As consideration the Company paid $26 million, which was equal to the net assets acquired.

        In 1999, the Company acquired personal lines auto and homeowners insurance business ("Encompass Insurance") of CNA Financial Corporation ("CNA"). The acquisition was in part effected through a 100% indemnity reinsurance agreement, whereby CNA provided to Allstate cash of $1.2 billion and other assets equal to the reserve and other liabilities associated with Encompass Insurance as of the closing date. Pursuant to the agreements, Allstate paid $140 million to CNA for the reinsured business and the option to acquire certain licensed companies of CNA in the future. In addition, Allstate pays a licensing fee to CNA for use of certain of CNA's trademarks and access to the CNA personal lines distribution channel for a period of up to six years from the date of acquisition, that is contingent upon the amount of premiums written by independent agents appointed by CNA prior to the acquisition date. The transaction was accounted for as a purchase and the excess of the acquisition cost over the fair value of the Encompass net assets acquired of $218 million was recorded as goodwill. As of December 31, 2001, unamortized goodwill amounted to $213 million. At closing, Allstate also issued a $75 million, 10-year note to CNA (see Note 11).

        In 1999, the Company acquired all the outstanding common stock of American Heritage Life Investment Corporation ("AHL") for approximately $1.1 billion. AHL specializes in selling life, health and disability insurance to individuals through their workplaces. The transaction was accounted for as a purchase and the excess of the acquisition cost over the fair value of AHL's net assets acquired of $838 million was recorded as goodwill. As of December 31, 2001, unamortized goodwill amounted to $810 million.

4.    Supplemental Disclosure of Non-Cash Flow Information

        Allstate acquired the assets of businesses in 2001, 2000 and 1999 (see Note 3) using cash and common stock and by assuming liabilities and mandatorily redeemable preferred securities. The following is a summary of the effects of these transactions on Allstate's consolidated financial position for the years ended December 31.

	2001	2000	1999
Acquisitions:
Fair value of assets acquired	$(403)	$(115)	$(4,964)
Fair value of liabilities assumed	387	90	4,904
Fair value of mandatorily redeemable preferred securities	—	—	214
Common shares issued	—	—	817

Net cash (paid) received	$(16)	$(25)	$971

        In connection with the Company's 1999 acquisition of AHL, Allstate assumed AHL's obligations under the outstanding mandatorily redeemable preferred securities issued by AHL and AHL Financing, a wholly owned subsidiary trust of AHL. In August 2000, the Company issued 7 million shares of its common stock in exchange for settlement of its obligation of $214 million of outstanding mandatorily redeemable preferred securities.

5.    Investments

Fair values

        The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:

		Gross unrealized
	Amortized cost
(in millions)		Gains	Losses	Fair value
At December 31, 2001
U.S. government and agencies	$3,302	$513	$(5)	$3,810
Municipal	19,037	808	(121)	19,724
Corporate	25,251	1,134	(268)	26,117
Foreign government	888	25	(2)	911
Mortgage-backed securities	10,653	306	(30)	10,929
Asset-backed securities	3,933	103	(40)	3,996
Redeemable preferred stock	231	5	(3)	233

Total fixed income securities	$63,295	$2,894	$(469)	$65,720

At December 31, 2000
U.S. government and agencies	$2,833	$615	$(1)	$3,447
Municipal	18,821	928	(84)	19,665
Corporate	22,332	868	(504)	22,696
Foreign government	641	95	—	736
Mortgage-backed securities	9,576	263	(15)	9,824
Asset-backed securities	4,110	86	(26)	4,170
Redeemable preferred stock	212	10	(2)	220

Total fixed income securities	$58,525	$2,865	$(632)	$60,758

Scheduled maturities

        The scheduled maturities for fixed income securities are as follows at December 31, 2001:

(in millions)	Amortized cost	Fair value
Due in one year or less	$1,239	$1,290
Due after one year through five years	11,573	11,945
Due after five years through ten years	14,504	14,876
Due after ten years	21,393	22,684

	48,709	50,795
Mortgage- and asset-backed securities	14,586	14,925

Total	$63,295	$65,720

        Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

Net investment income

Year ended December 31,	2001	2000	1999
(in millions)
Fixed income securities	$4,214	$4,015	$3,569
Equity securities	258	243	207
Mortgage loans	385	337	291
Other	113	178	142

Investment income, before expense	4,970	4,773	4,209
Investment expense	174	140	97

Net investment income	$4,796	$4,633	$4,112

        Net investment income from equity securities includes income from partnership interests of $152 million, $130 million and $87 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Realized capital gains and losses, after tax

        Realized capital gains and losses by security type, for the year ended December 31, are as follows:

(in millions)	2001	2000	1999
Fixed income securities	$36	$(242)	$(76)
Equity securities	(308)	662	1,005
Other investments	(86)	5	183

Realized capital gains and losses	(358)	425	1,112
Income taxes	(129)	152	397

Realized capital gains and losses, after-tax	$(229)	$273	$715

        Realized capital gains and losses by transaction type, for the year ended December 31, are as follows:

(in millions)	2001	2000	1999
Portfolio trading	$6	$529	$1,185
Write-downs in value	(277)	(104)	(73)
Derivative valuation adjustments	(87)	—	—

Realized capital gains and losses	(358)	425	1,112
Income taxes	(129)	152	397

Realized capital gains and losses, after-tax	$(229)	$273	$715

        Excluding the effects of calls and prepayments, gross gains of $674 million, $561 million and $389 million and gross losses of $424 million, $730 million and $383 million were realized on sales of fixed income securities during 2001, 2000 and 1999, respectively.

Unrealized net capital gains and losses

        Unrealized net capital gains and losses on fixed income and equity securities included in Accumulated other comprehensive income at December 31, 2001 are as follows:

	Cost/ amortized cost		Gross unrealized		Unrealized net gains
(in millions)		Fair value	Gains	Losses
Fixed income securities	$63,295	$65,720	$2,894	$(469)	$2,425
Equity securities	4,385	5,245	1,031	(171)	860
Derivative instruments	—	16	16	—	16

Total	$67,680	$70,981	$3,941	$(640)	$3,301

Deferred income taxes, deferred policy acquisition costs and other					(1,512)

Unrealized net capital gains and losses					$1,789

        At December 31, 2000, equity securities had gross unrealized gains of $1.5 billion and gross unrealized losses of $302 million.

Change in unrealized net capital gains and losses

Year ended December 31,	2001	2000	1999
(in millions)
Fixed income securities	$192	$2,240	$(3,621)
Equity securities	(372)	(941)	(17)
Derivative instruments	16	—	—

Total	(164)	1,299	(3,638)
Deferred income taxes, deferred policy acquisition costs and other	(27)	(688)	2,013

(Decrease) increase in unrealized net capital gains	$(191)	$611	$(1,625)

Mortgage loan impairment

        A mortgage loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

        The components of impaired loans at December 31 are as follows:

	2001	2000
(in millions)
Impaired loans
With valuation allowances	$21	$24
Less: valuation allowances	(5)	(6)
Without valuation allowances	5	13

Net carrying value of impaired loans	$21	$31

        The net carrying value of impaired loans at December 31, 2001 and 2000 comprised foreclosed and delinquent loans of $12 million and $24 million, respectively, measured at the fair value of the collateral, and restructured loans of $9 million and $7 million, respectively, measured at the present value of the loan's expected future cash flows discounted at the loan's effective interest rate. Impaired loans without valuation allowances include collateral dependent loans where the fair value of the collateral is greater than the recorded investment in the loans.

        Interest income is recognized on a cash basis for impaired loans in foreclosure, beginning at the time of impairment. For impaired loans that have been restructured, interest is accrued based on the principal amount and the adjusted interest rate. The Company recognized interest income of $1 million, $1 million and $2 million on impaired loans during 2001, 2000 and 1999, respectively, all of which was received in cash. The average balance of impaired loans was $29 million, $38 million and $43 million during 2001, 2000 and 1999, respectively.

        Valuation allowances for mortgage loans at December 31, 2001, 2000 and 1999, were $5 million, $10 million and $14 million, respectively. Direct write-downs of mortgage loan gross carrying amounts were $2 million for the year ended December 31, 2001. There were no direct write-downs of mortgage loan gross carrying amounts for the years ended December 31, 2000 and 1999. For the years ended December 31, 2001, 2000 and 1999, net reductions to mortgage loan valuation allowances were $4 million, $4 million and $1 million, respectively.

Investment concentration for municipal bond and commercial mortgage portfolios and other investment information

        The Company maintains a diversified portfolio of municipal bonds. Except for the following states, holdings in no other state exceeded 4.3% of the portfolio at December 31, 2001:

(% of commercial mortgage portfolio carrying value)	2001	2000
Texas	11.5%	13.6%
Illinois	10.7	11.4
New York	7.7	8.4
California	7.4	4.6

        The Company's mortgage loans are collateralized by a variety of commercial real estate property types located throughout the United States. Substantially all of the commercial mortgage loans are non-recourse to the borrower. Except for the following states, holdings in no other state exceeded 4.5% of the portfolio at December 31, 2001:

(% of commercial mortgage portfolio carrying value)	2001	2000
California	16.6%	19.5%
Florida	7.8	8.6
Illinois	7.5	7.6
Texas	7.0	5.4
New Jersey	6.2	4.8
New York	5.1	6.4
Pennsylvania	5.0	5.2

        The types of properties collateralizing the commercial mortgage loans at December 31, are as follows:

(% of commercial mortgage portfolio carrying value)	2001	2000
Office buildings	35.4%	37.4%
Retail	20.1	23.1
Warehouse	19.8	15.7
Apartment complex	17.6	16.7
Industrial	1.9	1.8
Other	5.2	5.3

	100.0%	100.0%

        The contractual maturities of the commercial mortgage loan portfolio as of December 31, 2001, for loans that were not in foreclosure are as follows:

($ in millions)	Number of loans	Carrying value	Percent
2002	71	$337	5.9%
2003	83	350	6.1
2004	62	346	6.1
2005	103	597	10.5
2006	136	762	13.3
Thereafter	723	3,314	58.1

Total	1,178	$5,706	100.0%

        In 2001, $222 million of commercial mortgage loans were contractually due. Of these, 48.6% were paid as due, 39.7% were refinanced at prevailing market terms, 7.9% were foreclosed or are in the process of foreclosure, and 3.9% are in the process of refinancing or restructuring discussions.

        Included in fixed income securities are below investment grade assets totaling $4.31 billion and $3.51 billion at December 31, 2001 and 2000, respectively. The Company defines its below investment grade assets as those securities rated "Ba" or lower by external rating agencies, having an NAIC rating between 3 and 6, or a comparable internal company rating.

        At December 31, 2001, the carrying value of investments, excluding equity securities, that were non-income producing during 2001 was $62 million.

        At December 31, 2001, fixed income securities with a carrying value of $327 million were on deposit with regulatory authorities as required by law.

        The Company participates in securities lending programs, primarily for investment yield enhancement purposes, with third parties, which mostly include large brokerage firms. At December 31, 2001, fixed income securities with a carrying value of $1.83 billion have been pledged as collateral under these agreements. In return, the Company receives cash that is subsequently invested and included in Short-term investments with an offsetting liability recorded in Other liabilities and accrued expenses to account for the Company's obligation to return the collateral. Interest income on collateral was $13 million, $6 million and $5 million, as of December 31, 2001, 2000 and 1999, respectively.

6.    Financial Instruments

        In the normal course of business, the Company invests in various financial assets, incurs various financial liabilities and enters into agreements involving derivative financial instruments and other off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including Deferred policy acquisition costs, Property and equipment and Reinsurance recoverables) and liabilities (including property-liability, traditional life and interest-sensitive life insurance reserves, and Deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments such as Premium installment receivables, Accrued investment income, Cash and Claim payments outstanding are generally of a short-term nature. Their carrying values are deemed to approximate fair value.

Financial assets

        The carrying value and fair value of financial assets at December 31, are as follows:

	2001		2000
	Carrying value	Fair value	Carrying value	Fair value
(in millions)
Fixed income securities	$65,720	$65,720	$60,758	$60,758
Equity securities	5,245	5,245	6,086	6,086
Mortgage loans	5,710	5,854	4,599	4,703
Short-term investments	1,908	1,908	1,831	1,831
Policy loans	1,205	1,205	1,164	1,164
Separate Accounts	13,587	13,587	15,298	15,298

        Fair values for exchange traded fixed income securities are based upon quoted market prices or dealer quotes. The fair value of non-exchange traded fixed income securities is based on either independent third party pricing sources or widely accepted pricing valuation models which utilize internally developed ratings and independent third party data as inputs. Equity securities are valued based principally on quoted market prices. Mortgage loans are valued based on discounted contractual cash flows. Discount rates are selected using current rates at which similar loans would be made to borrowers with similar characteristics, using similar properties as collateral. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral. Short-term investments are highly liquid investments with maturities of less than one year whose carrying values are deemed to approximate fair value. The carrying value of policy loans is deemed to approximate fair value. Separate Accounts assets are carried in the consolidated statements of financial position at fair value based on quoted market prices.

Financial liabilities and trust preferred securities

        The carrying value and fair value of financial liabilities and trust preferred securities at December 31, are as follows:

	2001		2000
	Carrying value	Fair value	Carrying value	Fair value
(in millions)
Contractholder funds on investment contracts	$26,746	$26,690	$22,515	$21,439
Short-term debt	227	227	219	219
Long-term debt	3,694	3,852	3,112	3,129
Security repurchase agreements	2,808	2,808	1,748	1,748
Separate Accounts	13,587	13,587	15,298	15,298
Mandatorily redeemable preferred securities of subsidiary trusts	200	201	750	730

        Contractholder funds include interest-sensitive life insurance contracts and investment contracts. Interest sensitive life insurance contracts are not considered financial instruments subject to fair value disclosure requirements. The fair value of investment contracts is based on the terms of the underlying contracts. Fixed annuities, immediate annuities without life contingencies, GICs and FAs are valued at the account balance less surrender charges. Market value adjusted annuities' fair value is estimated to be the market adjusted surrender value. Equity indexed deferred annuity contracts' fair value approximates carrying value since the embedded equity options are carried at market value in the consolidated financial statements.

        Short-term debt is valued at carrying value due to its short-term nature. The fair value of long-term debt and trust preferred securities is based on quoted market prices or, in certain cases, is determined using discounted cash flow calculations based on interest rates of comparable instruments. Security repurchase agreements are valued at carrying value due to their short-term nature. Separate Accounts liabilities are carried at the fair value of the underlying assets.

Derivative financial instruments

        The Company primarily uses derivative financial instruments to reduce its exposure to market risk (principally interest rate, equity price and foreign currency risk) and in conjunction with asset/liability management, in its Allstate Financial segment. The Company does not hold or issue these instruments for trading purposes.

        The following table summarizes the credit exposure, fair value and carrying value of the Company's derivative financial instruments at December 31, 2001.

	2001
(in millions)	Credit Exposure	Fair value	Carrying value assets	Carrying value (liabilities)
Interest rate contracts
Interest rate swap agreements	$15	$(100)	$15	$(115)
Financial futures and forward contracts	1	(2)	1	(3)
Interest rate cap and floor agreements	—	1	—	1

Total interest rate contracts	16	(101)	16	(117)
Equity and index contracts
Options, financial futures and warrants	16	11	16	(5)
Foreign currency contracts
Foreign currency swap agreements	31	33	31	2
Foreign currency forward contracts	—	—	—	—

Total foreign currency contracts	31	33	31	2
Embedded derivative financial instruments
Conversion options in fixed income securities	303	303	303	—
Equity indexed options in life and annuity contracts	—	—	—	—
Forward starting options in annuity contracts	—	—	—	—
Put options in variable contracts	—	—	—	—
Term-extending options in trust preferred securities	—	—	—	—

Total embedded derivative financial instruments	303	303	303	—
Other derivative financial instruments
Synthetic guaranteed investment contracts	—	—	—	—
Reinsurance of guaranteed minimum income annuitization options in variable contracts	—	12	12	—
Forward contracts for TBA mortgage securities	9	9	9	—
Bond forward purchase commitments	3	3	3	—
Credit default swaps	—	—	—	—

Total other derivative financial instruments	12	24	24	—

Total derivative financial instruments	$378	$270	$390	$(120)

(1)
Credit exposure and carrying value include the effects of legally enforceable master netting agreements. Fair value and carrying value of the assets and liabilities exclude accrued periodic settlements which are reported in Accrued investment income.

        The following table summarizes the credit exposure, fair value and carrying value of the Company's derivative financial instruments at December 31, 2000.

	2000
(in millions)	Credit Exposure	Fair value	Carrying value assets	Carrying value (liabilities)
Interest rate contracts
Interest rate swap agreements	$16	$(48)	$1	$(66)
Financial futures and forward contracts	—	4	2	—
Interest rate cap and floor agreements	2	2	—	1

Total interest rate contracts	18	(42)	3	(65)
Equity and index contracts
Options, financial futures and warrants	18	9	18	(10)
Foreign currency contracts
Foreign currency swap agreements	6	35	—	—
Foreign currency forward contracts	—	(25)	—	(25)

Total foreign currency contracts	6	10	—	(25)
Embedded derivative financial instruments
Conversion options in fixed income securities	N/A	N/A	N/A	N/A
Equity indexed options in life and annuity contracts	N/A	N/A	N/A	N/A
Forward starting options in annuity contracts	N/A	N/A	N/A	N/A
Put options in variable contracts	N/A	N/A	N/A	N/A
Term-extending options in trust preferred securities	N/A	N/A	N/A	N/A

Total embedded derivative financial instruments	N/A	N/A	N/A	N/A
Other derivative financial instruments
Synthetic guaranteed investment contracts	N/A	N/A	N/A	N/A
Reinsurance of guaranteed minimum income annuitization options in variable contracts	N/A	N/A	N/A	N/A
Forward contracts for TBA mortgage securities	N/A	N/A	N/A	N/A
Bond forward purchase commitments	N/A	N/A	N/A	N/A

Total other derivative financial instruments	N/A	N/A	N/A	N/A

Total derivative financial instruments	$42	$(23)	$21	$(100)

(1)
Credit exposure and carrying value include the effects of legally enforceable master netting agreements. Fair value and carrying value of the assets and liabilities exclude accrued periodic settlements which are reported in Accrued investment income.

(2)
In 2000, in accordance with existing accounting policies, certain derivative financial instruments were not reflected within the consolidated financial statements or, in the case of embedded derivative financial instruments, were reflected in the financial statements but were not separately identified and adjusted to fair value. Such instruments are denoted as being not applicable ("N/A").

        Credit exposure represents the Company's potential loss if all of the counterparties failed to perform under the contractual terms of the contracts and all collateral, if any, became worthless. This exposure is measured by the fair value of contracts with a positive fair value at the reporting date reduced by the effect, if any, of master netting agreements.

        The Company manages its exposure to credit risk by utilizing highly rated counterparties, establishing risk control limits, executing legally enforceable master netting agreements and obtaining collateral where appropriate. The Company utilizes master netting agreements for all over-the-counter derivative transactions. These agreements permit either party to net payments due for transactions covered by the agreements. Under the provisions of the agreements, collateral is either pledged or obtained when certain predetermined exposure limits will be exceeded. To date, the Company has not incurred any losses on derivative financial instruments due to counterparty nonperformance.

        Fair value, which is equal to the carrying value in 2001, is the estimated amount that the Company would receive (pay) to terminate or assign the derivative contracts at the reporting date. For exchange traded derivative contracts, the fair value is based on dealer and exchange quotes. The fair value of non-exchange traded derivative contracts, including embedded derivative financial instruments subject to bifurcation, is based on either independent third party pricing sources or widely accepted pricing and valuation models which utilize independent third party data as inputs.

        The contract or notional amount is specified in the contract and is utilized to calculate the exchange of contractual payments under the agreement.

        Interest rate swap agreements involve the exchange, at specified intervals, of contractual interest payments calculated based on a notional amount. The Company generally enters into swap agreements to change the interest rate characteristics of existing assets to more closely match the interest rate characteristics of the corresponding liabilities. Master netting agreements are used to minimize credit risk.

        Financial futures and forward contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price or yield. They may be settled in cash or through delivery. As part of its asset/liability management, the Company generally utilizes these contracts to manage its market risk related to fixed income securities, certain annuity contracts and forecasted purchases and sales. They are used to reduce interest rate risk related to forecasted transactions pertaining to identified transactions that are probable to occur and are generally completed within one year. Futures contracts have limited off-balance-sheet credit risk as they are executed on organized exchanges and require security deposits, as well as the daily cash settlement of margins. The Company has pledged $38 million of securities on deposit as collateral at December 31, 2001.

        Interest rate cap and floor agreements give the holder the right to receive at a future date, the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional amount. The Company purchases interest rate cap and floor agreements to reduce its exposure to rising or falling interest rates relative to certain existing assets and liabilities in conjunction with asset/liability management. Master netting agreements are utilized to minimize credit risk.

        Indexed option contracts and indexed financial futures provide returns based on a specified index applied to the instrument's notional amount. The Company utilizes these instruments to reduce the market risk associated with certain annuity contracts. Where required, counterparties post collateral to minimize credit risk.

        Warrants provide the right to purchase issues of debt or common stock at predetermined prices. Stock warrants are generally received in connection with the purchase of debt or preferred stock instruments or upon initiation of certain goods and services arrangements.

        Foreign currency swaps and forward contracts involve the future exchange or delivery of foreign currency on terms negotiated at the inception of the contract. The Company enters into these agreements primarily to manage the currency risk associated with investing in securities and issuing obligations that are denominated in foreign currencies. Where required, counterparties post collateral to minimize credit risk. Counterparties have pledged to the Company $14 million of securities on deposit as collateral at December 31, 2001.

        Embedded derivative financial instruments subject to bifurcation include conversion options in fixed income securities, equity indexed options in life and annuity contracts, forward starting options in annuity contracts, put options in certain variable contracts and term extending options in trust securities issued.

        Other derivative financial instruments.    The Company markets synthetic GICs, which are considered derivative financial instruments. The Company has reinsurance agreements that transfer a portion of the investment risk of guaranteed minimum income annuitization options offered in certain variable contracts. The Company enters into forward contracts to purchase highly liquid TBA mortgage securities. Certain of these contracts are considered derivatives. Bond forward purchase commitments represent firm commitments to purchase specific securities with a settlement date beyond the customary time period utilized in the market. Credit default swaps provide for the payment of fees as compensation for the agreement to exchange credit risk, depending on the nature or occurrence of credit events relating to the referenced entities. The Company enters credit default swaps to enchance yields while managing credit risk exposure.

        Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. Market risk exists for all of the derivative financial instruments that the Company currently holds, as these instruments may become less valuable due to adverse changes in market conditions. The Company mitigates this risk through established risk control limits set by senior management. In addition, the change in the value of the Company's derivative financial instruments designated as hedges is generally offset by the change in the value of the related assets and liabilities.

        The Company reclassified pretax gains of $5 million from Accumulated other comprehensive income to Net investment income during 2001. This amount was included in the transition adjustment affecting Accumulated other comprehensive income during the initial application of the statements. Of the amounts recorded in Accumulated other comprehensive income at December 31, 2001, the Company expects to reclassify an estimated $312 thousand of pretax net losses to Net income (related to cash flow hedges) during the next year. Amounts released from Accumulated other comprehensive income are matched together in Net income with the results of the hedged risk. As of December 31, 2001, the Company did not terminate any hedge of a forecasted transaction because it was probable that the forecasted transaction would not occur. Therefore, no gains or losses were reclassified from Accumulated other comprehensive income to Realized capital gains and losses related thereto.

Off-balance-sheet financial instruments

        A summary of the contractual amounts and fair values of off-balance-sheet financial instruments at December 31, follows:

	2001		2000
(in millions)	Contractual amount	Fair value	Contractual amount	Fair value
Commitments to invest	$228	$—	$248	$—
Private placement commitments	119	—	—	—
Commitments to extend mortgage loans	38	—	204	2
Financial guarantees	—	—	3	1
Credit guarantees	54	(3)	59	(3)

        Except for credit guarantees, the contractual amounts represent the amount at risk if the contract is fully drawn upon, the counterparty defaults and the value of any underlying security becomes worthless. Unless noted otherwise, the Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

        Commitments to invest generally represent commitments to acquire financial interests or instruments. The Company enters into these agreements to allow for additional participation in certain limited partnership investments. Because the equity investments in the limited partnerships are not actively traded, it is not practicable to estimate the fair value of these commitments.

        Private placement commitments represent conditional commitments to purchase private placement debt and equity securities at a specified future date. The Company regularly enters into these agreements in the normal course of business. The fair value of these commitments generally cannot be estimated on the date the commitment is made as the terms and conditions of the underlying private placement securities are not yet final.

        Commitments to extend mortgage loans are agreements to lend to a borrower provided there is no violation of any condition established in the contract. The Company enters these agreements to commit to future loan fundings at a predetermined interest rate. Commitments generally have fixed expiration dates or other termination clauses. The fair value of these commitments are estimated based upon discounted contractual cash flows, adjusted for changes in current rates at which loans would be made to borrowers with similar credit risk using similar properties as collateral.

        Financial guarantees represent conditional commitments to repurchase notes from a creditor upon default of the debtor. The Company enters into these agreements primarily to provide financial support for certain entities in which the Company is an equity investor. Financial guarantees are valued based on estimates of payments that may occur over the life of the guarantees.

        Credit guarantees represent conditional commitments included in certain fixed income securities owned by the Company. These commitments provide for obligations to exchange credit risk or to forfeit principal due, depending on the nature or occurrence of credit events for the referenced entities. The Company enters into these transactions in order to achieve higher yields than direct investment in referenced entities. The fees for assuming the conditional commitments are reflected in the interest receipts reported in Net investment income over the lives of the contracts. The fair value of credit guarantees are estimates of the conditional commitments only and are calculated using quoted market prices or valuation models, which incorporate external market data.

        In the event of bankruptcy or other default of the referenced entities, the Company's maximum amount at risk, assuming the value of the referenced credits becomes worthless, is the fair value of the subject fixed income securities, which totaled $54 million at December 31, 2001. The Company includes the impact of credit guarantees in its analysis of credit risk, and the referenced credits were current to their contractual terms at December 31, 2001.

7.    Reserve for Property-Liability Insurance Claims and Claims Expense

        As described in Note 2, the Company establishes reserves for claims and claims expense on reported and unreported claims of insured losses. These reserve estimates are based on known facts and interpretations of circumstances, internal factors including the Company's experience with similar cases, historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, loss control programs and product mix. In addition, the reserve estimates are influenced by external factors including court decisions, economic conditions and public attitudes. The Company, in the normal course of business, may also supplement its claims processes by utilizing third party adjusters, appraisers, engineers, inspectors, other professionals and information sources to assess and settle catastrophe and non-catastrophe claims. The effects of inflation are implicitly considered in the reserving process.

        The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. Allstate regularly updates its reserve estimates as new information becomes available and events unfold that may have an impact on unsettled claims. Changes in prior year reserve estimates, which may be material, are reflected in the results of operations in the period such changes are determinable.

        Activity in the Reserve for property-liability insurance claims and claims expense is summarized as follows:

(in millions)	2001	2000	1999
Balance at January 1	$16,859	$17,814	$16,881
Less reinsurance recoverables	1,634	1,653	1,458

Net balance at January 1	15,225	16,161	15,423
Acquisitions	—	—	1,023

Adjusted net balance	15,225	16,161	16,446
Incurred claims and claims expense related to:
Current year	17,190	17,117	15,266
Prior years	342	(722)	(587)

Total incurred	17,532	16,395	14,679
Claims and claims expense paid related to:
Current year	11,176	11,358	9,349
Prior years	6,748	5,973	5,615

Total paid	17,924	17,331	14,964
Net balance at December 31	14,833	15,225	16,161
Plus reinsurance recoverables	1,667	1,634	1,653

Balance at December 31	$16,500	$16,859	$17,814

        Incurred claims and claims expense represents the sum of paid losses and reserve changes in the calendar year. This expense includes losses from catastrophes of $894 million, $967 million and $816 million in 2001, 2000 and 1999, respectively. A "catastrophe" is defined by Allstate as an event that produces pre-tax losses before reinsurance in excess of $1 million and involves multiple first party policyholders or an event that produces a number of claims in excess of a preset per-event threshold of average claims in a specific area. Catastrophes are an inherent risk of the property-liability insurance business that have contributed to, and will continue to contribute to, material year-to-year fluctuations in the Company's results of operations and financial position.

        The level of catastrophic loss and weather-related losses (wind, hail, lightning, freeze and water losses which include mold losses, not meeting the Company's criteria to be declared a catastrophe) experienced in any year cannot be predicted and could be material to results of operations and financial position. For Allstate, areas of potential natural event catastrophe losses due to hurricanes include major metropolitan centers near the eastern and gulf coasts of the United States. Exposure to potential earthquake losses in California is limited by the Company's participation in the California Earthquake Authority ("CEA"). Other areas in the United States with exposure to potential earthquake losses include areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington and Charleston, South Carolina. Allstate continues to evaluate alternative business strategies to more effectively manage its exposure to catastrophe losses in these and other areas.

        The Company has access to reimbursement provided by the Florida Hurricane Catastrophe Fund ("FHCF") for 90% of hurricane losses in Florida in excess of approximately the first $270 million for each hurricane, up to an aggregate of $890 million (90% of approximately $1.00 billion) in a single hurricane season, and $1.40 billion total reimbursement over two hurricane seasons.

        Management believes that the reserve for claims and claims expense, net of reinsurance recoverables, at December 31, 2001 is appropriately established in the aggregate and adequate to cover the ultimate net cost of reported and unreported claims arising from losses which had occurred by that date.

        In 2001, unfavorable development of property-liability claims excluding environmental and asbestos, related to prior years included a $451 million increase in the 2000 accident year losses offset by a $158 million net favorable development for all prior years. Approximately $219 million of the upward development of 2000 was the result of unusually bad weather experienced at year-end 2000 coupled with insufficiently anticipated late claim reporting. Approximately $107 million was recorded for adverse development of losses in the Company's Encompass and Canadian businesses. The remainder was primarily attributable to increased severity for homeowners losses including Texas mold. For years prior to 2000, the net release of $158 million included $125 million of strengthening for Northridge losses and $105 million adverse impact of litigation, with favorable loss cost development more than offsetting these adverse developments.

        Favorable calendar year reserve development of property-liability claims excluding environmental and asbestos, in 2000 and 1999 was primarily the result of favorable injury severity trends, as compared to the Company's anticipated trends. Favorable injury severity trends were largely due to moderate medical cost inflation and the mitigating effects of the Company's loss management programs. The impacts of moderate medical cost inflation have emerged over time as actual claim settlements validate its magnitude. While changes to the claim settlement process are believed to have contributed to favorable severity trends on closed claims, these changes also introduce a greater degree of variability in reserve estimates for the remaining outstanding claims.

        Future reserve re-estimates, if any, are expected to be adversely impacted by increases in medical cost inflation rates and physical damage repair costs.

        Allstate's exposure to environmental, asbestos and other mass tort claims stems principally from excess and surplus business written from 1972 through 1985, including substantial excess and surplus general liability coverages on Fortune 500 companies, and reinsurance coverage written during the 1960s through the mid-1980s, including reinsurance on primary insurance written on large United States companies. Additional, although less material, exposure stems from direct commercial insurance written for small to medium size companies. Other mass tort exposures primarily relate to general liability and product liability claims, such as those for medical devices and other products.

        In 1986, the general liability policy form used by Allstate and others in the property-liability industry was amended to introduce an "absolute pollution exclusion," which excluded coverage for environmental damage claims and added an asbestos exclusion. Most general liability policies issued prior to 1987 contain annual aggregate limits for product liability coverage. General liability policies issued in 1987, and thereafter, contain annual aggregate limits for all coverages. Allstate's experience to date is that these policy form changes have effectively limited its exposure to environmental and asbestos claim risks.

        Establishing net loss reserves for environmental, asbestos and other mass tort claims is subject to uncertainties that are greater than those presented by other types of claims. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage, availability and collectibility of reinsurance and the extent and timing of any such contractual liability. The legal issues concerning the interpretation of various insurance policy provisions and whether those losses are, or were ever intended to be covered, are complex. Courts have reached different and sometimes inconsistent conclusions as to when losses are deemed to have occurred and which policies provide coverage; what types of losses are covered; whether there is an insurer obligation to defend; how policy limits are determined; how policy exclusions and conditions are applied and interpreted; and whether clean-up costs represent insured property damage. Management believes these issues are not likely to be resolved in the near future.

        In 2001, the Company completed an annual assessment of its environmental, asbestos and other mass tort exposures. This assessment resulted in a strengthening of net asbestos reserves of $94 million, and a $45 million release of net environmental and other reserves. Allstate's reserve for environmental claims were $343 million and $429 million, net of reinsurance recoverables of $101 million and $130 million at December 31, 2001 and 2000, respectively. Reserve for asbestos claims were $675 million and $642 million, net of reinsurance recoverables of $254 million and $229 million at December 31, 2001 and 2000, respectively. Approximately 58% of the total net environmental and asbestos reserve at December 31, 2001 and 2000 are for incurred but not reported estimated losses.

        The survival ratio is calculated by taking the Company's ending reserve divided by payments made during the year, which is an extremely simplistic approach to measuring the adequacy of environmental and asbestos reserve levels. Many factors, such as mix of business, level of coverage provided and settlement procedures have significant impacts on the amount of environmental and asbestos claims and claims expense reserve, ultimate claim payments and the resultant ratio. As payments result in corresponding reserve reductions, survival ratios can be expected to vary over time. The survival ratios for net environmental and asbestos reserve at December 31, 2001 and 2000, were 10.0 and 4.7, respectively. In 2001, the environmental survival ratio increased due to a decrease in claims paid, and the asbestos survival ratio increased due to a decrease in claims paid and increased reserve levels. In 2000, both the environmental and asbestos survival ratios decreased, primarily due to commutations and policy buy-backs that, in turn, caused reduced reserve levels and increased claim payments.

        Allstate's reserves for environmental exposures could be affected by a change in the existing federal Superfund law and similar state statutes. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims. Management is unable to determine the effect, if any, that such legislation will have on results of operations or financial position.

        Management believes its net loss reserve for environmental, asbestos and other mass tort claims are appropriately established based on available facts, technology, laws and regulations. However, due to the inconsistencies of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, the ultimate cost of these claims may vary materially from the amounts currently recorded, resulting in an increase in the loss reserve. In addition, while the Company believes that improved actuarial techniques and databases have assisted in its ability to estimate environmental, asbestos and other mass tort net loss reserve, these refinements may subsequently prove to be inadequate indicators of the extent of probable losses. Due to the uncertainties and factors described above, management believes it is not practicable to develop a meaningful range for any such additional net loss reserve that may be required.

8.    Reserve for Life-Contingent Contract Benefits and Contractholder Funds

        At December 31, the Reserve for life-contingent contract benefits consists of the following:

(in millions)	2001	2000
Immediate annuities:
Structured settlement annuities	$5,024	$4,811
Other immediate annuities	1,871	1,629
Traditional life	2,065	1,880
Other	174	148

Total Reserve for life-contingent contract benefits	$9,134	$8,468

        The assumptions for mortality, generally utilized in calculating reserves, include the U.S. population with projected calendar year improvements and age setbacks for impaired lives for structured settlement annuities; the 1983 group annuity mortality table for other immediate annuities; and actual company experience plus loading for traditional life. Interest rate assumptions vary from 5.5% to 11.7% for structured settlement annuities; 2.0% to 11.5% for other immediate annuities; and 4.0% to 11.3% for traditional life. Other estimation methods used include the present value of contractually fixed future benefits for structured settlement annuities, the present value of expected future benefits based on historical experience for other immediate annuities and the net level premium reserve method using the Company's withdrawal experience rates for traditional life.

        To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, a premium deficiency reserve has been recorded for certain payout annuities with life contingencies. A liability of $212 million and $290 million is included in the Reserve for life-contingent contract benefits with respect to this deficiency for the years ended December 31, 2001 and 2000, respectively.

        At December 31, Contractholder funds consists of the following:

(in millions)	2001	2000
Interest-sensitive life	$6,749	$6,393
Investment contracts:
Fixed annuities	19,125	16,714
Guaranteed investment contracts	2,279	2,588
Funding agreements	3,557	1,585
Other investment contracts	1,850	1,590

Total Contractholder funds	$33,560	$28,870

        Contractholder funds are equal to deposits received and interest credited for the benefit of the contractholder less surrenders and withdrawals, mortality charges and administrative expenses. Interest rates credited range from 3.4% to 8.0% for interest-sensitive life contracts; fixed annuities include 3.2% to 10.0% for immediate annuities and 0% to 12.0% for deferred annuities (which include equity-indexed annuities that are hedged (see Note 2 and Note 6); and 2.0% to 5.7% for other investment contracts. Withdrawal and surrender charge protection includes: i) for interest-sensitive life, either a percentage of account balance or dollar amount grading off generally over 20 years; and, ii) for deferred annuities not subject to a market value adjustment, either a declining or a level percentage charge generally over nine years or less. Approximately 26% of deferred annuities are subject to a market value adjustment.

        Contractholder funds include FAs sold to Special Purpose Entities ("SPEs") issuing medium-term notes. The SPEs, Allstate Life Funding, LLC and Allstate Financial Global Funding, LLC are used exclusively for Allstate Financial FAs supporting medium-term note programs. The assets and liabilities of Allstate Life Funding, LLC are included on the Consolidated statement of financial position. The Company classifies the medium-term notes issued by Allstate Life Funding, LLC as Contractholder funds, using accounting treatment similar to that of its other investment contracts. The assets and liabilities of Allstate Financial

Global Funding, LLC are not included on the Consolidated statement of financial position due to the existence of a sufficient equity ownership interest by an unrelated third party in this entity. The Company classifies the funding agreements issued to Allstate Financial Global Funding, LLC as Contractholder funds. The Company's management does not have an ownership interest in the SPEs.

        Contractholder fund activity for the year ended December 31, was as follows:

(in millions)	2001	2000
Balance, beginning of year	$28,870	$25,199
Deposits	7,971	7,950
Surrenders and withdrawals	(3,244)	(3,967)
Death benefits	(496)	(448)
Interest credited to contractholders' funds	1,733	1,585
Transfers to/from Separate Accounts	(1,014)	(1,356)
Other adjustments	(260)	(93)

Balance, end of year	$33,560	$28,870

9.    Deferred Policy Acquisition Costs

        Deferred policy acquisition costs for the year ended December 31, are as follows:

	2001
(in millions)	Allstate Financial	Property-Liability	Total
Balance, beginning of year	$3,209	$1,100	$4,309
Acquisition costs deferred	698	3,095	3,793
Amortization charged to income	(402)	(3,060)	(3,462)
Effect of unrealized gains and losses	(219)	—	(219)

Balance, end of year	$3,286	$1,135	$4,421

	2000
(in millions)	Allstate Financial	Property-Liability	Total
Balance, beginning of year	$2,987	$1,132	$4,119
Acquisition costs deferred	796	2,976	3,772
Amortization charged to income	(450)	(3,008)	(3,458)
Effect of unrealized gains and losses	(124)	—	(124)

Balance, end of year	$3,209	$1,100	$4,309

	1999
(in millions)	Allstate Financial	Property-Liability	Total
Balance, beginning of year	$2,181	$915	$3,096
Acquisition costs deferred	640	2,888	3,528
Amortization charged to income	(374)	(2,908)	(3,282)
Effect of unrealized gains and losses	231	—	231
Acquisition balances	309	237	546

Balance, end of year	$2,987	$1,132	$4,119

10.  Reinsurance

        The Company purchases reinsurance to limit aggregate and single losses on large risks. The Company continues to have primary liability as a direct insurer for risks reinsured. The information presented herein should be read in connection with Note 7 and 8. Estimating amounts of reinsurance recoverable is also impacted by many of the uncertainties involved in the establishment of loss reserves.

        The effects of reinsurance on premiums written and earned for the year ended December 31, were as follows:

(in millions)	2001	2000	1999
Property-liability insurance premiums written
Direct	$21,102	$20,253	$20,228
Assumed	1,790	1,866	531
Ceded	(283)	(261)	(370)

Property-liability insurance premiums written, net of reinsurance	$22,609	$21,858	$20,389

Property-liability insurance premiums earned
Direct	$20,671	$20,222	$19,977
Assumed	1,807	1,917	524
Ceded	(281)	(268)	(389)

Property-liability insurance premiums earned, net of reinsurance	$22,197	$21,871	$20,112

Life and annuity premiums and contract charges
Direct	$2,551	$2,500	$1,849
Assumed	98	84	34
Ceded	(419)	(379)	(260)

Life and annuity premiums and contract charges, net of reinsurance	$2,230	$2,205	$1,623

Property-Liability

        The amounts recoverable from reinsurers at December 31, 2001 and 2000 include $88 million and $125 million, respectively, related to property-liability losses paid by the Company and billed to reinsurers, and $1.67 billion and $1.63 billion, respectively, estimated by the Company with respect to ceded unpaid losses (including IBNR) which are not billable until the losses are paid. Amounts recoverable from mandatory pools and facilities included above were $865 million and $771 million at December 31, 2001 and 2000, respectively, of which $627 million and $598 million, respectively, were recoverable from the Michigan Catastrophic Claim Association ("MCCA"). The MCCA, established in 1978, is a mandatory reinsurance mechanism for personal injury protection losses over $250 thousand per claim. The MCCA is funded by assessments from member companies who, in turn, can recover the assessment from policyholders.

        The Company purchases reinsurance after evaluating the financial condition of the reinsurer, as well as the terms and price of coverage. Developments in the insurance industry have increasingly led to the segregation of environmental, asbestos and other mass tort exposures into separate legal entities with dedicated capital. These actions have been supported by regulatory bodies in certain cases. The Company is unable to determine the impact, if any, that these developments will have on the collectibility of reinsurance recoverables in the future. The Company had amounts recoverable from Lloyd's of London of $55 million and $64 million at December 31, 2001 and 2000, respectively. Lloyd's of London implemented a restructuring plan in 1996 to solidify its capital base and to segregate claims for years before 1993. The impact, if any, of the restructuring on the collectibility of the recoverable from Lloyd's of London is uncertain at this time. The recoverable from Lloyd's of London syndicates is spread among thousands of investors who have unlimited liability.

        In connection with the Company's acquisition of Encompass Insurance, Allstate and Continental Casualty Company ("CCC") entered into a four-year aggregate stop loss reinsurance agreement. The Company currently has a reinsurance recoverable from CCC on unpaid losses of $147 million that is subject to the reinsurance agreement. In the event of a qualifying catastrophe, the Company also has access to reimbursement provided by the FHCF for 90% of hurricane losses in excess of approximately the first $270 million for each storm, up to an aggregate of $890 million (90% of approximately $1.00 billion) in a single hurricane season, and $1.40 billion total reimbursement over all hurricane seasons. Additionally, in connection with the sale of the Company's reinsurance business to SCOR U.S. Corporation in 1996, the Company entered into a reinsurance agreement for the associated post-1984 reinsurance liabilities.

        With the exception of mandatory pools and facilities and the recoverable balance from CCC discussed above, the largest reinsurance recoverable balance the Company had outstanding was $82 million from Employers' Reinsurance Company at both December 31, 2001 and 2000. No other amount due or estimated to be due from any single property-liability reinsurer was in excess of $57 million and $72 million at December 31, 2001 and 2000, respectively.

        Amounts recoverable from reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Management believes the recoverables are appropriately established; however, as the Company's underlying reserves continue to develop, the amount ultimately recoverable may vary from amounts currently recorded. The reinsurers and the respective amounts recoverable, are regularly evaluated by the Company and a provision for uncollectible reinsurance is recorded, if needed. There were $7 million and $5 million of recoveries of previous year provisions in 2001 and 2000, respectively. The allowance for uncollectible reinsurance was $89 million and $102 million at December 31, 2001 and 2000, respectively.

Allstate Financial

        The Company's Allstate Financial segment reinsures certain of its risks to other reinsurers under yearly renewable term, coinsurance, and modified coinsurance agreements. Yearly renewable term and coinsurance agreements result in the passing of a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate amount of the premiums less commissions and is liable for a corresponding proportionate amount of all benefit payments. Modified coinsurance is similar to coinsurance except that the cash and investments that support the liability for contract benefits are not transferred to the assuming company, and settlements are made on a net basis between the companies.

        Allstate Financial cedes 90%, 80% or 60% of the mortality risk on certain life policies, depending upon the issue year and product, to a pool of eleven reinsurers. Beginning in November 1998, Allstate Financial cedes mortality risk on new business in excess of $2 million per life for individual coverage. For business sold prior to October 1998, Allstate Financial ceded mortality risk in excess of $1 million per life for individual coverage. As of December 31, 2001, $144 billion of life insurance in force was ceded to other companies.

        Allstate Financial also purchases catastrophe reinsurance from three reinsurers covering single events exceeding predetermined limits. The risk of reinsurance uncollectibility on Allstate Financial recoverables is mitigated by an absence of high concentrations with individual reinsurers.

        The Company has an administrative services agreement with respect to a block of variable annuity contracts. Pursuant to the terms of the agreement, the Company provides insurance contract administration and financial services. As part of the agreement, the Company assumed via coinsurance 100% of the general account portion of these contracts (85% for business written in New York) with an aggregate account value of $32 million as of December 31, 2001. The Company paid $65 million, which was capitalized as present value of future profits and will be subsequently amortized into income over 20 years, for the right to receive future contract charges and fees on the block of variable annuity contracts, which has an aggregate account value of $795 million and $1.23 billion as of December 31, 2001 and 2000, respectively. During 2001, 2000 and 1999, the Company earned contract charges and fees assessed to contractholders' fund balances of $8 million, $17 million, and $15 million, respectively.

11.    Capital Structure

Debt outstanding

        Total debt outstanding at December 31, consisted of the following:

(in millions)	2001	2000
6.75% Notes, due 2003	$300	$300
6.00% Notes, due 2002 to 2003, callable	9	—
7.875% Senior Notes, due 2005, callable	900	900
5.375% Senior Notes, due 2006, callable	550	—
6.915% Equity-linked Note, due 2009	75	75
7.20% Senior Notes, due 2009, callable	750	750
7.50% Debentures, due 2013	250	250
6.75% Debentures, due 2018	250	250
6.90% Debentures, due 2038	250	250
7.125% Debentures, due 2097, callable	250	250
Floating rate notes, due 2009 to 2016, callable	99	87
Other various notes, due 2002 to 2008	11	—

Total long-term debt	3,694	3,112
Short-term debt and bank borrowings	227	219

Total debt	$3,921	$3,331

        Total debt outstanding by maturity at December 31, consisted of the following:

(in millions)	2001	2000
Due within one year or less	$238	$219
Due after one year through 5 years	1,759	1,200
Due after 5 years through 10 years	849	843
Due after 10 years through 20 years	575	569
Due after 20 years	500	500

Total debt by maturity	$3,921	$3,331

        In connection with the Company's May 8, 2001 acquisition of Sterling (see Note 3), the Company issued a $9 million note due 2003 and assumed $10 million of various notes due 2002 to 2008. In December 2001, the Company issued $550 million of 5.375% senior notes due 2006, the net proceeds of which were used to redeem all of the 7.95% Quarterly Income Preferred Securities reported as a component of Mandatorily redeemable preferred securities of subsidiary trusts in previous periods.

        In May 2000, the Company issued $900 million of 7.875% senior notes due 2005, the net proceeds of which were used for general corporate purposes including share repurchases.

        The 7.125% Debentures due in 2097 are subject to redemption at the Company's option in whole or in part beginning in 2002 at 100% of the principal amount plus accrued interest to the redemption date. The Company also has the right to shorten the maturity of the 7.125% Debentures to the extent required to preserve the Company's ability to deduct interest paid on the debentures.

        The remaining callable notes and debentures are subject to redemption at the Company's option in whole or in part at any time at 100% of the principal amount plus accrued and unpaid interest to the redemption date, or the sum of the present values of the remaining scheduled payments of principal and interest and accrued and unpaid interest to the redemption date.

        To manage short-term liquidity, Allstate issues commercial paper and may draw on existing credit facilities as well as utilizes security repurchase and resale agreements and securities loaned transactions (see Note 2). During 2001, the Company replaced its credit facility and currently maintains three credit facilities as a potential source of funds for The Allstate Corporation, AIC and ALIC. These include a $575 million five-year revolving line of credit, expiring in 2006, a $575 million 364-day revolving line of credit, expiring in 2002 and a $50 million, one-year revolving line of credit expiring in 2002. The right to borrow from the five-year and 364-day lines of credit are subject to requirements customary for facilities of this size, type and purpose. For example, the Company's debt to consolidated net capital (as defined in the agreement) must not exceed a designated level. No amounts were outstanding under any of these lines of credit. The Company had commercial paper outstanding of $217 million and $219 million with weighted average interest rates of 2.05% and 6.61% at December 31, 2001 and 2000, respectively. The Company paid $241 million, $223 million and $114 million of interest on debt in 2001, 2000 and 1999, respectively.

        The Company filed a shelf registration statement with the Securities and Exchange Commission ("SEC") in June 2000, under which up to $2 billion of debt securities, preferred stock, trust preferred securities or debt warrants may be issued. In February 2002, the Company issued $350 million of 6.125% Senior Notes due in 2012, utilizing the registration statement filed with the SEC in June 2000. The proceeds of this issuance were used for general corporate purposes. At February 28, 2002, the Company may issue up to an additional $1.45 billion of securities under the June 2000 shelf registration.

Mandatorily redeemable preferred securities of subsidiary trusts

        In 1996, Allstate Financing I ("AF I"), a wholly owned subsidiary trust of the Company, issued 22 million shares of 7.95% Quarterly Income Preferred Securities ("QUIPS") at $25 per share. The sole assets of AF I are $550 million of 7.95% Junior Subordinated Deferrable Interest Debentures ("QUIDS") issued by the Company.

        On December 7, 2001, the Company redeemed all of the 7.95% QUIDS, thereby triggering the redemption of all 22 million shares of the 7.95% QUIPS. The debentures and trust preferred securities were redeemed at a price of $25 per share plus accrued and unpaid interest to the date of redemption, which totaled $550 million.

        In 1996, Allstate Financing II ("AF II"), a wholly owned subsidiary trust of the Company, issued 200,000 shares of 7.83% preferred securities ("trust preferred securities") at $1,000 per share. The sole assets of AF II are $200 million of 7.83% Junior Subordinated Deferrable Interest Debentures ("junior subordinated debentures") issued by the Company. The junior subordinated debentures held by AF II will mature on December 1, 2045 and are redeemable by the Company at a liquidation value of $1,000 per share in whole or in part beginning on December 1, 2006, at which time the trust preferred securities are callable. Dividends on the trust preferred securities are cumulative, payable semi-annually in arrears, and are deferrable at the Company's option for up to 5 years.

        The obligations of the Company with respect to the junior subordinated debentures constitute full and unconditional guarantees by the Company of AF II's obligations under the respective preferred securities, including the payment of the liquidation or redemption price and any accumulated and unpaid interest and yield enhancements, but only to the extent of funds held by the trust. The preferred securities are classified in the Company's Consolidated statements of financial position as Mandatorily Redeemable Preferred Securities of Subsidiary Trusts (representing the minority interest in the trusts). Allstate will be prohibited from paying dividends on its preferred and common stock, or repurchasing capital stock if the Company elects to defer dividend payments on these preferred securities. Dividends on the preferred securities have been classified as minority interest and reported as Dividends on preferred securities of subsidiary trusts in the Consolidated statements of operations.

Capital stock

        The Company has 900 million shares of issued common stock of which 712 million were outstanding and 188 million were held in treasury as of December 31, 2001. In 2001, the Company repurchased 19.8 million shares at an average cost of $36.20 pursuant to authorized share repurchase programs.

Shareholder rights agreement

        The Company has a Rights Agreement under which all shareholders received a dividend distribution of one share purchase right (a "Right") on each outstanding share of the Company's common stock. The Rights will become exercisable ten days after it is publicly announced that a person or group has acquired

15% or more of the Company's common stock or ten business days after the beginning of a tender or exchange offer to acquire 15% or more of the Company's common stock. The Rights then become exercisable at a price of $150 for a number of shares of the Company's common stock having a market value equal to $300. The Company may redeem the Rights at a price of $.01 per Right. The Rights expire on February 12, 2009. The Rights are intended to protect shareholders from unsolicited takeover attempts that may unfairly pressure shareholders and deprive them of the full value of their shares.

12.    Company Restructuring

        In the fourth quarter of 2001, the Company announced new strategic initiatives to improve the efficiency of its claims handling and certain other back-office processes primarily through a consolidation and reconfiguration of field claim offices, customer information centers and satellite offices. This new restructuring program involves a reduction of the total number of field claim offices and an increase in the average size per claim office. In addition, two customer information centers and two satellite offices will be closed. As part of the program, employees working in facilities to be closed will elect to either relocate or collect severance benefits. The Company anticipates the plan will produce approximately $140 million of annual pretax expense reductions. The complete implementation of the plan is expected to take approximately 2 years.

        In addition to the 2001 program, the Company continued its program announced on November 10, 1999 to aggressively expand its selling and service capabilities and reduce current annual expenses by approximately $600 million. The reduction in expenses comes from field realignment, the reorganization of employee agents to a single exclusive agency independent contractor program, the closing of a field support center and four regional offices, and reduced employee related expenses and professional services as a result of reductions in force, attrition and consolidations.

        As a result of the 1999 program, Allstate established a $69 million restructuring liability during the fourth quarter of 1999 for certain employee termination costs and qualified exit costs. Additionally, during 2001, an additional $96 million was accrued in connection with the new program for certain employee termination costs and qualified exit costs.

        The following table illustrates the inception to date change in the restructuring liability at December 31, 2001:

(in millions)	Employee Costs	Exit Costs	Total liability
Balance at December 31, 1999	$59	$10	$69
1999 program adjustments:
Net adjustments to liability	—	12	12
Payments applied against the liability	(53)	(18)	(71)
Incremental post-retirement benefits classified with OPEB liability	(6)	—	(6)

1999 program liability at December 31, 2001	—	4	4
Addition to liability for 2001 program	17	79	96
Payments applied against the liability	(3)	(2)	(5)

2001 program liability	14	77	91

Balance at December 31, 2001	$14	$81	$95

        The payments applied against the 1999 program liability for employee costs primarily reflect severance. Payments applied for exit costs generally have consisted of post-exit rent expenses and contract termination penalties. Increases in the liability incurred during the year are due to estimates of additional severance and other exit costs.

        During 2001, $129 million of pretax ($84 million after-tax) restructuring related costs were expensed as incurred. Of these costs, $103 million pretax ($67 million after-tax) relate to the 2001 program and include exit costs, and employee severance and relocation benefits. The remaining $26 million pretax ($17 million after-tax) relates to the 1999 program as well as other actions and is primarily attributable to a non-cash charge resulting from pension benefit payments made to agents in connection with the re-organization of employee agents to a single exclusive agency independent contractor program.

13.    Commitments and Contingent Liabilities

Leases

        The Company leases certain office facilities and computer equipment. Total rent expense for all leases was $472 million, $396 million and $370 million in 2001, 2000 and 1999, respectively.

        Minimum rental commitments under noncancelable operating leases with an initial or remaining term of more than one year as of December 31, 2001 are as follows:

(in millions)
2002	$319
2003	220
2004	135
2005	97
2006	77
Thereafter	231

$1,079

California earthquake authority

        Exposure to certain potential losses from earthquakes in California is limited by the Company's participation in the CEA, which provides insurance for California earthquake losses. Other areas in the United States where Allstate faces exposure to potential earthquake losses include areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington and Charleston, South Carolina.

        CEA is a privately-financed, publicly-managed state agency created to provide insurance coverage for earthquake damage. Insurers selling homeowners insurance in California are required to offer earthquake insurance to their customers either through their company or by participation in the CEA. The Company's homeowners policies continue to include coverages for losses caused by explosions, theft, glass breakage and fires following an earthquake, which are not underwritten by the CEA.

        Should losses arising from an earthquake cause a deficit in the CEA, additional funds needed to operate the CEA would be obtained through assessments on participating insurance companies, payments received under reinsurance agreements and bond issuances funded by future policyholder assessments. Participating insurers are required to pay an assessment, not to exceed $2.18 billion, if the capital of the CEA falls below $350 million. Participating insurers are required to pay a second assessment, not to exceed $1.46 billion, if aggregate CEA earthquake losses exceed $5.52 billion and the capital of the CEA falls below $350 million. At December 31, 2001, the CEA's capital balance was approximately $1.00 billion. If the CEA assesses its member insurers for any amount, the amount of future assessments on members is reduced by the amounts previously assessed. To date, the CEA has not assessed member insurers beyond the initial assessment paid by participating insurers in 1996. The authority of the CEA to assess participating insurers for the first assessment expires when it has completed twelve years of operation. All future assessments on participating CEA insurers are based on their CEA insurance market share as of December 31 of the preceding year. As of December 31, 2001, the Company had 25% of the CEA market share. Allstate does not expect its CEA market share to materially change, and therefore does not expect its portion of these additional contingent assessments, if any, to exceed $556 million, as the likelihood of an event exceeding the CEA claims paying capacity of $5.52 billion is remote. Management believes Allstate's exposure to earthquake losses in California has been significantly reduced as a result of its participation in the CEA.

Florida hurricane assessments

        Allstate Floridian Insurance Company ("Floridian") and Allstate Floridian Indemnity Company ("AFI") sell and service Allstate's Florida residential property policies, and have access to reimbursements on certain qualifying Florida hurricanes and exposure to assessments from the FHCF.

        The FHCF has the authority to issue bonds to pay its obligations to participating insurers. The bonds issued by the FHCF are funded by assessments on all property and casualty premiums written in the state, except accident and health insurance. These assessments are limited to 4% in the first year of assessment, and up to a total of 6% for assessments in the second and subsequent years. Insurers may recoup assessments immediately through increases in policyholder rates. A rate filing or any portion of a rate change attributable entirely to an assessment is deemed approved when made with the State of Florida Department of Insurance (the "Department"), subject to the Department's statutory authority to review the "adequacy" of any rate at any time.

        In addition, Floridian and AFI are potentially subject to assessments from the Florida Windstorm Underwriting Association ("FWUA") and the Florida Property and Casualty Joint Underwriting Association ("FPCJUA"), organizations created to provide coverage for catastrophic losses to property owners unable to obtain coverage in the private insurance market. The Company has also mitigated its ultimate exposure to hurricanes through policy brokering; an example includes the Company's brokering of insurance coverage for hurricanes in Hawaii to a non-affiliated company.

        FWUA and FPCJUA levy regular assessments on participating companies if the deficit in any calendar year is less than or equal to 10% of Florida property premiums industry-wide for that year. An insurer may recoup a regular assessment through a surcharge to policyholders subject to a cap on the amount that can be charged in any one year. If the deficit exceeds 10%, the FWUA and/or FPCJUA will fund the deficit through the issuance of bonds. The FWUA has issued approximately $2 billion of such bonds to date. The costs of these bonds are then funded through a regular assessment in the first year following the deficit and emergency assessments in subsequent years. Companies are required to collect the emergency assessments directly from policyholders and remit these monies to these organizations, as they are collected. Participating companies are obligated to purchase any unsold bonds issued by the FWUA and/or FPCJUA. The insurer must file any recoupment surcharge with the Department at least 15 days prior to imposing the surcharge on any policies. The surcharge may be used automatically after the expiration of the 15 days, unless the Department has notified the insurer in writing that any of its calculations are incorrect.

        While the statutes are designed so that the ultimate cost is borne by the policyholders, the exposure to assessments from facilities such as the FHCF, FWUA and FPCJUA and availability of recoveries from these facilities may not offset each other in the financial statements due to timing and the possibility of policies not being renewed in subsequent years.

Shared markets

        As a condition of its license to do business in various states, the Company is required to participate in mandatory property-liability shared market mechanisms or pooling arrangements including reinsurance, which provide various insurance coverages to individuals or other entities that otherwise are unable to purchase such coverage voluntarily provided by private insurers. Underwriting results related to these organizations have been immaterial to the results of operations.

Guaranty funds

        Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, for certain obligations of insolvent insurance companies to policyholders and claimants. The Company's policy is to accrue assessments as the related written premium upon which the assessment is based is written. The Company's expenses related to these funds have totaled $52 million, $10 million and $37 million in 2001, 2000 and 1999, respectively. The increase in 2001 is due to the insolvency of Reliance Insurance Company.

PMI runoff support agreement

        The Company has certain limited rights and obligations under a capital support agreement ("Runoff Support Agreement") with PMI Mortgage Insurance Company ("PMI"), the primary operating subsidiary of PMI Group. Under the Runoff Support Agreement, the Company would be required to pay claims on PMI policies written prior to October 28, 1994 if PMI fails certain financial covenants and fails to pay such claims. In the event any amounts are so paid, the Company would receive a commensurate amount of preferred stock or subordinated debt of PMI Group or PMI. The Runoff Support Agreement also restricts PMI's ability to write new business and pay dividends under certain circumstances. Management does not believe this agreement will have a material adverse effect on results of operations, liquidity or financial position of the Company.

Regulation

        The Company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have varied and have included efforts to adversely influence and restrict premium rates, restrict the Company's ability to cancel policies, impose underwriting standards and expand overall regulation. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Legal proceedings

        For the past several years, the Company has distributed to certain Personal Property and Casualty ("PP&C") claimants documents regarding the claims process and the role that attorneys may play in that process. Suits challenging the use of these documents have been filed against the Company, including purported class action suits. In addition to these suits, the Company has received inquiries from states' attorneys general, bar associations and departments of insurance. The Company is vigorously defending its rights to use these documents. The outcome of these disputes is currently uncertain.

        There are currently a number of state and nationwide putative class action lawsuits pending in various state and federal courts seeking actual and punitive damages from Allstate alleging breach of contract and fraud because of its specification of after-market (non-original equipment manufacturer) replacement parts in the repair of insured vehicles. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Plaintiffs in these suits allege that after-market parts are not "of like kind and quality" as required by the insurance policies. The lawsuits are in various stages of development. The Company is vigorously defending these lawsuits. The outcome of these disputes is currently uncertain.

        The Company has pending a number of state and nationwide class action lawsuits in various state and federal courts seeking actual and punitive damages from Allstate alleging breach of contract and fraud for failing to pay inherent diminished value to insureds under a collision, comprehensive, or uninsured motorist property damage provision of an auto policy. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Inherent diminished value is defined by plaintiffs as the difference between the market value of the insured automobile before an accident and the market value after repair. Plaintiffs allege that they are entitled to the payment of inherent diminished value under the terms of the contract. These lawsuits are in various stages of development.

        In January 2002, the Company received preliminary approval of a settlement in a Georgia class action pursuant to which it will pay $59 million in payments to the class and for attorneys' fees for collision and comprehensive claims for which the date of loss occurred between January 18, 1995 and December 5, 2001 and for uninsured motorist property damage claims for which the date of loss occurred between January 18, 1997 and December 5, 2001. The settlement in Georgia was reached in light of a Georgia Supreme Court decision against another insurer that interpreted diminished value coverage under Georgia law and that is contrary to recent rulings by a number of other state courts. A class has been certified in only one other case, a multi-state class action. The Company is vigorously defending these lawsuits and, since 1998, has been implementing policy language in a majority of states reaffirming that its collision and comprehensive coverages do not include diminished value claims. The outcome of these disputes is currently uncertain.

        There are a number of state and nationwide class action lawsuits pending in various state courts challenging the legal propriety of Allstate's medical bill review processes on a number of grounds, including, among other things, the manner in which Allstate determines reasonableness and necessity. One nationwide class action and one statewide class action have been certified. These lawsuits, which to a large degree mirror similar lawsuits filed against other carriers in the industry, allege these processes result in a breach of the insurance policy as well as fraud. The Company denies those allegations and is vigorously defending both its processes and these lawsuits. The outcome of these disputes is currently uncertain.

        Four nationwide and three statewide putative class actions are pending against Allstate which challenge Allstate's use of certain automated database vendors in valuing total loss automobiles. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Plaintiffs allege that flaws in these databases result in valuations to the detriment of insureds. The plaintiffs are seeking actual and punitive damages. The lawsuits are in various stages of development and Allstate is vigorously defending them, but the outcome of these disputes is currently uncertain.

        Allstate is or has been defending various lawsuits involving worker classification issues. Examples of these lawsuits include a class action, filed after Allstate's reorganization of its California agent programs in 1996, whereby among other things, the plaintiffs sought a determination that they had been treated as employees notwithstanding agent contracts that specify that they are independent contractors for all purposes. The court determined in this case that the agents are independent contractors, which led to the dismissal of the suit. That dismissal is now final. Other examples are two putative class actions challenging the overtime exemption claimed by the Company under the Fair Labor Standards Act or state wage and hour laws. These class actions mirror similar lawsuits filed recently against other employers. Another example involves the worker classification of staff working in agencies. In this putative class action, plaintiffs seek damages under the Employee Retirement Income Security Act ("ERISA") and the Racketeer Influenced and Corrupt Organizations Act alleging that 10,000 agency secretaries were terminated as employees by Allstate and rehired by agencies through outside staffing vendors for the purpose of avoiding the payment of employee benefits. A putative nationwide class action filed by former employee agents also includes a worker classification issue; these agents are challenging certain amendments to the Agents Pension Plan and are seeking to have exclusive agent independent contractors treated as employees for benefit purposes. Allstate has been vigorously defending these and various other worker classification lawsuits. The outcome of these disputes is currently uncertain.

        The Company is also defending certain matters relating to the Company's agency reorganization program announced in 1999. These matters include an investigation by the U.S. Department of Labor and a lawsuit filed in December 2001 by the U.S. Equal Employment Opportunity Commission with respect to allegations of retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act and Title VII of the Civil Rights Act of 1964. A putative nationwide class action has also been filed by former employee agents alleging various violations of ERISA, breach of contract and age discrimination. Allstate will vigorously defend these lawsuits and other claims related to its agency reorganization program. The outcome of these disputes is currently uncertain.

        The Company is defending various lawsuits involving sales practices such as breach of contract, licensing and other business conduct. One statewide class action alleges that the Company violated state insurance statutes in the sale of credit insurance. The judge has granted a partial summary judgment against the Company, however damages have yet been determined. The Company is vigorously defending these lawsuits. The outcome of these disputes is currently uncertain.

        Various other legal and regulatory actions are currently pending that involve Allstate and specific aspects of its conduct of business. Like other members of the insurance industry, the Company is the target of an increasing number of class action lawsuits and other types of litigation, some of which involve claims for substantial and/or indeterminate amounts (including punitive and treble damages) and the outcomes of which are unpredictable. This litigation is based on a variety of issues including insurance and claim settlement practices. However, at this time, based on their present status, it is the opinion of management that the ultimate liability, if any, in one or more of these other actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

14.    Income Taxes

        A consolidated federal income tax return is filed by the Company and its eligible domestic subsidiaries. Tax liabilities and benefits realized by the consolidated group are allocated as generated by the respective entities. Tax liabilities and benefits of ineligible domestic subsidiaries are computed separately based on taxable income of the individual subsidiary, and reported on separate federal tax returns.

        Prior to June 30, 1995, the Company was a subsidiary of Sears, Roebuck & Co. ("Sears") and, with its eligible domestic subsidiaries, was included in the Sears consolidated federal income tax return and federal income tax allocation agreement. Effective June 30, 1995, the Company and Sears entered into a new tax sharing agreement, which governs their respective rights and obligations with respect to federal income taxes for all periods during which the Company was a subsidiary of Sears, including the treatment of audits of tax returns for such periods.

        The Internal Revenue Service ("IRS") has completed its review of the Company's federal income tax returns through the 1993 tax year. Any adjustments that may result from IRS examinations of tax returns are not expected to have a material impact on the financial position, liquidity or results of operations of the Company.

        The components of the deferred income tax assets and liabilities at December 31, were as follows:

(in millions)	2001	2000
Deferred assets
Discount on loss reserve	$513	$487
Unearned premium reserve	550	552
Life and annuity reserve	596	657
Other postretirement benefits	247	248
Other assets	587	344

Total deferred assets	2,493	2,288
Deferred liabilities
Deferred policy acquisition costs	(1,311)	(1,258)
Unrealized net capital gains	(961)	(1,060)
Pension	(114)	(130)
Other liabilities	(244)	(188)

Total deferred liabilities	(2,630)	(2,636)

Net deferred liability	$(137)	$(348)

        Although realization is not assured, management believes it is more likely than not that the deferred tax assets, net of valuation allowances, will be realized based on the assumption that certain levels of income will be achieved. The Company has established valuation allowances for deferred tax assets of certain start-up international operations, due to a lack of evidence that such assets would be realized. The total amount of the valuation allowance reducing deferred tax assets was $15 million and $79 million at December 31, 2001 and 2000, respectively.

        The components of Income tax expense for the year ended December 31, were as follows:

(in millions)	2001	2000	1999
Current	$113	$569	$967
Deferred	(40)	226	181

Total Income tax expense	$73	$795	$1,148

        The Company paid income taxes of $378 million, $340 million and $1.06 billion in 2001, 2000 and 1999, respectively. The Company had a current income tax liability of $81 million and $241 million at December 31, 2001 and 2000, respectively.

        A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the year ended December 31, is as follows:

	2001	2000	1999
Statutory federal income tax rate	35.0%	35.0%	35.0%
Tax-exempt income	(23.0)	(10.0)	(7.7)
Dividends received deduction	(1.9)	(0.8)	(0.6)
International dispositions	(4.9)	—	—
Other	.5	1.9	2.7

Effective income tax rate	5.7%	26.1%	29.4%

        Prior to January l, 1984, ALIC and certain other life insurance subsidiaries included in the Allstate Financial segment were entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 2001, approximately $105 million, will result in federal income taxes payable of $37 million if distributed by these companies. No provision for taxes has been made as the Company's affected subsidiaries have no plan to distribute amounts from this account. No further additions to the account have been permitted since 1983.

15.    Statutory Financial Information

        The following table reconciles consolidated Net income for the year ended December 31, and consolidated Shareholders' equity at December 31, as reported herein in conformity with GAAP with total statutory net income and capital and surplus of Allstate's domestic insurance subsidiaries, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

	Net income			Shareholders' equity
(in millions)	2001	2000	1999	2001	2000
Balance per GAAP	$1,158	$2,211	$2,720	$17,196	$17,451
Parent company and undistributed net income of certain subsidiaries	134	104	97	2,154	1,771
Unrealized gain/loss on fixed income securities	—	—	—	(2,368)	(2,168)
Deferred policy acquisition costs	(347)	(361)	(254)	(4,344)	(4,221)
Deferred income taxes	(32)	233	152	1,374	338
Employee benefits	20	(266)	(69)	269	219
Financial statement impact of acquisitions/dispositions	11	(11)	(152)	(965)	(977)
Reserves and non-admitted assets	52	88	36	612	522
Intercompany dividends included in statutory net income	372	96	101	—	—
Other	110	107	(302)	1	(57)

Balance per statutory accounting practices	$1,478	$2,201	$2,329	$13,929	$12,878

Balances by major business type:
Property-Liability	$1,213	$1,869	$2,012	$11,038	$10,141
Allstate Financial	265	332	317	2,891	2,737

Balance per statutory accounting practices	$1,478	$2,201	$2,329	$13,929	$12,878

        The Property-Liability statutory capital and surplus balances above exclude wholly-owned subsidiaries included in the Allstate Financial segment.

        AIC and each of its domestic property-liability and Allstate Financial subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the insurance department of the applicable state of domicile. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

        Beginning in 2001, all states required domiciled insurance companies to prepare statutory-basis financial statements in accordance with NAIC Accounting Practices and Procedures Manual—Version effective January 1, 2001 ("Codification") subject to any deviations prescribed or permitted by the applicable state of domicile's insurance commissioner.

        Accounting changes adopted to conform to the provisions of Codification are reported as changes in accounting principles in the statutory financial statements for 2001. The cumulative effect of changes in accounting principle is reported as an adjustment to unassigned funds (surplus) in the period of the change in accounting principle. The cumulative effect is the difference between the amount of capital and surplus at the beginning of the year and the amount of capital and surplus that would have been reported at that date if the new accounting principles had been applied retroactively for all prior periods. The adoption of Codification increased the surplus of AIC by $971 million, including an increase in the surplus of Allstate Life Insurance Company of $81 million. The increase is primarily the result of the requirement to recognize net statutory deferred tax assets for temporary differences reversing within the succeeding twelve-month period. Two of the Company's subsidiaries are domiciled in the State of New York. The state of New York chose not to adopt Statement of Statutory Accounting Principles No. 10, Income Taxes. As a result, the Company's total surplus does not reflect deferred taxes of the New York domiciled subsidiaries. Statutory surplus on the basis of Codification would have increased $3 million at December 31, 2001 had the Company recorded deferred tax assets for the New York domiciled subsidiaries.

Dividends

        The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company, receipt of dividends from AIC and other relevant factors. The payment of shareholder dividends by AIC without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months.

        In the twelve-month period beginning January 1, 2001, AIC paid dividends of $1.24 billion which was less than the maximum amount allowed under Illinois insurance law without the approval of the Illinois Department of Insurance ("IL Department") based on 2000 formula amounts. Based on 2001, AIC statutory net income, the maximum amount of dividends AIC will be able to pay without prior IL Department approval at a given point in time during 2002 is $1.38 billion, less dividends paid during the preceding twelve months measured at that point in time.

Risk-based capital

        The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. At December 31, 2001, RBC for each of the Company's domestic insurance subsidiaries was significantly above levels that would require regulatory actions.

16.    Benefit Plans

Pension and other postretirement plans

        Defined benefit pension plans cover most domestic full-time and certain part-time employees, as well as Canadian full-time employees, and certain part-time employees. Benefits under the pension plans are based upon the employee's length of service and eligible annual compensation. The Company's funding policy for the pension plans is to make annual contributions in accordance with accepted actuarial cost methods.

        The Company also provides certain health care and life insurance benefits for employees when they retire. Qualified employees may become eligible for these benefits if they retire in accordance with the Company's established retirement policy and are continuously insured under the Company's group plans or other approved plans for ten or more years prior to retirement. The Company shares the cost of the retiree medical benefits with retirees based on years of service, with the Company's share being subject to a 5% limit on annual medical cost inflation after retirement. The Company's postretirement benefit plans currently are not funded. The Company has the right to modify or terminate these plans.

        The components of net periodic cost/(benefit) for all plans for the year ended December 31, are as follows:

	Pension benefits			Postretirement benefits
(in millions)	2001	2000	1999	2001	2000	1999
Service cost	$90	$125	$155	$11	$12	$14
Interest cost	226	222	245	61	54	49
Expected return on plan assets	(344)	(331)	(358)	—	—	—
Amortization of prior service costs	(1)	(5)	(6)	(1)	(1)	(2)
Amortization of unrecognized transition obligation	2	2	(2)	—	—	—
Settlement (gain)/loss	35	—	(43)	—	—	—
Special termination benefits	—	—	—	—	—	6
Recognized net actuarial (gain) loss	(14)	(13)	2	—	(2)	(3)
Curtailment (gain)	—	(152)	—	—	(11)	—

Net periodic cost (benefit)	$(6)	$(152)	$(7)	$71	$52	$64

        In 2001, net pension benefit included a non-cash settlement charge primarily resulting from pension benefit payments made to agents in connection with the reorganization of employee agents to a single exclusive agency independent contractor program announced in 1999 (see Note 12). Settlements are expected to continue in the future.

        Pension expense in 2002 is expected to increase approximately $100 million due to the decrease in the weighted average discount rate and the reduction in the fair value of plan assets.

        In 2000, non-cash settlement and curtailment gains for pension benefits and postretirement benefits were recorded, as required, in connection with the reorganization of employee agents to a single exclusive agency independent contractor program and the termination of non-agent employees (see Note 12).

        In 2000, as a result of agent separations relating to the agent reorganization plan, the pension plan made benefit payments of $480 million to terminating agents. Net periodic pension benefit cost may include settlement charges or benefits as a result of retirees selecting lump sum distributions.

        The special termination benefits included in net periodic other post-retirement cost in 1999 reflect the incremental cost of lowering the minimum eligible retirement age requirements for certain agent programs. This action is part of the Company's 1999 restructuring plan (see Note 12). In 1999, these special termination benefits were classified in the Company's restructuring reserve. In 2000, they have been reclassified into the Company's postretirement benefit obligation.

        The Company calculates benefit obligations based upon actuarial methodologies using the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans.

        The changes in benefit obligations for all plans for the year ended December 31, are as follows:

	Pension benefits		Postretirement benefits
(in millions)	2001	2000	2001	2000
Change in benefit obligation
Benefit obligation, beginning of year	$2,813	$2,969	$785	$691
Service cost	90	125	11	12
Interest cost	226	222	61	54
Participant contributions	—	—	23	14
Plan amendments	3	—	—	—
Actuarial (gain) loss	268	395	136	77
Curtailment gain	—	(135)	—	(10)
Benefits paid	(171)	(763)	(71)	(53)
Translation adjustment and other	(4)	—	—	—

Benefit obligation, end of year	$3,225	$2,813	$945	$785

        Pension plan assets at December 31, 2001 and 2000 comprise primarily equity securities and long-term corporate and U.S. government obligations. The Company's other postretirement benefit plans currently are not funded.

        The change in pension plan assets for the year ended December 31, are as follows:

	Pension benefits
(in millions)	2001	2000
Change in plan assets
Fair value of plan assets, beginning of year	$3,506	$3,786
Actual return on plan assets	(816)	457
Employer contribution	21	26
Benefits paid	(171)	(763)
Translation adjustment	(8)	—

Fair value of plan assets, end of year	$2,532	$3,506

        Benefits paid include lump sum distributions, a portion of which may trigger settlement accounting treatment.

        The plans' funded status, which are calculated as the difference between the projected benefit obligation and plan assets for pension benefits, and the difference between the accumulated benefit obligation and plan assets for other postretirement benefits, are as follows:

	Pension benefits		Postretirement benefits
(in millions)	2001	2000	2001	2000
Funded status	$(693)	$693	$(945)	$(785)
Unamortized prior service cost	5	(2)	(18)	(19)
Unamortized transition obligation	2	4	—	—
Unrecognized net actuarial (gain)/loss	1,096	(311)	149	14
Minimum liability adjustment	(151)	—	—	—

Prepaid (accrued) benefit cost	$259	$384	$(814)	$(790)

        The $1.10 billion unrecognized net actuarial loss in 2001 reflects the effect of unfavorable equity market conditions on the value of the plan assets. Allstate amortizes its excess unrecognized net actuarial gains over the average remaining service period of active employees expected to receive benefits.

        In 2001, the Company recorded, as a reduction to Accumulated other comprehensive income, a minimum pension liability adjustment of $83 million representing the excess of the accumulated benefit obligation of the pension plan over the accrued liability, after-tax.

        Included in the accrued benefit cost of the pension benefits are certain plans with no assets and accrued benefit costs of $54 million and $58 million for 2001 and 2000, respectively.

        Assumptions used in the determination of the projected pension benefit obligation and plan assets at December 31, which were based on an October 31 measurement date, were:

	2001	2000	1999
Weighted average discount rate	7.25%	8.25%	8.00%
Rate of increase in compensation levels	4.00-5.00	4.00-5.00	4.00-5.00
Expected long-term rate of return on plan assets	9.5	9.50	9.50

        The weighted average health care cost trend rate used in measuring the accumulated postretirement benefit cost was 13.00% for 2001, gradually declining to 5.80% in 2008 and remaining at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% and 8.25% in 2001 and 2000, respectively. Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health care plans.

        A one percentage-point increase in assumed health care cost trend rates would increase the total of the service and interest cost components of net periodic benefit cost of other postretirement benefits, and the accumulated postretirement benefit obligation by $3 million and $35 million, respectively. A one percentage-point decrease in assumed health care cost trend rates would decrease the total of the service and interest cost components of net periodic benefit cost of other postretirement benefits and the accumulated postretirement benefit obligation by $7 million and $54 million, respectively.

        In late 2001, the Company made a contribution of $40 million and in 2002 the Company plans to make an additional contribution of $83 million, which should eliminate the minimum pension liability adjustment at December 31, 2002.

Profit sharing plans

        Employees of the Company, with the exception those employed by the Company's Canadian subsidiaries, AHL and Sterling, are eligible to become members of The Savings and Profit Sharing Fund of Allstate Employees ("Allstate Plan"). The Company contributions are based on the Company's matching obligation and performance. The Allstate Plan includes an ESOP to pre-fund a portion of the Company's anticipated contribution. In connection with the Allstate Plan, the Company has a note from the ESOP with a current principal balance of $138 million. The ESOP note has a fixed interest rate of 7.9% and matures in 2019.

        The Company's defined contribution to the Allstate Plan was $42 million, $62 million and $80 million in 2001, 2000 and 1999, respectively.

        These amounts were reduced by the ESOP benefit computed for the year ended December 31, as follows:

(in millions)	2001	2000	1999
Interest expense recognized by ESOP	$11	$13	$17
Less dividends accrued on ESOP shares	(19)	(25)	(23)
Cost of shares allocated	12	14	30

	4	2	24
Reduction of defined contribution due to ESOP	41	61	79

ESOP benefit	$(37)	$(59)	$(55)

        Net profit sharing expense relating to the Allstate Plan was $5 million, $3 million and $25 million for 2001, 2000 and 1999, respectively.

        The Company contributed $10 million, $44 million and $60 million to the ESOP in 2001, 2000 and 1999, respectively. At December 31, 2001, total committed to be released, allocated and unallocated ESOP shares were $1 million, $19 million and $19 million, respectively.

        Allstate also has profit sharing plans for eligible employees of its Canadian insurance subsidiaries, AHL and Sterling. Profit sharing expense for these plans is not significant.

17.    Equity Incentive Plans

        The Company has two equity incentive plans which provide the Company the authority to grant nonqualified stock options, incentive stock options and restricted or unrestricted shares of the Company's stock to certain employees and directors of the Company. A maximum of 78.1 million shares of common stock will be subject to awards under the plans, subject to adjustment in accordance with the plans' terms. At December 31, 2001 and 2000, 36.7 million and 5.7 million shares, respectively, were reserved for future issuance under these plans. To date, the Company has not issued incentive stock options. During 2001, the Company did not issue restricted stock to employees under the plan, however in 2000, the Company issued 1.4 million shares of restricted stock to employees under the plan. The restricted shares vest 50 percent after two years and 50 percent after four years. The Company records compensation expense for the restricted shares over the vesting period and as of December 31, 2001 the unamortized cost of the restricted shares is included in Deferred compensation expense as a component of Shareholders' equity.

        Options are granted under the plans at exercise prices equal to the fair value of the Company's common stock on the applicable grant date. Effective with the 1999 acquisition of AHL, fixed stock options of Allstate were exchanged for options outstanding under the previously outstanding AHL plan. The basis for the option exchange was equal to the share conversion ratio pursuant to the merger agreement. The options granted under the Allstate plans vest ratably over a three or four-year period. The options granted may be exercised when vested and will expire ten years after the date of grant.

        The change in stock options for the year ended December 31, was as follows:

(number of shares in thousands)	2001	Weighted average exercise price	2000	Weighted average exercise price	1999	Weighted average exercise price
Beginning balance	22,300	$28.67	20,380	$27.32	14,297	$24.29
Granted	6,259	41.98	5,981	26.08	6,155	35.22
AHL options exchanged	—	—	—	—	1,284	15.00
Exercised	(2,703)	18.37	(3,260)	14.12	(1,095)	14.56
Canceled or expired	(312)	33.27	(801)	34.23	(261)	38.21

Ending balance	25,544	32.96	22,300	28.67	20,380	27.32

Exercisable	12,274	30.24	11,303	26.90	11,646	21.03

Weighted average fair value (at grant date) for options granted during the year	$12.48		$6.21		$9.70

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2001, 2000 and 1999; dividend yield of 1.6%, 1.6% and 1.7%, respectively; volatility factor of 30%; risk-free interest rate of 5.22%, 5.11% and 5.99%, respectively; and expected life of six years.

        Information on the range of exercise prices for options outstanding as of December 31, 2001 is as follows:

(number of shares in thousands)	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at 12/31/2001	Weighted average exercise price	Weighted average remaining contractual life	Number exercisable at 12/31/2001	Weighted average exercise price
$ 6.11-$17.26	2,783	$13.97	3.08 years	2,783	13.97
$17.50-$27.91	6,416	25.48	7.78	2,150	24.44
$28.69-$39.50	7,483	35.53	6.98	4,833	35.77
$40.09-$50.72	8,862	42.17	8.45	2,508	42.62

	25,544	32.96	7.26	12,274	30.24

        The Company has adopted the financial disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" with respect to its employee plan. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its employee equity incentive plans. Accordingly, no compensation cost has been recognized for its employee plan as the exercise price of the options equals the market price at the grant date. Furthermore, no compensation cost was recognized on the exchange of AHL fixed stock options for Allstate replacement options in 1999 since these options are not considered to be new option grants for measurement purposes.

        The effect of recording compensation cost for the Company's employee stock-based compensation plan based on SFAS No. 123's fair value method would have reduced net income and earnings per share to the following pro forma amounts:

(in millions except per share data)	2001	2000	1999
Net income:
As reported	$1,158	$2,211	$2,720
Pro forma	1,128	2,184	2,702
Earnings per share—basic:
As reported	1.61	2.97	3.40
Pro forma	1.57	2.94	3.38
Earnings per share—diluted:
As reported	1.60	2.95	3.38
Pro forma	1.56	2.92	3.36

18.    Business Segments

        Allstate management is organized around products and services, and this structure is considered in the identification of its four reportable segments. These segments and their respective operations are as follows:

  Personal Property and Casualty ("PP&C") sells principally private passenger auto and homeowners insurance in the United States and Canada. Revenues generated outside the United States were immaterial with respect to PP&C's total revenues for the years ended December 31, 2001, 2000 and 1999. The Company evaluates the results of this segment based upon premium growth and underwriting results.

  Discontinued Lines and Coverages consists of business no longer written by Allstate, including results from environmental, asbestos and other mass tort exposures, the mortgage pool insurance business exited in 1999, and certain commercial and other business in run-off. This segment also includes the historical results of the commercial and reinsurance businesses sold in 1996. The Company evaluates the results of this segment based upon underwriting results.

  Allstate Financial markets a broad line of life insurance, investment and retirement products in the United States and other countries. Life insurance products primarily include traditional life, including term and whole life, and universal life insurance. Investment products consist of fixed annuity products, including indexed, market value adjusted and structured settlement annuities, as well as variable annuities. Revenues generated outside the United States were immaterial with respect to Allstate Financial total revenues for the years ended December 31, 2001, 2000 and 1999. The Company evaluates the results of this segment based upon invested asset growth, face amounts of policies in force and net income.

  Corporate and Other comprises holding company activities and certain non-insurance operations.

        PP&C and Discontinued Lines and Coverages together comprise Property-Liability. The Company does not allocate Property-Liability investment income, realized capital gains and losses, or assets to the PP&C and Discontinued Lines and Coverages segments. Management reviews assets at the Property-Liability, Allstate Financial, and Corporate and Other levels for decision-making purposes.

        The accounting policies of the business segments are the same as those described in Note 2. The effects of certain intersegment transactions are excluded from segment performance evaluation and therefore eliminated in the segment results.

        Summarized revenue data for each of the Company's business segments for the year ended December 31, is as follows:

(in millions)	2001	2000	1999
Revenues
Property-Liability
Premiums earned
PP&C	$22,182	$21,868	$20,103
Discontinued Lines and Coverages	15	3	9

Total premiums earned	22,197	21,871	20,112
Net investment income	1,745	1,814	1,761
Realized capital gains and losses	(133)	506	948

Total Property-Liability	23,809	24,191	22,821
Allstate Financial
Premiums and contract charges	2,230	2,205	1,623
Net investment income	2,968	2,715	2,260
Realized capital gains and losses	(227)	(40)	193

Total Allstate Financial	4,971	4,880	4,076
Corporate and Other
Service fees	43	8	18
Net investment income	83	104	91
Realized capital gains and losses	2	(41)	(29)

Total Corporate and Other before reclassification of service fees	128	71	80
Reclassification of service fees (1)	(43)	(8)	(18)

Total Corporate and Other	85	63	62

Consolidated Revenues	$28,865	$29,134	$26,959

(1)
For presentation in the Consolidated Statement of Operations, service fees of the Corporate and Other segment are reclassified to Operating costs and expenses.

        Summarized financial performance data for each of the Company's reportable segments for the year ended December 31, is as follows:

(in millions)	2001	2000	1999
Income from operations before income taxes and other items
Property-Liability
Underwriting (loss) income
PP&C	$(627)	$187	$576
Discontinued Lines and Coverages	(24)	(14)	(49)

Total underwriting (loss) income	(651)	173	527
Net investment income	1,745	1,814	1,761
Realized capital gains and losses	(133)	506	948
(Loss) gain on disposition of operations	(63)	—	10

Property-Liability income from operations before income taxes and cumulative effect of change in accounting for derivative and embedded derivative financial instruments	898	2,493	3,246
Allstate Financial
Premiums and contract charges	2,230	2,205	1,623
Net investment income	2,968	2,715	2,260
Realized capital gains and losses	(227)	(40)	193
Contract benefits	3,404	3,190	2,578
Operating costs and expenses	1,006	970	751

Allstate Financial income from operations before income taxes and cumulative effect of change in accounting for derivative and embedded derivative financial instruments	561	720	747
Corporate and Other
Service fees (1)	43	8	18
Net investment income	83	104	91
Realized capital gains and losses	2	(41)	(29)
Operating costs and expenses	302	237	166

Corporate and Other loss from operations before income taxes and dividends on preferred securities	(174)	(166)	(86)

Consolidated income from operations before income taxes and other items	$1,285	$3,047	$3,907

(1)
For presentation in the Consolidated Statement of Operations, service fees of the Corporate and Other segment are reclassified to Operating costs and expenses.

        Additional significant financial performance data for each of the Company's reportable segments for the year ended December 31, are as follows:

(in millions)	2001	2000	1999
Amortization of deferred policy acquisition costs
PP&C	$3,060	$3,008	$2,908
Allstate Financial	402	450	374

Consolidated	$3,462	$3,458	$3,282

Income tax expense
Property-Liability	$(31)	$630	$934
Allstate Financial	192	251	262
Corporate and Other	(88)	(86)	(48)

Consolidated	$73	$795	$1,148

        Interest expense is primarily incurred in the Corporate and Other segment. Capital expenditures for long-lived assets are generally made in the PP&C segment. A portion of these long-lived assets are utilized by entities included in the Allstate Financial and Corporate and Other segments, and accordingly, are charged expenses in proportion to their use.

        Summarized data for total assets and investments for each of the Company's reportable segments as of December 31, are as follows:

At December 31,	2001	2000	1999
(in millions)
Assets
Property-Liability	$42,182	$42,721	$41,416
Allstate Financial	65,706	61,136	53,200
Corporate and Other	1,287	951	3,503

Consolidated	$109,175	$104,808	$98,119

Investments
Property-Liability	$32,446	$32,956	$32,943
Allstate Financial	46,066	40,254	34,444
Corporate and Other	1,364	1,273	2,258

Consolidated	$79,876	$74,483	$69,645

19.    Other Comprehensive Income

        The components of other comprehensive income on a pretax and after-tax basis for the year ended December 31, are as follows:

	2001			2000			1999
(in millions)	Pretax	Tax	After- tax	Pretax	Tax	After- tax	Pretax	Tax	After- tax
Unrealized capital gains and losses:
Unrealized holding (losses) gains arising during the period	$(570)	$199	$(371)	$1,337	$(468)	$869	$(1,507)	$527	$(980)
Less: reclassification adjustment	(264)	92	(172)	397	(139)	258	993	(348)	645

Unrealized net capital (losses) gains	(306)	107	(199)	940	(329)	611	(2,500)	875	(1,625)
Cumulative effect of change in accounting for derivative and embedded derivative financial instruments	8	(3)	5	—	—	—	—	—	—
Net gains on derivative instruments arising during the period	3	(1)	2	—	—	—	—	—	—
Less: reclassification adjustment for derivative instruments	(2)	1	(1)	—	—	—	—	—	—

Unrealized net capital (losses) gains and net gains on derivative instruments	(293)	102	(191)	940	(329)	611	(2,500)	875	(1,625)
Unrealized foreign currency translation adjustments:	17	(6)	11	(46)	16	(30)	22	(8)	14
Unrealized minimum pension liability adjustments:	(128)	45	(83)	—	—	—	—	—	—

Other comprehensive (loss) income	$(404)	$141	$(263)	$894	$(313)	$581	$(2,478)	$867	$(1,611)

20.    Quarterly Results (unaudited)

        (in millions except per share data)

	First quarter		Second quarter		Third quarter		Fourth quarter
	2001	2000	2001	2000	2001	2000	2001	2000
Revenues	$7,131	$7,286	$7,203	$7,183	$7,173	$7,445	$7,358	$7,220
Income before dividends on preferred securities and cumulative effect of change in accounting for derivative and embedded derivative financial instruments	519	572	177	470	236	654	280	556
Net income	500	561	168	459	226	644	264	547
Earnings per share
Basic	.69	.73	.23	.62	.32	.87	.37	.75
Diluted	.68	.73	.23	.61	.32	.87	.37	.74

Independent Auditors' Report

TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF THE ALLSTATE CORPORATION:

        We have audited the accompanying Consolidated Statements of Financial Position of The Allstate Corporation and subsidiaries as of December 31, 2001 and 2000, and the related Consolidated Statements of Operations, Comprehensive Income, Shareholders' Equity and Cash Flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Allstate Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Chicago, Illinois
February 20, 2002

THE ALLSTATE CORPORATION C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

 VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

 VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Allstate Corporation, c/o Proxy Services, P.O. Box 9112, Farmingdale, NY 11735.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ALLST1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD/VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

THE ALLSTATE CORPORATION
The Board of Directors recommends a vote "FOR" all Nominees for Director.
1.	Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
Nominees:
	(1) F. Duane Ackerman (2) James G. Andress (3) Edward A. Brennan (4) W. James Farrell (5) Jack M. Greenberg (6) Ronald T. LeMay (7) Edward M. Liddy	(8) Michael A. Miles (9) J. Christopher Reyes (10) H. John Riley, Jr. (11) Joshua I. Smith (12) Judith A. Sprieser (13) Mary Alice Taylor	☐	☐	☐
The Board of Directors recommends a vote FOR Item 2.		For	Against	Abstain	The Board of Directors recommends a vote "AGAINST" Items 3 and 4.		For	Against	Abstain
2.	Appointment of Deloitte & Touche LLP as independent auditors for 2002.	☐	☐	☐	3.	Provide cumulative voting for Board of Directors.	☐	☐	☐
					4.	Redeem or submit the shareholder rights plan to a shareholder vote.	☐	☐	☐

The undersigned acknowledges receipt of The Allstate Corporation's 2001 Annual Report and Notice of Annual Meeting and Proxy Statement dated March 25, 2002. The undersigned hereby revokes any instructions previously given to vote the shares represented by this Proxy Card.
Please sign exactly as name appears hereon. Joint Owners should each sign. Where applicable, indicate official position or representative capacity.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

The Allstate Corporation stockholders can now vote their shares over the telephone or the Internet. This eliminates the need to return the proxy card.

To vote your shares over the telephone or the Internet you must have your proxy card and Social Security Number available. The Control Number that appears on the reverse side, just above the perforation, must be used in order to vote by telephone or over the Internet. These systems can be accessed 24 hours a day, seven days a week up until 11:59 p.m. Eastern Time the day prior to the meeting.

1.
To vote over the telephone:
On a touch-tone telephone call 1-800-690-6903.

2.
To vote over the Internet:
Log on to the Internet and go to the web site http://www.proxyvote.com/all.

Your vote over the telephone or the Internet is effective in the same manner as if you marked, signed, dated and returned your proxy card.

If you choose to vote your shares over the telephone or the Internet, there is no need for you to mail back your proxy card.

Your vote is important. Thank you for voting.

(See reverse side for Voting Instructions)

The Allstate Corporation
Proxy Card Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes Edward A. Brennan, Michael A. Miles, H. John Riley, Jr. and Joshua I. Smith to vote the shares of common stock of The Allstate Corporation represented by this Proxy Card that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 16, 2002 and at any adjournments thereof. The authority conferred by this Proxy Card shall be exercised by a majority of these persons present and acting at the meeting or, if only one of them is present, by that person. Each such person has the authority to designate a substitute to act for him. These persons are authorized to vote such shares on the matters shown, and in the manner directed, on the reverse hereof and in their discretion on any other matters that may properly come before the meeting.

Except as specified on the reverse side, the shares represented by this Proxy Card will be voted FOR all nominees listed on the reverse, FOR Item 2 and AGAINST Items 3 and 4.

The Board of Directors Recommends a Vote
"FOR" all Nominees for Director and "FOR" Item 2
and
"AGAINST" Items 3 and 4.

THE ALLSTATE CORPORATION C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. Eastern Time on May 11, 2002. Have your voting instruction form in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

 VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. Eastern Time on May 11, 2002. Have your voting instruction form in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

 VOTE BY MAIL
Mark, sign, and date your voting instruction form and return it in the postage-paid envelope we have provided or return it to The Allstate Corporation, c/o Proxy Services, P.O. Box 9112, Farmingdale, NY 11735.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ALLST1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

THE ALLSTATE CORPORATION
The Board of Directors recommends a vote "FOR" all Nominees for Director.
1.	Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
Nominees:
	(1) F. Duane Ackerman (2) James G. Andress (3) Edward A. Brennan (4) W. James Farrell (5) Jack M. Greenberg (6) Ronald T. LeMay (7) Edward M. Liddy	(8) Michael A. Miles (9) J. Christopher Reyes (10) H. John Riley, Jr. (11) Joshua I. Smith (12) Judith A. Sprieser (13) Mary Alice Taylor	☐	☐	☐
The Board of Directors recommends a vote FOR Item 2.		For	Against	Abstain	The Board of Directors recommends a vote "AGAINST" Items 3 and 4.		For	Against	Abstain
2.	Appointment of Deloitte & Touche LLP as independent auditors for 2002.	☐	☐	☐	3.	Provide cumulative voting for Board of Directors.	☐	☐	☐
					4.	Redeem or submit the shareholder rights plan to a shareholder vote.	☐	☐	☐

The undersigned acknowledges receipt of The Allstate Corporation's 2001 Annual Report and Notice of Annual Meeting and Proxy Statement dated March 25, 2002. The undersigned hereby revokes any instructions previously given to vote the shares represented by this Proxy Card.
Please sign exactly as name appears hereon. Joint Owners should each sign. Where applicable, indicate official position or representative capacity.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

The Allstate Corporation stockholders can now vote their shares over the telephone or the Internet. This eliminates the need to return the voting instruction card.

To vote your shares over the telephone or the Internet you must have your voting instruction form and Social Security Number available. The Control Number that appears on the reverse side, just above the perforation, must be used in order to vote by telephone or over the Internet. These systems can be accessed 24 hours a day, seven days a week up until 5:00 p.m. Eastern Time on May 11, 2002.

1.
To vote over the telephone:
On a touch-tone telephone call 1-800-690-6903.

2.
To vote over the Internet:
Log on to the Internet and go to the web site http://www.proxyvote.com/all.

Your vote over the telephone or the Internet is effective in the same manner as if you marked, signed, dated and returned your voting instruction form.

If you choose to vote your shares over the telephone or the Internet, there is no need for you to mail back your voting instruction form.

Your vote is important. Thank you for voting.

(See reverse side for Voting Instructions)

Voting Instruction Form
Solicited on Behalf of the Board of Directors
of The Allstate Corporation

As a participant in The Savings and Profit Sharing Fund of Allstate Employees (the "Plan") you have the right to instruct the Trustee on how you want the shares allocated to your Plan account to be voted on the four items listed on the reverse side and more fully described in the enclosed Notice of Annual Meeting and Proxy Statement. If you wish to vote the Allstate shares allocated to your Plan account, you cannot do so in person. You must use this voting instruction form or submit your voting instructions via the telephone or Internet.

If you return a signed voting instruction form or submit your voting instructions via the telephone or Internet on a timely basis, the Trustee shall vote as instructed for all Allstate common shares allocated to your Plan account unless to do so would be inconsistent with the Trustee's duties. If you do not return your signed voting instruction form or provide telephonic or Internet voting instructions on a timely basis for the shares allocated to your profit sharing account, those shares will be considered "unvoted". If you return a signed voting instruction form but do not indicate how your shares should be voted on a matter, the shares represented by your signed voting instruction form will be voted as the Board of Directors recommends. The Trustee will vote all unvoted and all unallocated shares held by the Plan as follows: if the Trustee receives instructions on a timely basis for at least 50% of the votable shares in the Plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the Trustee's duties. If the Trustee receives instructions for less than 50% of the votable shares, the Trustee shall vote all unvoted and unallocated shares in its sole discretion. However, the Trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

Please mark, sign and date this voting instruction form in accordance with the instructions therein, and return it to the tabulation agent in the enclosed envelope or submit your voting instructions via the telephone or the Internet. We cannot give assurance that voting instruction forms received later than 5:00 p.m., Eastern Time, on May 11, 2002 will be honored.

Allstate and the Trustee have instructed the tabulation agent to keep your voting instructions strictly confidential.

Very truly yours,

THE NORTHERN TRUST COMPANY AS TRUSTEE
OF THE SAVINGS AND PROFIT SHARING FUND OF
ALLSTATE EMPLOYEES

QuickLinks

Proxy and Voting Information
Item 1 Election of Directors
Nominees
Meetings of the Board and Board Committees
Functions of Board Committees
Compensation Committee Interlocks and Insider Participation
Directors' Compensation and Benefits
Security Ownership of Directors and Executive Officers
Security Ownership of Certain Beneficial Owners
Item 2 Ratification of Appointment of Independent Public Accountants
Item 3 Stockholder Proposal on Cumulative Voting
Item 4 Stockholder Proposal Concerning the Rights Plan
Executive Compensation
Summary Compensation Table
Option/SAR Grants in 2001
Option Exercises in 2001 and Option Values on December 31, 2001
Long-Term Incentive Plan Awards in 2001
Pension Plans
Change of Control Arrangements
Compensation and Succession Committee Report
AUDIT COMMITTEE REPORT
Stock Performance Graph
Section 16(a) Beneficial Ownership Reporting Compliance
Certain Transactions
Other Matters
Stockholder Proposals for Year 2003 Annual Meeting
Proxy Solicitation
Appendix A
THE AUDIT COMMITTEE CHARTER
Appendix B
Executive Officers
Appendix C
11-Year Summary of Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
THE ALLSTATE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
THE ALLSTATE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
THE ALLSTATE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
THE ALLSTATE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
THE ALLSTATE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
Notes to Consolidated Financial Statements
Independent Auditors' Report